Exhibit 28.23


                     Appraisal of Northeast Business Campus

                               at December 1, 1995

                                APPRAISAL REPORT

                                     OF THE
                            NORTHEAST BUSINESS CAMPUS
                                 CORPORATE DRIVE
                         COLUMBUS, FRANKLIN COUNTY, OHIO

                                      AS OF
                                DECEMBER 1, 1995














                                   PHOTOGRAPH















                                  PREPARED FOR

                             MS. JULIE C. TYLER, MAI
                         MANAGER, REAL ESTATE VALUATIONS
                   UNITED STATES FIDELITY AND GUARANTY COMPANY
                                 P. O. BOX 1138
                            BALTIMORE, MD 21203-1138

March 4, 1996



Ms. Julie C. Tyler, MAI
Manager, Real Estate Valuations
United States Fidelity and Guaranty Company
P. O. Box 1138
Baltimore, MD  21203-1138

Re:    Northeast Business Campus ("NEBC")
       Corporate Drive
       Columbus, Franklin County, Ohio

Ms. Tyler:

In accordance with the engagement letter dated November 28, 1995, I have appraised the Northeast Business Campus. The purpose of this appraisal is to estimate the leased fee interest in the subject. The "as is" market value estimate also reflects the market value of the property at stabilized occupancy. This complete, self-contained report is to be used in conjunction with your internal decision-making process in regard to the Right of Presentment for the "Fund". The date as of which the value estimate shall apply is December 1, 1995, which is also the date of my initial property inspection; the property was re-inspected on December 4, 1995. The appraisal reflects market conditions as of the date of the initial property inspection.

The subject is located within the southeast quadrant of East Dublin-Granville Road (State Route 161) and Westerville Road (a.k.a. Columbus-Wooster Road or State Route 3) in Columbus, Franklin County, Ohio. The improvements consist of five office and office/warehouse buildings containing a total of 180,472 rentable square feet. The structures are situated on a total of 20.143 acres. A complete description of the property is stated in the accompanying sections of this report. Your attention is called to the Standard and Special Conditions and Certification sections of this report.

Subject to all conditions and explanations contained herein and in the subsequent report, it is my opinion that the current market value of the leased fee interest in Buildings 1 through 5 of the Northeast Business Campus, expressed in financial terms equivalent to cash, as of December 1, 1995, is:

                                     Nine Million Five Hundred Thousand Dollars
                                                     $9,500,000

Ms. Julie C. Tyler, MAI
March 4, 1996
Page





The accompanying prospective financial analysis is based on estimates and assumptions developed in connection with the appraisal. Some assumptions, however, may not materialize, and unanticipated events and circumstances may occur; therefore, actual results achieved during the period covered by the prospective financial analysis may vary from the estimates and the variations may be material. Further, the appraiser has not been engaged to evaluate the effectiveness of management, and is not responsible for future marketing efforts and other management actions upon which actual results will depend.

This report, the final estimates of value, and the prospective financial analysis are intended solely for your information and assistance for the function stated and should not be relied upon for any other purpose. Neither this report nor any of its contents nor any reference to the appraiser or PINNACLE ASSOCIATES, INC. may be included or quoted in any document, offering circular or registration statement, prospectus, sales brochure, other appraisal, or other agreement without PINNACLE ASSOCIATES, INC.'S prior written approval of the form and context in which it appears. Steven R. Reynolds, MAI has received general appraisal certification from the State of Ohio.

Respectfully submitted,

PINNACLE ASSOCIATES, INC.




Steven R. Reynolds, MAI
President

                                                  Appraisal Report
                                                       of the
                                              Northeast Business Campus
                                                   Corporate Drive
                                           Columbus, Franklin County, Ohio


Table of Contents


I.  Introduction
         Special Conditions................................................I-1
         Standard Conditions...............................................I-2
         Executive Summary.................................................I-5
         Purpose and Function of the Appraisal.............................I-9
         Legal Interest Appraised..........................................I-9
         Effective Date of Valuation.......................................I-9
         Definition of Value...............................................I-9
         Extent of the Data-Gathering Process (Scope of the Appraisal)....I-10
         History of the Subject...........................................I-12
         Exposure Time and Marketing Period...............................I-12
         Competency of Appraiser..........................................I-13

II.  Descriptive Data
         Regional Analysis................................................II-1
         Neighborhood Analysis............................................II-9
         Property Description............................................II-13
         Real Estate Taxes...............................................II-32

III.  Market Analysis
         Introduction....................................................III-1
         National Office Market Overview.................................III-1
         Metropolitan Columbus Office Market Overview....................III-5
         Competing Property Analysis....................................III-15
         Conclusion.....................................................III-45

IV.  Highest and Best Use
         Introduction.....................................................IV-1
         Highest and Best Use As Vacant...................................IV-2
         Highest and Best Use As Improved.................................IV-3

V.  Income Capitalization Approach
         Introduction......................................................V-1
         Revenue Analysis..................................................V-2
         Operating Expense Analysis........................................V-3
         Net Operating Income.............................................V-14
         Capital Expense Analysis.........................................V-14
         Discounted Cash Flow Analysis....................................V-23
         Conclusion.......................................................V-29

VI.  Sales Comparison Approach
         Introduction.....................................................VI-1
         Office Market Sales Data.........................................VI-1
         Office Market Sales Analysis....................................VI-36
         Conclusion......................................................VI-40

VII.  Cost Approach
         Introduction....................................................VII-1
         Site Valuation..................................................VII-1
         Improvement Valuation..........................................VII-16
         Conclusion.....................................................VII-20

VIII.  Reconciliation...................................................VIII-1

IX.  Certification........................................................IX-1

Addenda
         Legal Descriptions.........................................Addendum I
         Qualifications............................................Addendum II
         Engagement Letter........................................Addendum III
         Evidence of State Appraisal Certification.................Addendum IV
         Project Data...............................................Addendum V
         Marshall Cost Calculations................................Addendum VI
         Floor Plans..............................................Addendum VII
         M-2 Zoning Text.........................................Addendum VIII

                            APPRAISAL REPORT SUMMARY

                        (INFORMATION DEEMED CONFIDENTIAL)

Section I

Introduction







Special Conditions

Detailed building specifications and measurements were not made available to the appraiser. The descriptions and dimensions contained herein are believed to be generally accurate; however, my analyses and conclusions may need to be amended if it is determined that the resulting estimated information is inaccurate.

Standard Conditions

The following Standard Conditions apply to all real estate appraisals performed by PINNACLE ASSOCIATES, INC.

Appraisal reports are technical documents addressed to the specific technical needs of clients. Casual readers are cautioned about the limitations of such reports, and are cautioned against possible misinterpretation of the information contained therein. Any reader of a report issued by PINNACLE ASSOCIATES, INC. should understand that an appraisal is not: 1) a land survey; 2) an engineering or property inspection report; 3) an environmental site assessment; 4) a title policy; 5) a regulatory-compliance survey; or 6) an evaluation of the competency or effectiveness of any management or ownership entity.

Appraisals are performed and written reports are prepared by, or under the supervision of, members of the Appraisal Institute in accordance with the Institute's Standards of Professional Practice and Code of Professional Ethics.

Appraisal reports may contain prospective financial information, estimates, or opinions to represent the appraiser's view of reasonable expectations at a particular point in time, but such information, estimates, or opinions are not offered as predictions or as assurances that a particular level of income or profit will be achieved, that events will occur, or that a particular price will be offered or accepted. Actual results achieved during the period covered by the prospective financial analyses will vary from those described in the report, and the variations may be material.

The report and the final estimate of value and prospective financial analyses included in it are intended for the information of the person or persons to whom they are addressed, solely for the purposes stated and should not be relied upon for any other purpose. Neither the report, nor its contents, nor any reference to the appraiser or PINNACLE ASSOCIATES, INC. may be included or quoted in any offering circular or registration statement, prospectus, sales brochure, other appraisal, or other agreement or document without the appraiser's prior written permission. Permission will be granted only upon meeting certain conditions.

Information furnished by others is presumed to be reliable, and where so specified in the report, has been verified; but no responsibility, whether legal or otherwise, is assumed for its accuracy, and it cannot be guaranteed as being certain. No single item of information was completely relied upon to the exclusion of other information.

Appraisal assignments are accepted with the understanding that there is no obligation to furnish services after completion of the original assignment. If the need for subsequent services related to an appraisal assignment (for example, testimony, updates, conferences, reprint or copy services) is contemplated, special arrangements acceptable to PINNACLE ASSOCIATES, INC. must be made in advance.

No significant change is assumed in the supply and demand patterns indicated in the report. The appraisal assumes market conditions as observed as of the current date of the market research stated in the letter of transmittal. These market conditions are believed to be correct; however, the appraiser assumes no liability should market conditions materially change because of unusual or unforeseen circumstances.

The valuation applies only to the property described and for the purpose so stated and should not be used for any other purpose. Any allocation of total price between land and the improvements as shown is invalidated if used separately or in conjunction with any other report.

Neither the report nor any portions thereof (especially any conclusions as to value, the identity of the appraiser or PINNACLE ASSOCIATES, INC., or any reference to the Appraisal Institute or the MAI designation) shall be disseminated to the public through public relations media, news media, sales media or any other public means of communication without the prior written consent and approval of the appraiser and PINNACLE ASSOCIATES, INC.

The date of the valuation to which the value estimate conclusions apply is set forth in the letter of transmittal and within the body of the report. The value is based on the purchasing power of the United States dollar as of that date.

It is strongly recommended that the reader should rely upon only authorized copies of this report. Authorized copies are printed on recycled grey paper and contain original PINNACLE ASSOCIATES, INC. letterhead that is printed with grey and plum ink. All original signatures are in blue ink. Any copy that does not have the above is unauthorized and may have been altered. If the reader is uncertain as to the authenticity of this report, please contact PINNACLE ASSOCIATES, INC. at 614-486-8911.

It should be specifically noted by any prospective mortgagee that the appraisal assumes that the property will be competently managed, leased, and maintained by financially sound owners over the expected period of ownership. This appraisal engagement does not entail an evaluation of management's or owner's effectiveness, nor is the appraiser responsible for future marketing efforts and other management or ownership actions upon which actual results will depend.

No opinion is rendered as to property title, which is assumed to be good and marketable. Unless otherwise stated, no consideration is given to liens or encumbrances against the property. Sketches, maps, photos, or other graphic aids included in appraisal reports are intended to assist the reader in ready identification and visualization of the property, and are not intended for technical purposes.

It is assumed that legal, engineering, or other professional advice, as may be required, has been or will be obtained from professional sources and that the appraisal report will not be used for guidance in legal or technical matters such as, but not limited to, the existence of encroachments or easements, or other discrepancies affecting the legal description of the property.

It is assumed that there are no concealed or dubious conditions of the subsoil or subsurface waters including water table and flood plain, unless otherwise noted. The appraiser further assumes that the property will not operate in violation of any applicable government regulations, codes, ordinances, or statutes unless specifically referred to in the report.

In the absence of competent technical advice to the contrary, it is assumed that the property being appraised is not adversely affected by concealed or unapparent hazards such as, but not limited to, asbestos, hazardous or contaminated substances, toxic waste, or radioactivity.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. The appraiser has not conducted a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property, together with a detailed analysis of the requirements of the ADA, could reveal that the property is not in compliance with one or more of the requirements of the Act. If so, this fact could have a negative effect upon the value of the property. Since compliance matches each owner's financial ability with the cost to cure the property's potential physical characteristics, the appraiser cannot comment on compliance with the ADA. Given that compliance can change with each owner's financial ability to cure non-accessibility, the value of the subject does not consider non-compliance. A specific study of the owner's (or prospective owner's) financial ability and the cost to cure any deficiencies would be needed for the Department of Justice to determine compliance.

Executive Summary

Property Identification Northeast Business Campus


Property Location                                  3592 Corporate Drive (NEBC 1)
                                                   3660 Corporate Drive (NEBC 2)
                                                   3681 Corporate Drive (NEBC 3)
                                                   3711 Corporate Drive (NEBC 4)
                                                   3700 Corporate Drive (NEBC 5)
                                          Columbus, Franklin County, Ohio  43231

Type of Value                                                       Market Value

Legal Interest Appraised                                     Leased Fee Interest

Owner of Property                               USF&G/Legg Mason Realty Partners

Pertinent Dates:
        Effective Date of Valuation                             December 1, 1995
        Dates of Inspection                                     December 1, 1995
                                                            and December 4, 1995


Appraiser's Comments: The subject is located near the suburb of Westerville in northeast Columbus, Franklin County, Ohio. The site has frontage along State Route 161, although access is not direct; consequently, vehicular ingress/egress can be difficult.

Westerville is considered to be a desirable, but not a stellar, location. The Westerville office submarket is experiencing healthy occupancy and minimal amounts of build-to-suit and speculative construction. Other suburban markets, such as Dublin and Worthington, are considered to be more desirable office environments.

Northeast Business Campus' location is negatively impacted by other improvements in its immediate neighborhood. The neighborhood also has limited ancillary amenities such as restaurants, hotels, and quality shopping.

The subject's improvements are very competitive with the rent comparables in terms of quality, age, tenant finish, and overall appeal; however, the subject must often rely primarily upon price to attract tenants. This appears to have been the case with CIGNA, the subject's largest tenant, who was looking for a low-cost alternative to their previous (extravagant and costly) location. The image of the park might be enhanced by increasing permanent signage along Corporate Drive and State Route 161.

Three of the subject's buildings - NEBC 1, NEBC 2, and NEBC 5 - are 100% office. the remaining two buildings are office/warehouse buildings with a relatively higher percentage of office finish. Given that the office/warehouse buildings are in an office park environment, they are able to attract office tenants who need limited warehouse space and who desire a non-industrial atmosphere. The subject is considered to more closely resemble a suburban office property, as opposed to an office/warehouse property. The subject's office/warehouse properties tend to be positively impacted by their proximity to the subject's office properties. Conversely, the subject's office properties appear to be impacted in a slightly negative manner by their proximity to the subject's office/warehouse properties.

                                                                       Northeast Business Campus
                                                                    Summary of Facts and Conclusions

                                 Building 1        Building 2        Building 3      Building 4       Building 5          Total
                               3592 Corporate   3660 Corporate     3681 Corporate  3711 Corporate  3700 Corporate
                                   Drive             Drive             Drive           Drive            Drive
Subject's Physical Attributes:

Property Type                      Office            Office            Office            Office        Office
                                                                      /Warehouse       /Warehouse
Site Area (acres)                   3.536             3.289             1.894           2.043            9.381            20.143

Net Rentable Area (square          31,105            31,105            23,545          23,717            71,000          180,472
feet)

Approximate Age                     1981              1981              1981            1981             1983

Occupancy                           62.5%            100.0%            100.0%          100.0%            92.5%            90.6%

Zoning                             M-2,              M-2,              M-2,            M-2,             M-2,
                               Manufacturing     Manufacturing     Manufacturing   Manufacturing    Manufacturing
Highest and Best Use:

As Though Vacant               Develop with an   Develop with      Develop with    Develop with     Develop with
                               an office/        an office/        an office/      an office/       an office/
                               warehouse         warehouse         warehouse       warehouse        warehouse
                               building with     building with     building with   building with    building with
                               a high            a high            a high          a high           a high
                               percentage of     percentage of     percentage of   percentage of    percentage of
                               office finish.    office finish.    office finish.  office finish.   office finish.

As Improved                    Its current use   Its current use   Its current use Its current use  Its current use

Census Tract / Block               71.13 / 3         71.13 / 3         71.13 / 3       71.13 / 3        71.13 / 3        71.13 / 3

Indications of Value:


Sales Comparison Approach    $1,550,000          $1,550,000       $1,050,000       $1,050,000    $3,700,000       $8,900,000
                                 to                  to               to               to            to               to
                             $1,700,000          $1,700,000       $1,150,000       $1,150,000    $4,000,000       $9,700,000

                                                                       Northeast Business Campus
                                                                    Summary of Facts and Conclusions

                              Building 1        Building 2       Building 3       Building 4          Building 5           Total
                           3592 Corporate     3660 Corporate   3681 Corporate  3711 Corporate        3700 Corporate
                              Drive                 Drive          Drive           Drive               Drive
Income Capitalization
Approach:

  Discounted Cash             $1,450,000        $1,730,000       $1,080,000       $1,080,000          $3,950,000         $9,300,000
Flow      Analysis                                                                                                       (rounded)

  Analysis Period              10 years          10 years         10 years         10 years            10 years

  Income Growth                  3.5%              3.5%             3.5%             3.5%                3.5%
Rate        Assumption

  Expense Growth Rate            4.0%              4.0%             4.0%             4.0%                4.0%
Assumption

  Discount Rate                 13.0%             12.5%            13.0%            13.0%               12.0%

  Reversion                     10.5%             10.5%            10.5%            10.5%               10.5%
Capitalization   Rate

  Implied                        9.1%             14.5%            13.1%            10.6%               10.0%            11.1%
Going-in
Capitalization Rate
-        Year 1

Cost Approach                 $1,500,000        $1,510,000        $920,000         $930,000           $5,160,000        $10,000,000
  Land Value                   $320,000          $300,000         $150,000         $160,000            $840,000          $1,770,000

Final Estimate of Value       $1,600,000        $1,700,000       $1,100,000       $1,100,000          $4,000,000         $9,500,000

Value Estimate/SF (NRA)           $51               $55              $47              $46                 $56               $53

Purpose and Function of the Appraisal

The purpose of this appraisal is to estimate the current market value of the defined legal interest in the subject. The function of this complete, self-contained report is to provide an estimate of the current market value of the subject for use in conjunction with your internal decision-making process.


Legal Interest Appraised

The legal interest appraised herein is a leased fee interest and is defined as follows:

         An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease.1


Effective Date of Valuation

The date as of which the current value estimate shall apply is December 1, 1995, which is also the date of my initial property inspection. The appraisal reflects market conditions as of the date of the initial property inspection.


Definition of Value

Market value is the major focus of most real property appraisal assignments. Both economic and legal definitions of market value have been developed and refined. A current economic definition of market value can be stated as follows:

         The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:


Appraisal Institute, The Dictionary of Real Estate Appraisal, 3rd Edition, 1993,
p. 204.

         1.   buyer and seller are typically motivated;

         2. both parties are well informed or well advised, and acting in what they consider their best interests;

         3.   a reasonable time is allowed for exposure in the open market;

         4. payment is made in terms of cash in United States dollars or in terms of financial arrangements comparable thereto; and

         5. the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. 2


Extent of the Data-Gathering Process (Scope of the Appraisal)

The appraiser has made a number of independent investigations and analyses in fulfilling the requirements to complete this appraisal. The following discussion describes the extent of the process of collecting, confirming, and reporting data. Pursuant to the client's request, the appraiser has reported the analysis and data in a complete, self-contained, narrative report format.

In conducting this investigation and analysis, the appraiser has relied on data retained in Pinnacle's office which is updated regularly for use in all assignments. The local Chamber of Commerce and various government planning agencies were contacted for demographic data, land use policies and trends, growth estimates, and employment data. Neighborhood data were supplemented by a physical inspection of the defined area.

The subject was physically inspected, although only a sampling of areas was made. Information regarding zoning, utilities, and other limitations on site utilization were obtained through the appropriate agencies.

A diligent search for comparable data was conducted. Data were obtained from both public and private sources. In the case of comparable sales data, an attempt was made to contact buyers, sellers, or a knowledgeable third party to verify the transaction data and ensure that the sales were transacted at arm's length. Unless otherwise noted, all comparable sales were verified. Comparable leasing information was verified by the involved parties or a knowledgeable third party such as a leasing agent. This appraisal engagement has been conducted using applicable standard appraisal techniques and in conformity with: the requirements of the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute; Society National Bank's Commercial Real Estate Appraisal Documentary Standards for Complete Appraisals; the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) of 1989; and the Uniform Standards of Professional Appraisal Practice (USPAP) 1995 Edition.


Uniform Standards of Professional Appraisal Practice, 1994 Edition, Page 7.



The scope of this appraisal includes obtaining estimates by the Income Capitalization Approach, the Sales Comparison Approach, and the Cost Approach to estimate the current market value of the subject. The value indications by the analyses were then reconciled into a final estimate of value for the subject. In the final reconciliation, the analysis weighted the relative significance, reliability and applicability of each analysis as it pertained to the market value of the subject.

The value estimate derived from the Income Capitalization Approach was based primarily upon the probable operating experience of the property relative to gross operating revenues, typical expense levels, and resultant net income. Estimates of operating revenues and expense levels were also estimated based on the operating history of similar properties.

A second indication of value was provided through the Sales Comparison Approach by direct comparison with recent market sales. These sales involve similar or reasonably comparable properties. Adjustments to the sale prices were made as they related to the subject, based upon various dissimilar investment features.

In the Cost Approach, the cost to replace the improvements is estimated. The result is combined with the estimated value of the underlying land. This approach is applicable when each component is independently measurable and when the sum of all components is believed to reflect value. The approach is not applicable to unimproved land or obsolete improvements and it is considered unreliable when applied to aged improvements due to the subjective estimates of depreciation. Most investors today do not place emphasis on the Cost Approach for existing properties, although it is typically applicable to proposed or recently-constructed improvements.

The definition of market value presented above discusses the conditions of a market where buyers and sellers are acting freely and are not under duress. Within the valuation process, the appraiser has attempted to balance buyer and seller perspectives in the consideration of assumptions and rates. This has been done by evaluating available market data and available surveys. In addition, the appraiser has also spoken with active market participants. The primary emphasis of this research was to discover differences in valuation criteria from a buyer's versus a seller's perspective. The results provide support for analysis bases such as capitalization rates.

History of the Subject

According to the Franklin County Recorder's Office, the subject site is currently owned by USF&G/Legg Mason Realty Partners who acquired the property on November 8, 1988. The indicated purchase price was $13,430,000. Public records indicate no transactions involving the subject after this transaction. According to the property management company, there are no current listings to sell, purchase agreements, or offers to purchase the subject.


Exposure Time and Marketing Period

The concept of exposure time is historical in nature and is presumed to have occurred prior to the effective date of appraisal. Alternatively, marketing period occurs after the effective date of the appraisal and may or may not be directly related to the value presented. The actual sale price could increase, decrease, or remain static during the marketing period depending upon market conditions and the type of property being appraised.

Korpacz Real Estate Investor Survey, Third Quarter, 1995 reports that the average marketing time for all markets including industrial, office, apartments, and retail is approximately 10.24 months. The national average for suburban office is approximately 12 months, down slightly from an indication of 12.8 months reported during the previous quarter. This data is consistent with the appraiser's own findings.

There are indications that traditional institutional investors are slowly returning to the real estate market with the intent of purchasing quality assets at market values. That is to say, they are not necessarily searching only for motivated sellers and distressed properties.

Since most investors' perceptions and estimates of marketing period are based largely on exposure times that they have recently encountered in similar transactions, it stands to reason that there should be some correlation between marketing periods and exposure times. In fact, in the absence of perceived changes in the market or other extenuating circumstances, marketing period and exposure time should be identical. That is to say, if all other things are held constant, a property that (retrospectively) required an exposure time of one year could be expected to have a marketing period (prospectively) of one year.

Differences in the two concepts could appear when there is a perceived change in the market. To use the same example presented above, if a property required an exposure time of one year but perceived market conditions are improving, an appropriate estimate of marketing period could reasonably be expected to be less than one year. Conversely, if market conditions were anticipated to worsen, marketing period might exceed exposure time.

Objectively quantifying such differences would be virtually impossible; however, understanding the relationship between the two concepts and how they are affected by perceived changes in the market allows one to better estimate (subjectively) a reasonable period for exposure time and marketing period. This is especially important during periods when actual market evidence is limited by a lack of transactions. Extracting transaction-driven estimates can also be tenuous since many properties are often originally placed on the market at inflated asking prices. It is then necessary to decide if exposure time began when the property was first offered for sale or when the price was dropped to (or near) the ultimate sale price. Further complicating the issue is the question of whether exposure time ends when a sale contract is signed or whether it ends at the closing date of a sale.

Based upon these investigations, the appraiser believes that a marketing period of approximately nine months is appropriate. Furthermore, it is the appraiser's opinion that the exposure time commensurate with the estimate of value for the subject would also be approximately nine months. These estimates reflect the superior strength of the Central Ohio office market.


Competency of the Appraiser

The appraiser has performed numerous appraisals on income-producing properties such as the subject. Files are maintained with historical and current data relative to the changing market with respect to the subject. Competency has been established in both the property type and geographical area of the subject either through previous engagements or through current research of germane market trends. Therefore, the appraiser possesses the knowledge and experience to conduct the inspection, analysis, and reasoning necessary to accurately estimate the value of the subject's leased fee interest.

Section II

Descriptive Data





Regional Analysis

The subject is situated in northeast Columbus; consequently, it's market value is influenced in a general manner by the economic, political, physical, and social characteristics of the Columbus Metropolitan Statistical Area (MSA). The Columbus MSA is defined by the United States Bureau of the Census as the six counties of Franklin, Delaware, Fairfield, Licking, Madison, and Pickaway.

Population and Area

The Columbus MSA is located near the geographical center of Ohio. Columbus serves as the state capital and the county seat of Franklin County. Columbus is Ohio's largest city in terms of population and land area. With an estimated population of 658,300, the city of Columbus serves as the nucleus of the Columbus MSA. Columbus' economic growth has historically been attributed to its ideal central location which has afforded it the opportunity to attract many service, research, and transportation businesses.

Population trends affect employment, income levels, retail spending, and many other key demand parameters analyzed in determining real estate productivity. During the 1980s, the Columbus metro area's population experienced healthy growth, a trend that is projected to continue throughout the 1990s. Table II-1 displays population trends for Franklin County as well as the Columbus MSA and the State of Ohio. The city of Columbus has experienced growth comparable to Franklin County and the Columbus MSA, which evidenced by a population of 564,976 in 1980 and a population of 632,270 in 1990. This equates to a compound annual rate of change of 1.1%.

Regional Map

                                                   Table II - 1
                                                Population Growth
                                              Franklin County, Ohio

                         Census       Census        Census       (Proj.)     %Change      %Change       %Change
Area                      1980         1990          1995         2000       1980-90+    1990-95+     1995-2000+
Franklin County            869,113      961,437     1,009,800    1,046,000        1.0%         1.0%           0.7%
Columbus MSA             1,214,298    1,345,450     1,431,500    1,507,000         1.0          1.2            1.0
Ohio                    10,797,638   10,847,115    11,130,000   11,315,100         0.0          0.5            0.3
+ Indicates compound annual rate of change
Source:  National Planning Data Corporation and Sales & Marketing Management


As indicated above, Franklin County is projected to experience slower growth on a percentage basis as compared to the Columbus MSA, but greater growth than that of the State of Ohio. Much of the growth is anticipated to occur in cities such as Hilliard and Grove City which still contain large portions of undeveloped land.

Industries and Employment

The distribution of employment and overall unemployment rate help determine the economic character of an area. From 1984 to 1994, the Columbus MSA's nonagricultural employment base experienced healthy growth, increasing by over 20%. The proven diversification of Columbus' economy has provided an excellent base for growth potential. The service sector grew significantly during this period, while manufacturing declined slightly. This general trend from manufacturing economies to service-oriented economies is somewhat typical for the Midwest and is expected to continue as long as technical industries continue to replace manufacturing industries.

Columbus is often touted as having a recession-resistant economy. This claim is partially attributable to the area's diverse employment base. As an example of this diversity, Central Ohio's 10 largest employers represent government, manufacturing, trade, and finance sectors.

Area Map

The future demand for office space is closely tied to the types of business in an area, their economic strengths, and their growth potential. Major employers in the Columbus metro area are listed in Table II - 2. The firms are all located within Franklin County, with the exception of Honda which is located in Union County.


                                  Table II - 2
                                 Major Employers
                                  Central Ohio

                                                                # of Employees
Employer                           Type of Business             in Central Ohio
State of Ohio                        Government                     28,043
Ohio State University                 Education                     15,405
Federal Government                   Government                     15,400
Limited Inc.                        Retail Trade                    10,000
Nationwide Insurance Enterprise        Finance                       8,400
Honda of America Mfg. Inc.          Manufacturing                    8,000
Banc One Corp.                         Finance                       7,900
City of Columbus                     Government                      7,749
Columbus City Schools                 Education                      7,692
Franklin County                      Government                      6,169
Source: Business First of Greater Columbus, Largest Employers in Greater Columbus, December 19,1994


Over 900 industries are located within the Columbus area, adding to the complex and diversified pattern of the expanding Columbus MSA. Major employers in the Columbus metro area include retailers, government, insurance, education, research, health care, manufacturing, distribution, and various services. In addition, Columbus is gaining a national reputation as a center for scientific and technological information. The presence of ABB Process Automation, Inc., The American Ceramic Society, Chemical Abstracts Services, Battelle Memorial Institute, CompuServe Incorporated, Edison Welding Institute, The Ohio State University, and Online Computer Library Center attracts millions of dollars in research projects to the Columbus metro area.

The distribution of employment and overall unemployment rate can help determine the economic character of an area. Service, retail, and government industries are associated with a high quality of life and are an integral part of the community. Table II - 3 presents a summary of the Columbus MSA's employment growth by industry for 1990 and 1994.

                                                   Table II - 3
                                      Nonagricultural Employment by Industry
                                                   Columbus MSA

                               1990          1994          1990          1994        Net Change        % Change
Industry Title              Total Jobs    Total Jobs    % of Total    % of Total    1990 to 1994     1990 to 1994

Manufacturing                    94,000        92,000         13.4%         12.2%           -2,000            -2.1%
Construction                     29,000        30,000           4.1           4.0            1,000              3.0
T.C.P.U.*                        30,000        33,000           4.3           4.4            3,000             10.0
Wholesale Trade                  36,000        38,000           5.1           5.0            2,000              5.6
Retail Trade                    146,000       160,000          20.8          21.2           14,000              9.6
F.I.R.E.+                        60,000        63,000           8.6           8.4            3,000              5.0
Services                        179,000       204,000          25.5          27.1           25,000             14.0
Government                      127,000       133,000          18.1          17.7            6,000              4.7
                                -------       -------                                        -----
Total                           701,000       753,000                                       52,000             7.4%
                                =======       =======                                       ======

* T.C.P.U. = Transportation, Communication and Public Utilities
+ F.I.R.E. = Finance, Insurance, and Real Estate
Source:  Ohio Bureau of Employment Services, (figures adjusted for seasonal fluctuations)


An analysis of Table II - 3 indicates that the MSA's employment base is primarily composed of services, retail trade, and government sectors, approximately 66% of total nonagricultural occupations. The MSA's employment base experienced healthy growth from 1990 to 1994, increasing by 7.4%. Approximately 52,000 jobs were added to the MSA's employment base during this time, mostly in services, retail trade, and government employment sectors. The manufacturing sector showed signs of economic softening with a 2.1% decrease in employment. This general trend from goods-producing economies to service-producing economies is somewhat typical for the Midwest and is expected to continue as long as technical industries continue to replace manufacturing industries.

Historical unemployment rates for Franklin County, the Columbus MSA, Ohio, and the United States are presented in Table II - 4. While fluctuating with business cycles, Franklin County and the Columbus MSA's unemployment rates have traditionally remained below state and national levels. This is indicative of the strength of its economy and is fortified considerably when the impact of governmental and educational activities on the region's economy are considered.

                                      Table II - 4
                           Average Annual Unemployment Rates
                                 Franklin County, Ohio

Area                                 1990       1991       1992       1993       1994       1995+
Franklin County                          3.7%       4.0%       4.8%       4.6%       3.9%       3.5%
Columbus                                 4.3        4.7        5.6        5.4        4.5        4.1
Columbus MSA                             4.2        4.4        5.1        4.9        4.1        3.6
Ohio                                     5.7        6.4        7.2        6.5        5.5        5.2
United States                            5.5        6.7        7.4        6.8        6.1        5.6

+  Indicates non-seasonally adjusted unemployment rates as of October 1995.
Source:  Ohio Bureau of Employment Services


Columbus has recently been the choice of locale for various corporate headquarter relocations due to its stable yet growing economy. Another attraction for corporate relocation is the well educated supply of labor being produced by Central Ohio's many institutions of higher learning. Columbus' transportation network includes interstate, air, and public transportation. Combined, this network provides good regional, national, and worldwide access lending support to the region's claim to be one of the most important and strategically located distribution centers in the nation.

Education

Institutions of higher learning are typically not as vulnerable to economic downswings and help provide an area with a more solid employment base. Central Ohio is served by a number of higher education institutions. The largest of these, ranked by fall 1994 enrollment, includes: The Ohio State University, with 51,102 students; Columbus State Community College, with 17,000 students; Franklin University, with 4,150 students; Capital University, with 3,924 students; DeVry Institute of Technology, with 2,667 students; Otterbein College in Westerville, with 2,599 students; Ohio University-Lancaster, with 1982 students; Denison University, with 1834 students; Columbus College of Art and Design, with 1,789 students; and the Ohio Dominican College, with 1,713 students. The Ohio State University has eight schools and 18 colleges. The Ohio State University's Columbus campus is located on 3,250 acres and is the most-populated campus in the nation.

Recreational and Regional Attractions

Recreational and regional attractions enhance an area's quality of life, as well as generate employment. Columbus offers a plethora of cultural and recreational activities that range from various performing and visual art events to major college sports. Performances by the Columbus Symphony Orchestra, BalletMet, and Opera/Columbus can be seen throughout the year at the Ohio Theater and the Palace Theater. Art is exhibited at the Columbus Museum of Art, Ohio State's Wexner Center for Visual Arts, and at various galleries in the Short North area. Spectator sports include professional golf, hockey, soccer, and baseball. Central Ohio's extensive park system encourages residents to participate in outdoor activities and recreational sports.

Summary

My analysis of the above data indicates that the Columbus metro area is economically stable due to several key factors. Columbus has traditionally enjoyed steady economic growth due to its central location within the state and its status as the state capital. The Columbus metro area has benefitted from low unemployment rates and consistent job growth. Since 1990, the Columbus MSA's growth in jobs has been strong in the services employment sector, which bodes well for the demand for office space. In comparison, the manufacturing employment sector has shown signs of economic softening. Overall, the MSA's unemployment rate has consistently performed better than the state and nation, indicative of the strength of Columbus' economy.

The Columbus metro area has seen steady growth in population, a trend that is projected to continue. All of these factors and the solid economic outlook for Columbus bode well for the prospects of continued long-term economic growth. Accordingly, the office sector should benefit from this growth as the region continues to recover from the national recession.

Neighborhood Analysis

The subject is located in the city of Columbus, Franklin County, Ohio. More specifically, it is a part of the Northeast Business Campus which is situated in the southeast quadrant of the State Route 161 and State Route 3 (Westerville
Pike) interchange. An analysis of the surrounding neighborhood must be conducted in order to estimate the market value of the subject. This analysis will serve to identify factors that affect the subject's desirability and resulting profitability.

Northeast Business Campus, a 31.258-acre mixed-use development (of which 20.143-acres is occupied by the subject), is located in northeastern Columbus approximately two miles south of the Westerville city limits. The area has seen considerable growth in recent years as Columbus continues to expand into outlying areas. The growth has been facilitated in part by the area's accessibility to major highways and interstates in Central Ohio. State Route 161, a primary east-west arterial, provides the subject with excellent access to Interstate 270 (I-270) approximately one-half mile to the east. I-270 is the outerbelt freeway which provides access to many of Columbus' suburbs as well as providing a by-pass for Interstate 71 (I-71) and Interstate 70 (I-70), Central Ohio's major north-south and east-west interstates, respectively. State Route 161 intersects with I-71 approximately three miles west of the subject.

The subject's immediate neighborhood can generally be defined as the area of commercial and residential developments located around the intersection of State Route 161 and State Route 3. Land uses in the subject's neighborhood consist of multifamily and single-family developments, freestanding retail and office buildings, and scattered strip shopping centers. Johnny Appleseed Corporate Center is located directly south of the subject and represents the only other business park in the immediate area. Small businesses line both sides of State Route 3, north of its intersection with State Route 161, while south of this intersection multifamily and single-family improvements are the dominant land uses.

Multifamily complexes in the area include: Berryleaf Grove, west of the subject; Woodlake Village and Western Lakes, south of the subject; Ashton Woods, east of the subject; and Ravine Condominiums, northeast of the subject. Modest single-family homes are located throughout the area; those located closest to the subject are rather unsightly and have a negative impact upon the subject's image. Several low-grade retail activities along State Route 3 also detract from the neighborhood.

Two neighborhood shopping centers, Alum Creek Plaza and Glengarry Center, are located north of the subject along State Route 3. State Route 161 west of the subject has seen substantial growth in recent years and currently is densely developed with primarily retail land uses. To the east of the subject, State Route 161 is being upgraded to service the rapidly-developing New Albany area.

Examples of businesses in the subject's neighborhood include Public Storage Company, Auto Zone, AEP Columbus Southern Power, Unisys, and Aeta Health Plan. Please refer to the neighborhood map following this section for an illustration of these locations.

In summary, the subject's neighborhood is considered to be suited for suburban office and office/warehouse purposes; however, the subject's location is negatively impacted by the previously mentioned improvements. Vehicular access is difficult, although the subject has very good visibility from State Route
161. The State Route 161/I-270 interchange provides good interstate access for travel in and around Columbus. Nearby residential areas provide a good population base from which to draw employees. Based upon this analysis, I conclude the neighborhood is generally conducive to the continuing viability of the subject.

Neighborhood Map

Neighboring Properties Number Code to the Map

Property Description

Site Description

Location: The subject is commonly referred to as the Northeast Business Campus, although in actuality it only accounts for five of the park's eight parcels. The subject is located within the southeast quadrant of East Dublin-Granville Road (State Route 161) and Westerville Road (a.k.a. Columbus-Wooster Road or State Route 3) in Columbus, Franklin County, Ohio. Reference is made to the preceding Neighborhood Map.

Site Configuration and Size: The subject site consists of five irregularly-shaped parcels that contain a total of 20.143 acres. Table II - 5 contains the acreage of each parcel. Reference is made to the subsequent Site Plan and the Legal Description contained in the Addenda.

                                  Table II - 5
                            Northeast Business Campus
                                Site Size Summary

Building             Street Address                            Size (Acres)

NEBC 1               3592 Corporate Drive                                 3.536

NEBC 2               3660 Corporate Drive                                 3.289

NEBC 3               3681 Corporate Drive                                 1.894

NEBC 4               3711 Corporate Drive                                 2.043

NEBC 5               3700 Corporate Drive                                 9.381

Total                                                                    20.143

SOURCE:  Franklin County Auditor's Office


Site Conditions and Environmental Hazards: A casual, visual inspection revealed no adverse soil or subsoil conditions. No soil, environmental, or engineering tests have been conducted by PINNACLE ASSOCIATES, INC. As a result, the presence of any hazardous substances is not known. The topic of toxic and otherwise hazardous substances is outside the scope of the appraiser's expertise. The value estimate herein assumes the subject to be free and clear of all hazardous substances.

Topography and Drainage: The terrain of the property is generally level, although it is slightly below the grade of State Route 161. Overall drainage at the site appears to be adequate. The site is located in flood zone "X", an area of minimal flooding, as indicated on the Flood Insurance Rate Map, community-panel #39049C0158G, effective August 2, 1995. A copy of the flood plain map in the area of the subject is provided on a subsequent page.

Utilities/Services: All public utilities are available to the subject including natural gas, electricity, water and sanitary sewer. Local telephone service is provided by Ameritech. Long distance telephone service is provided by numerous companies.

Ingress/Egress: Access to the subject is provided by a curb cut on Corporate Drive. Corporate Drive provides access State Route 3 and to eastbound State Route 161. Westbound access to State Route 161 is provided from entrance and exit ramps on the north side of State Route 161.

Zoning: The site is zoned M-2, Manufacturing, according to a Columbus zoning official. This zoning classification permits office and light industrial development. Please refer to Section IV - Highest and Best Use for a discussion of specific permitted uses. The subject appears to be a legal, conforming use. Specific text relative to the M-2 zoning classification is presented in Addendum
VIII. The subject appears to be a legal conforming use.

Easements and Encroachments: No adverse easements or encroachments appear to exist for the subject, except those associated with normal utility easements and those specified in the Limited Warranty Deed contained in Addendum I. Access easements are granted for the benefit of the subject.

Deed Restrictions: No adverse deed restrictions are known to exist; however, a title policy may indicate otherwise. Should a review of a title policy for the subject site indicate adverse deed restrictions or easements/encroachments, I reserve the right to amend this appraisal, possibly altering my final estimate of value.

Functional Adequacy of Site and Conformity of Neighborhood: The subject site appears to be physically adequate for the improvements. All utilities are provided to the site and drainage appears to be adequate. The subject improvements are appropriate for the site, although the neighborhood is less desirable and homogenous than many Central Ohio office developments. This issue will be further discussed in Section III, Market Analysis.

Flood Hazard Map

Description of the Improvements

The following description of the subject's improvements is based upon limited information provided by the leasing and management company. Additionally, this information was supplemented by my inspection of the site and market, as well as data supplied by the Franklin County Auditor's Office. The following description of the Northeast Business Campus summarizes the available construction information obtained from the previously mentioned sources. Although this data is not intended to be all-inclusive, it is considered to be reflective of the major construction specifications.

The subject consists of five office buildings constructed between approximately 1981 to 1983. Gross building areas were not available from the property management company or their architectural firm. Gross building area, as contained in public records, is presented in Table II - 6 along with the net rentable area for each building as represented in the rent roll data provided by the property management company.


                              Table II - 6
                       Northeast Business Campus
                         Building Area Summary

Building                    Gross Building Area   Net Rentable Area (SF)
                                    (SF)

NEBC 1                                     31,561                 31,105

NEBC 2                                     32,812                 31,105

NEBC 3                                     24,138                 23,545

NEBC 4                                     23,991                 23,717

NEBC 5                                     71,000                 71,000

Total                                     183,502                180,472

SOURCE: Franklin County Auditor and Mathews Click Bauman


The foundations consist of poured concrete footings and slabs. Construction is masonry and steel. The office buildings - NEBC 1, NEBC 2, and NEBC 5 - have dryvit exteriors. The office/warehouse buildings - NEBC 3 and NEBC 4 - have ribbed and smooth concrete block exteriors with contrasting accent bands.

The office/warehouse buildings appear to have an average of approximately 15% to 20% warehouse space. Each of the office/warehouse buildings appears to have been constructed with six 8'x8' dock-high, overhead doors and two 8'x12' drive-in, overhead doors, although one of the drive-in doors in NEBC 3 has been replaced with a double-wide, pedestrian door.

Roofs are a built-up system on metal decking. The property's on-site maintenance technician noted that the roofs have required only minimal attention, although built-in planters around the perimeter of the office buildings have occasionally caused minor leaks to the building interiors. Windows and pedestrian doors are insulated glass in bronze anodized-aluminum frames. The exception to this is NEBC 5 which has solar gray glass in black anodized-aluminum frames.

Interior walls have vinyl wall treatments or a painted finish. Most ceilings are a suspended 2'x4' or 2'x2' exposed grid system with acoustical tile for sound control. Lighting is provided by four-tube, 2'x4' recessed fluorescent fixtures and a mixture of incandescent fixtures. Office floors are generally covered with commercial-grade carpet. Warehouse floors are typically exposed concrete. Restrooms, storage areas, and kitchenettes typically have vinyl-tile flooring. Entryways often feature ceramic tile. Heat is provided by gas-fired rooftop units. Each building includes electric air conditioning. Site improvements include asphalt-paved and striped parking areas, concrete sidewalks and curbing, and pole-mounted lights in parking areas. Landscaping is highlighted by numerous small to medium trees.

Condition: The subject is approximately 12 to 14 years old and appears to have been well-maintained. Overall, the subject is considered to be in good condition.

Site Plan

                                   PHOTOGRAPH

                      View of Corporate Drive looking west.
                      View of State Route 161 looking west.











                                   PHOTOGRAPH

                                                 PHOTOGRAPH

  View of NEBC 1.
                                 View of NEBC 1.










                                                 PHOTOGRAPH

                                   PHOTOGRAPH

                        View of park entrance and NEBC 1.
                        View of NEBC 1 - conference room.










                                   PHOTOGRAPH

                                                 PHOTOGRAPH

                         View of NEBC 1 - vacant office.
                                 View of NEBC 2.










                                                 PHOTOGRAPH

                                                 PHOTOGRAPH

                                 View of NEBC 2.
                        View of NEBC 2 - ADP main lobby.









                                                 PHOTOGRAPH

                                                 PHOTOGRAPH

  View of NEBC 2 - office area.
                                 View of NEBC 3.










                                                 PHOTOGRAPH

                                                 PHOTOGRAPH

                                 View of NEBC 3.
                         View of NEBC 3 -- office area.










                                                 PHOTOGRAPH

                                                 PHOTOGRAPH

  View of NEBC 3 - storage area.
                                 View of NEBC 4.










                                                 PHOTOGRAPH

                                                 PHOTOGRAPH

                                 View of NEBC 4.
                     View of NEBC 4 -- ABB Autoclave lobby.










                                                 PHOTOGRAPH

                                                 PHOTOGRAPH

  View of NEBC 4 - ABB Autoclave warehouse space.
                                 View of NEBC 5.










                                                 PHOTOGRAPH

                                                 PHOTOGRAPH

  View of NEBC 5.
                                 View of NEBC 5.










                                                 PHOTOGRAPH

                                                 PHOTOGRAPH

                                 View of NEBC 5.
                          View of main lobby -- NEBC 5.










                                                 PHOTOGRAPH

                                                 PHOTOGRAPH

                       View of typical interior -- NEBC 5.
                       View of conference room -- NEBC 5.










                                                 PHOTOGRAPH

Real Estate Taxes


The subject is within Columbus in Franklin County. Real estate taxes in Franklin County are assessed at 35% of market value. Taxes are paid semi-annually, one year in arrears (1995 taxes are payable in 1996). The subject site consists of five contiguous parcels. The parcels are assessed as commercial property. A tax reduction factor is applied to the gross rate to yield the effective rate. In addition, a 10% tax rollback is applied.

Table II - 7 contains a summary of real estate tax parcels, assessed values, and current tax amounts, as well as the estimates of real estate taxes that I have used in the subsequent Income Capitalization Approach. The total assessed value of the subject indicates a taxable market value of $10,132,429. This amount is approximately 9% higher than my estimate of market value from the Income Capitalization Approach.

The estimate of real estate taxes is based upon the appraisal premise that the subject sells on the effective valuation date for the appraised value. Because of the vigilance of local school boards and other taxing authorities in Central Ohio, it is probable that a transfer of ownership would trigger a reassessment of the property by the county. Typically, the new assessed value would be at or near the transfer price (i.e., the appraised value). My estimates of real estate taxes are not directly reflective of the value indications contained in this report. The primary reason for this discrepancy is that I have appraised the property based upon the current level of occupancy and the actual leases that are in place, whereas market value for real estate taxes purposes is based upon a market level of occupancy at market rents. As an example, the CIGNA lease within NEBC 5 contains a rental rate that is below market; therefore, the subject's actual cash flow may be negatively impacted yet the property's taxable value is - at least theoretically - unaffected by the below-market lease.

The subject's taxes are currently being appealed before both the Franklin County Board of Revision and the Ohio Board of Tax Appeals. I have intentionally not reviewed the real estate tax appeal information so as not to be biased by appraisals or other information that may have been filed by the property owner or the opposition (local school board). Since the majority of real estate taxes are passed through to tenants, the subject's tax liability has a limited impact on value.

                                             Table II - 7
                                       Northeast Business Campus
                                         Real Estate Tax Data

Building                 Parcel Number         Assessed Value       Current Annual        PINNACLE
                                                                        Taxes         Projected Taxes

NEBC 1                         600-213375-6             $  80,530         $39,415.66            $31,000
                                                          724,110
                                                         $804,640

NEBC 2                         600-213376-4             $  74,860         $30,860.36            $31,000
                                                          555,130
                                                         $629,990

NEBC 3                         600-213377-2             $  43,010         $19,433.52            $17,500
                                                          353,710
                                                         $396,720

NEBC 4                         600-193738-9             $  46,410         $17,144.92            $17,500
                                                          303,590
                                                         $350,000

NEBC 5                         600-213379-8            $  163,590         $66,865.16            $75,000
                                                        1,201,410
                                                       $1,365,000

Total                                                  $  408,400        $173,719.62           $172,000
                                                        3,137,950
                                                       $3,546,350

SOURCE: Franklin County Auditor and Pinnacle Associates, Inc.

Section III

Market Analysis





Introduction

In formulating my opinion of value for the subject, an analysis was performed of the Metropolitan Columbus office market. The objective was to quantify the two key historical and expected elements which determined the current and future composition of the defined market for office space -- supply and the demand. This section concludes with my projections of market rental rates, leasing concessions, and absorption as they pertain to the subject.

By studying the historical performance of a market, one is better able to understand the inevitably cyclical nature of real estate. Presumably, one is also better able to make logical, well-supported projections of future trends in the market. With this reasoning in mind, I investigated the past performance of the Metropolitan Columbus office market. My analysis begins with a brief overview of the national office market.


National Office Market Overview

From a rolling national recession to widespread corporate restructuring, the factors affecting the national office market are as numerous as they are diverse. An analysis of these factors not only allows one to fully appreciate the industry's current status, but more importantly allows for a better understanding of the industry's prognosis for continued recovery and long-term performance.

Most would agree that real estate is a cyclical business marked by a period of prosperity, leading to an ultimate peak followed by an eventual downturn. With this in mind, it should not have surprised anyone that, sooner or later, the fast-paced growth of the early and mid 1980s would come to an end. What did come as a surprise was the fact that virtually every conceivable catastrophe that could have negatively impacted real estate struck during the mid to late 1980s. Excessive overbuilding, a scandalous savings and loan crisis, the ailing national economy, capital gains tax reform, and increased global competition all came together in a relatively short period of time to devastate the industry.

In an attempt to cash-in on the boom years, developers geared up to get as much product on line as they could. According to CB Commercial, construction activity began to outpace absorption as early as 1980. By 1985, multi-tenant completions were approximately 70% ahead of absorption. Despite irrefutable evidence that the office market was overbuilt, construction and absorption did not come close to being in balance until 1991. By that point, almost 20% of the nation's office inventory was vacant. Some hastily-constructed and poorly-located developments, now termed by some as chronically not leasable, further aggravated the situation.

Over the past five years, the office market has shown slow but steady signs of improvement. According to CB Commercial, vacancy rates for metropolitan office space (suburban and CBD combined) was roughly 19% in 1991 to 15.5% at the end of 1994; mid-year 1995 figures indicate a continuation of recent trends with a national metropolitan vacancy rate of 14.5%. The suburban market is largely responsible for decreased overall vacancy rates. Suburban vacancy has been steadily falling since its peak in 1987. At the end of the fourth quarter 1994, the vacancy rate for suburban office space was 15.0%, down from 17.2% in December 1993 and down from its peak of 23.6% in 1987. The downtown office vacancy rate in the United States - which had been rising through the late 1980s to a peak of 17.6% at year-end 1992 - has flattened and had even dropped slightly to 16.3% at the end of the fourth quarter 1994. These general trends have continued through much of 1995, although limited speculative construction has begun again in certain markets.

Suburban vacancy rates declined faster and for a longer time period than downtown office vacancies. The decline is due in part to the slowing additions to supply for suburban office space in the early 1990s. Downtown office markets did not show any considerable slow down in supply until 1993, well after the suburban markets were already feeling the impact of overbuilding. Analysts are concerned that technology, transportation, and the social ills of the city will accelerate the growth of the suburbs at the expense of the CBDs. A trend is emerging in some cities whereby many CBD tenants are being lost to suburban office buildings. Although there is positive growth occurring in the cities and suburbs, growth in the suburbs has been considerably higher. Graph III - 1 illustrates the vacancy rates for the downtown and suburban areas as compared to the overall metropolitan vacancy rate.

[GRAPHIC - NATIONAL OFFICE MARKET VACANCY RATES 1989 THROUGH 1994 (YEAR-END)]

                                 0Graph III - 1

December 1994's Metropolitan (Suburban and Downtown) vacancy rate of 15.5% represents the lowest vacancy rate since 1985 when the construction boom was still in full swing. An important difference between the two periods, however, is that absorption in the 1980s was at least twice as high as it is presently.

Leasing agents in many markets are reporting that up-front concessions are dissipating as more and more lease transactions are structured on a "pay-one day-one" basis whereby rental concessions take the form of reduced overall rental rates rather than up-front rental abatements. The unwillingness or inability of many landlords to offer lavish tenant improvement allowances has also exerted downward pressure on rental rates, although many owners have attempted to remain flexible and responsive to tenants' needs and demands. With the improving economy combined with limited construction in the early 1990s, the overall office market is starting to shift from being "tenant friendly" to "landlord friendly." Tenants who in the past were in a very favorable bargaining position due to the oversupply of office space are beginning to realize that the office market is starting to tighten with market rental rates increasing and favorable allowances and concessions declining.

In terms of transactions, few prime Class-A office buildings are selling, as investors are trying to hold on to their properties until the market rebounds. Recent interest rate declines could bring buyers and sellers closer to equilibrium. Domestic and foreign pension funds are re-entering the real estate investment market. Their re-entry signifies that they have learned from their previous mistakes and now understand the principle of "buy low and sell high". Conversely, the Japanese, another group of investors previously stung by purchasing at the top of the market, are likely to continue their retrenching with regard to investing in U.S. real estate. According to the Studley Report, Japanese investors experienced as much as a 30% decline in the value of their commercial and resort properties in one year. Japan's troubled economy should also limit Japanese real estate investments.

Real estate investment trusts (REITs) are likely to serve as potential purchasers for many investment properties. Opportunity funds (a.k.a. "vulture funds") have capitalized on the depressed condition of real estate by purchasing properties at "rock-bottom" prices. Transactions at 50% to 75% of replacement cost were not uncommon, although such opportunities are becoming scarce.

Some analysts point to the Tax Reform Act of 1986 as one source of the real estate industry's current woes and suggest that recovery would be driven by once again supplying real estate investors with substantial tax incentives. Others contend that the 1986 act served to end the construction of projects that made sense only from an income tax perspective, rather than from an economic perspective. Members of the latter group refer to such quick fixes as the Trojan Horse that initially caused much of the current real estate debacle.

There seems to be a clear consensus by market participants that the national real estate market in general - and more specifically the national office market
- has bottomed out. As discussed herein, vacancy and absorption are thought to be moving in a positive direction, although rental rates are remaining low. One of the reasons for the potential positive movement is the low levels of construction as compared to the absorption. The lack of construction is presently reducing vacancy rates, which should in turn increase rental rates; however, such increases have to date been minimal.

Metropolitan Columbus Office Market Overview

The office market in Columbus is comprised of two sub-markets; the Central Business District sub-market (CBD) and the Suburban sub-market. A recent publication by CB Commercial indicated that the Metropolitan Columbus office market includes approximately 16.2 million square feet of office space. Approximately seven million square feet of this is located in the CBD area while the remaining nine million square feet is located in the suburbs. According to the publication, the CBD office vacancy rate was 6.6% at the middle of 1995, while the Suburban rate was 8.3% for a total market vacancy rate of 7.5%. This indicates a significant reduction in vacancy for both submarkets; as of year-end 1993, the CBD, Suburban, and total market vacancy rates were 9.6%, 9.5%, and 9.6%, respectively. {The subject is located in the Suburban sub-market.} Table III - 1 displays CB Commercial's findings for the sub-markets. The figures include Class-A, -B, and -C space; the average vacancy for Class-A space is two to three percentage points lower than Class-B and -C space.


                                                   Table III - 1
                                        Metropolitan Columbus Office Market
                               Central Business District and Suburban Office Markets


                                               Number of
                Submarket                      Buildings            Net Rentable Area               % Vacant


CBD                                                        53                     7,022,000                    6.6%


Suburban                                                  183                     9,211,000                     8.3


Total Market                                              236                    16,233,000                     7.5


Source:         The Single Market Outlook Report - Columbus, Fall 1995, CB Commercial Real Estate Group,
Inc./Torto Wheaton Research


In retrospect, the Metropolitan Columbus office market experienced in one decade (1980s) a 101% increase in office space from 7.4 million square feet to 14.9 million square feet as of year-end 1989. The current total of 16.2 million square feet indicates an additional increase of 8.7% from the previous decade. As is typical of many markets across the country, much of this expansion has been in the Suburban submarkets.

Despite a seemingly large increase in supply, Central Ohio's growth has been slow but steady. In fact, over the past five years, office space completions have declined every year from approximately 610,000 square feet in 1990 to 50,000 square feet in 1994. Although few speculative office buildings will be developed in the near future, CB Commercial is forecasting that over the next five years, an average of 523,000 square feet will be completed annually with an overall estimated annual absorption rate of 484,000 square feet. In comparison, there was an addition of 246,000 square feet of space completed annually over the last five-year period, while the average annual absorption was 498,000 square feet. Unlike many office markets across the nation that have significant sublease markets, Columbus has been fortunate in that few local firms are folding or contracting.

CBD Office Market

According to CB Commercial, the CBD office market supply contains 7,022,000 square feet, of which approximately 463,000 square feet (or 6.6%) are vacant. This vacancy level has improved significantly compared to the previous few years despite a depressed national economy and several large blocks of privately-owned office space that were vacated by state agencies during this same period. The exodus of these agencies was a result of state tenants moving to occupy new state office towers. As a result, the CBD experienced limited to negative absorption during these years. According to one survey, CBD absorption decreased from 557,000 square feet in 1985 to a negative 68,000 square feet in 1991. Absorption rebounded to approximately 104,000 square feet during 1992. According to CB Commercial, net absorption in 1993 and 1994 was 125,000 square feet and 207,000 square feet, respectively. Much of the privately-owned office space once occupied by state agencies has now been absorbed by the private sector.

Despite the recent sluggishness in absorption, the Columbus CBD office market has historically outperformed the national market in terms of vacancy and has been nearly equal to or better than Ohio's other two major CBD office markets, Cincinnati and Cleveland. The overall stability of the Columbus CBD office market has been aided greatly by the fact that no major new office projects in the core of the CBD have come on-line since 1986. The only changes in supply have been the 500 South Front Street Building (the Brewery District building) on the periphery of the CBD, which was completed in July 1990, and the former Beggs Building, which has undergone a substantial renovation and re-entered the market in 1991 as Fifth-Third Center. These two buildings total approximately 250,000 square feet of office space. Both have experienced relatively solid leasing activity.

Although two office towers are in the planning stages, financing and pre-leasing questions have delayed the possible completion of these projects. The extended lack of new supply should serve to tighten up the CBD office market as new and expanding tenants have fewer options from which to choose. With the vacancy rate for newer Class A buildings currently at approximately 5%, large blocks of space are limited. It is unlikely that the vacancy rate would remain at such a low level for very long before a developer would complete a new building; however, the interim effect of such a scenario would be increased rental rates and decreased concession packages for tenants.

Suburban Office Market

As will be discussed throughout this section of the report, the Suburban Columbus office market has experienced significant increases in Class A office space during the 1980s. Presently, the Suburban submarket has only a few projects under construction. The days of unprecedented growth, which were fueled not necessarily by demand but by optimistic projections capitalized by endless sources of funds, have come to an abrupt stop and have been replaced by more cautious and regulated development. The Suburban Columbus office market has responded well to the miscalculations of the 1980s and is relatively healthy compared to markets nationwide. Municipalities and regional planners have, although somewhat slowly at times, provided the infrastructure and public services necessary to sustain and facilitate growth.

Supply

As previously mentioned, the Suburban Columbus office market experienced a significant increase in the supply of office space during the 1980s. According to CB Commercial, approximately 5.5 million square feet of office space was built in the Suburban Columbus area during this time frame. This comprises over 60% of the office space currently in this submarket. Presented in Table III - 2 is a breakdown of CBD and Suburban office space by year built.


                                                   Table III - 2
                                            Office Space by Year Built
                                           (Square Footage in Thousands)

Submarket                      Pre 1980              1980 - 1984            1985 - 1989            1990 - 1994

CBD                                      4,546                  1,867                    473                    136

Suburban                                 2,535                  2,345                  3,115                  1,093

Totals                                   7,081                  4,212                  3,588                  1,229

SOURCE:  CB Commercial/Torto Wheaton Research


Construction activity in the suburban office market has been strong historically but a marked slowdown of activity occurred in the early 1990s. With the increased bank regulations that came about after the decline of most real estate markets in the early 1990s, development in the office market began to take the form of build-to-suit scenarios with a major/lead tenant committing to a major portion of the space prior to construction. Currently, office construction is on the upswing with numerous build-to-suit buildings having been either completed or currently under construction in the past couple of years, with most of the development being completed by developers that were able to weather the dismal real estate climate of the early 1990s.

Anticipated Additions to the Supply

CB Commercial's five-year average annual completions are presented in Table III
- 3. The "Planned Projects" listed in the table are those which have been discussed, but as yet have not been slated for construction. Approximately 245,000 square feet of office space, on average, was completed over the past five-years with 218,000 square feet per year being in the Suburban market. Over the next two years new speculative completions and planned projects in the Suburban market are estimated to decline as the market continues to stabilize.


                                                   Table III - 3
                                            Supply Factors By Submarket

                                                                                        Estimated
                      5-Year Average                                                    Annual New          % of
                          Annual                         Planned         % of        Completions from        MSA
Submarket              Completions        % of MSA       Projects         MSA          1995 to 1996


CBD                             27,000           11.0             0           0.0                15,000        7.2%


Suburban                       218,000           89.0       800,000         100.0               192,000        92.8


Totals                         245,000          100.0       800,000         100.0               207,000       100.0


SOURCE:  CB Commercial/Torto Wheaton Research


As with most areas nationwide, tightened credit policies by many lenders, coupled with a soft real estate market in general, have severely curtailed the construction of speculative office space in Columbus. Several suburban parks in the Columbus area are offering development sites for office buildings. Among the most notable and active is the Corporate Park at Tuttle Crossing. This mixed-use park is located near the southern border of Dublin and centers around the privately-funded interchange of Interstate 270/Tuttle Crossing Boulevard. To date, construction activity has focused on apartment and build-to-suit office developments. Recently, plans were approved and construction has commenced on an upscale regional mall that is being developed by the Taubman Company.

From an office building perspective in Tuttle Crossing, Duke Associates are currently involved with four office projects, two of which are near completion with the other two being either under construction or recently announced. Duke recently completed construction of a 120,000-square-foot office building with John Alden Life Insurance Company occupying 101,000 square feet of the project. Their rental rate is reportedly in the $11.50-per-square-foot range (absolute net). John Alden Life Insurance vacated space at Metro Center I for their new building.

Duke Associates is in the final phases of construction of the Cardinal Health building. This build-to-suit building contains 132,000 square feet and will be occupied by Cardinal Health. The reported rental rate is in the $11.75-per-square-foot range (absolute net). Cardinal Health will be vacating approximately 25,000 square feet in Metro Center V. Duke is currently in the process of constructing its Atrium building, a 300,000-square-foot office building which is partially pre-leased to Nationwide Insurance. Nationwide will be occupying 200,000 square feet of the building and will relocate and expand their computer center/operations facility from the Three Crosswoods building that they are currently occupying. Nationwide currently occupies the 115,000-square-foot Three Crosswoods building.

In September 1995, Duke announced that BMW Financial Services' customer service center will consolidate, relocate, and expand its operations to a new 60,000 square foot building in the Tuttle park. The building is anticipated to be completed by Summer 1996 and be owned by BMW. BMW will be vacating 15,000 square feet in the One Mill Run building and 15,000 square feet in the Community Corporate Center building.

In other developments in the northwest suburban submarket, Cellular One recently commenced construction on their 120,000-square-foot office building in Dublin. The proposed building will front Interstate 270 and be located between Coffman Road and Dublin Road. The building is expected to be completed by the Fall 1996. Cellular One will occupy approximately 75% of the building with a reported average rental rate of $13.00 per square foot (absolute net). Other new office developments include the new corporate headquarters for CompuServe, a national on-line computer service. CompuServe has completed 150,000 square feet of office space in its first phase and is currently adding an additional 150,000 square feet. The owner-occupied building is located in Hilliard, which is just south of Dublin.

Another development opportunity for the Dublin area is the recent sale of the remaining vacant land located in the MetroCenter office park. Pizzuti purchased the land from Prudential Insurance and intends to eventually develop the site with several office buildings. Currently Pizzuti has no specific plans but is marketing a proposed speculative office building with an estimated rental rate of $13.50 per square foot (absolute net).

The 1,286-acre Polaris Centers of Commerce continues to offer new development. Like the Tuttle Crossing project, Polaris centers around a new freeway interchange. The project is located along Interstate 71 to the north of Columbus. The recent completion of the interchange coincided with a flurry of agreements reached between the project's developers and build-to-suit tenants that include B.F. Goodrich Aerospace, Cigna Insurance, and Beacon Insurance. It was recently announced that a trio of developers -- Daimler, Ohio Equities, and NP Limited (the master developer of Polaris) -- intends to develop a 100,000-square-foot speculative office building. Conversations with parties involved indicated that interest in the property has been strong, but no major commitments have been signed. Asking rental rates are in the $13.00-per-square-foot range (absolute net). In addition, the Polaris development has plans for a regional shopping center with the Mills Company acting as the developer.

Another significant development in the Polaris park is the Banc One project currently under construction. Banc One eventually intends to build a "campus" within the Polaris Center that will add approximately 1.6 million square feet of office space and is expected to cost up to $123 million dollars and occupy more than 160 acres. This complex is expected to be used primarily for administrative and support services. Consolidation of facilities is the main reason for the expansion by Banc One. The original plan called for employees to be consolidated from several smaller buildings leased in the Westerville area as well as several out-of-town locations. It was initially thought that several of the small office and showroom facilities presently occupied by Banc One (totaling 250,000 square feet) in the Brooksedge office park would be vacated along with the 44,000 square feet occupied by Banc One Leasing in Corporate Exchange IV. A large facility owned and occupied by Banc One within Brooksedge park was not to be vacated. The McCoy Center on Cleveland Avenue was also to remain in operation.

The project was originally to be completed in three phases. The first phase will be completed in early 1996; however, future phases are said to be on hold due to Banc One's inability to attract sufficient clerical workers. Central Ohio's low unemployment rate has allowed employees and prospective employees to virtually refuse to work in the relatively remote Polaris development. As ancillary amenities such as retail activity and public transportation eventually reach the area, employment-based difficulties should decrease. This should allow for a more gradual absorption of space to be vacated by Banc One and thus less traumatic of an impact on the Westerville-area office market.

Retailing giant The Limited is pursuing plans for a 1,100-acre development at the Interstate 270/Morse Road Interchange. This project will focus on a 750,000-square-foot, multilevel shopping center anchored by a number of The Limited's stores. The company also plans to build distribution space, as well as office space, lodging, and restaurant uses within the development. Construction is in its infant stages and it will probably be several years before the proposed development starts to fully develop. However, The Limited's powerful financial base will more than likely overcome a typical developer's financing problems.

Vacancy

According to CB Commercial, the Metropolitan Columbus office vacancy rate reached a peak of approximately 16.5% in 1989. With the absence of practically all speculative office construction, total office vacancy has since declined to approximately 7.5%. Graph III - 2 presents a comparison of national and local vacancy rates for Suburban and CBD office markets.

          [GRAPHIC - METROPOLITAN COLUMBUS OFFICE MARKET VACANCY RATES
                         1989 THROUGH 1994 (YEAR-END)]

                                 0Graph III - 2




























The Columbus office market is relatively healthy in comparison to most markets across the country. According to CB Commercial, the vacancy rate in the Columbus MSA is 7.5%, which is well below the national average of 15.5%. The suburban Columbus market has also outperformed the national averages. CB Commercial estimated a suburban vacancy rate for Columbus at 8.3%, while the national Suburban office market averaged 15%.

Absorption

Demand for office space in the suburban Columbus market is derived from a diverse tenant base. Typical suburban office tenants are involved in finance, insurance, law, consumer services, communications, real estate, advertising, computer software development, pharmaceutical, and the medical industry. This diversity serves to minimize the effect of overbuilding and allows for the continuation of positive absorption. While historical performance of the Metropolitan Columbus office market is not a guarantee of future performance, it does help to provide insight into the supply and demand components that drove office absorption in the past and; therefore, what components are likely to spawn absorption in the future.

Since the suburban submarkets have accounted for most of the new office space in the metropolitan area in recent years, it should not be a surprise that the suburbs have claimed the vast majority of office space absorption. Suburban absorption has generally dwarfed CBD absorption over the past several years, although 1994's total absorption was equally split with each segment accounting for approximately 200,000 square feet.

Office employment is a key indicator of the demand for office space. Table III - 4 presents CB Commercial's estimated and projected Metropolitan Columbus office employment for the period 1986 through 2000, including projected figures for 1995 and thereafter. Office employment is then translated into a measure of occupied office space, absorption, and vacancy.

Table III - 4 is significant in that it provides a quantitative means by which to measure past performance and project future office space needs. During the past 10 years, annual absorption in the Metropolitan Columbus office market averaged 600,000 square feet per year and it is projected that an average of 484,000 square feet per year will be absorbed over the next five years. This absorption level is believed to be low in terms of total space taken down. Build-to-suit projects are not included in CB Commercial's absorption model and will comprise a significant portion of the new space leased over the coming years. This is evidenced by the influx of build-to-suit projects currently being developed. There is also activity in the Suburban office market regarding speculative construction with two buildings being either proposed or in the initial stages of construction.

                                          Table III - 4
                               Metropolitan Columbus Office Market
                         Historical and Projected Absorption and Vacancy
                             (1985-1994 Actual : 1995-2000 Projected)


   Year         Office      Multitenant    Multitenant     Multitenant    Vacancy    Vacant Space
              Employment       Stock       Completions      Absorption      Rate      (x1000 SF)
               (x1000)      (x1000 SF)     (x1000 SF)       (x1000 SF)


   1985               98.4       11,709              293             653      17.4%          2,037

   1986              106.5       13,024            1,315            1295       15.8          2,058

   1987              112.8       13,886              862             768       15.5          2,152

   1988              118.5       14,358              472             399       15.5          2,225

   1989              125.1       15,004              646             396       16.5          2,476

   1990              129.8       15,614              610             525       16.4          2,561

   1991              128.2       15,939              325             670       13.9          2,216

   1992              130.0       16,082              143             365       12.4          1,994

   1993              136.5       16,183              101             542        9.6          1,554

   1994              143.6       16,233               50             386        7.5          1,217


   1995              144.9       16,376              143             299        6.4          1,048


   1996              148.4       16,376                0             622        2.6            426

   1997              151.3       16,935              559             153        4.9            830

   1998              154.6       17,740              806             528        6.3          1,118

   1999              158.4       18,847            1,107             818        7.4          1,395

   2000              162.6       19,968            1,121             879        8.2          1,637


SOURCE:  CB Commercial/Torto Wheaton


Table III - 4 serves to illustrate the cyclical nature of most real estate markets by indicating a gradually tightening market until 1997, at which time new construction begins once again to outpace absorption thus creating another period of higher vacancy in the market. Furthermore, it is important to differentiate between the two submarkets as they relate to absorption. Table III
- 5 presents historical and projected absorption by submarket.

                                  Table III - 5
                Historical and Projected Absorption by Submarket
                           (Square Feet in Thousands)

                 Historical
                   3-year                     Estimated Annual
               Average Annual                    Absorption
Submarket        Absorption       % of MSA      95.1 - 96.2       % of MSA

CBD                     113           26.3%             110           26.2%

Suburban                317            73.7             310            73.8

Total                   430           100.0             420           100.0

SOURCE: CB Commercial/Torto Wheaton Research


Based upon the forecasts produced by CB Commercial/Torto Wheaton and upon my investigation of the market, including discussions with local experts, I believe that the most probable scenario includes a gradual improvement (reduction) in vacancy. Recent improvements in absorption and vacancy rates support this contention. In the absence of any substantial new speculative office developments in the area, the office market should gradually tighten over the next several years, thus increasing the demand for new development and prime office land.

Rental Rates

Average asking rents have remained basically flat over the past half-dozen years, although several notes should be made concerning the interpretation of average asking rental rates. First, the averages are generally drawn from quoted asking rents rather than from rates contained in actual leases. As the market tightens, some leasing agents tend to be more realistic in the rates they quote vis-a-vis the actual contract rental rates being signed. On the other hand, leasing agents may quote somewhat overstated asking rents in an attempt to both bolster the image of their property and provide room for negotiation with prospective tenants. Effective rental rates do appear to be increasing slowly.

Summary

The mid to late 1980s were strong growth years for the Columbus Suburban office market. Money was readily available to fund speculative developments and construction activity flourished. Office growth was characterized by relatively steady increases in supply and demand driven by a diverse tenant base. Towards the end of the decade, absorption of new space lagged behind the amount of new space entering the market, thereby causing vacancy rates to rise and rental rates to drop.

Absorption has historically been strong and is expected to remain strong in the future due to the overall strength and desirability of the northern suburbs. The continued steady growth of Central Ohio's employment base (as discussed within the Regional Analysis) should continue to bolster office employment which in turn will add to the demand for office space. Given that most current and proposed office developments are located in the northern suburbs, its seems logical to presume that new demand for office space would positively impact the northern suburbs.

Tightened lending policies restricted the amount of money available to developers, thus decreasing construction activity dramatically. Banks have been less willing to fund speculative or risky developments. This decreased level of construction activity should remain for the short term. With absorption predicted to remain strong as a result of a diverse and growing local economy, vacancy rates will gradually decrease in the coming year. This decrease should push rental rates upward as less space is available to prospective tenants. These trends - coupled with the long-term optimism evidenced by recently-announced projects - indicate that the office market's recovery is well under way in Central Ohio.

Despite the tremendous inflow of build-to-suit office space during the past several years, Columbus is expected to continue to have a robust demand for office space. The falling suburban vacancy rates are a reflection of the steady increase in demand and dwindling excess supply. The area's diverse economy and businesses continue to remain healthy.


Competing Property Analysis

Subject Profile

The subject consists of three office buildings and two office/warehouse buildings in suburban Columbus. Current occupancy is approximately 90.6% with most of the subjects' 16,983 square feet of vacant space being in NEBC1. Table III - 6 summarizes the subject's current occupancy by building.

                                  Table III - 6
                            Northeast Business Campus
                                Occupancy Summary

Building     Total Area (SF)    Leased Area (SF) Available Area (SF)    Vacancy

NEBC 1            31,105             19,447             11,658            37.5%

NEBC 2            31,105             31,105                  0              0.0

NEBC 3            23,545             23,545                  0              0.0

NEBC 4            23,717             23,717                  0              0.0

NEBC 5            71,000             65,661             +5,339              7.5

Total            180,472            163,489             16,983             9.4%

+       A 2,757-square-foot suite in NEBC 5 was recently leased by UARCO but is not yet occupied; the space is therefore included in the "leased" category.
SOURCE: Mathews Click Bauman


A list of all the tenants and the general terms of their leases is illustrated in Table III - 7 (Lease Abstract Report). NEBC 1 is occupied by six tenants ranging in size from 897 square feet to 6,319 square feet. Four of the tenants have net leases; their base rental rates (i.e., without expenses) range from $7.50 to $7.83 per square foot. Two tenants within NEBC 1 do not pay operating expenses; their rates are $10.65 to $13.17 per square foot. Meridian Insurance, whose lease rate is the higher of these two, has increases of $0.25 per year for each of the final two lease years. Most of the leases within NEBC 1 are three to five years in duration. Two tenants - totaling 3,897 square feet - have leases that expire during 1996. The building currently has four vacant suites.

Automatic Data Processing (ADP) occupies all of NEBC 2. Their current lease terms expires in March 1998 with two one-year options. I have estimated that they will exercise their first option since it will be somewhat lower than my then-current estimate of market rent {as will be discussed subsequently} including operating-expense pass-throughs. The second renewal option would be at the prevailing rate. In the absence of any clear incentive for the tenant to renew, I have estimated that the tenant would not renew their second option, thus the tenant would be treated as a speculative renewal at that point.

Nine tenants - ranging in size from 1,644 to 5,673 square feet occupy NEBC 3. Most tenants have 10% to 15% of warehouse/storage space at the rear of their suites. All tenants pay a pro-rate share of maintenance, taxes, and insurance. Lease rates range from $5.00 to $7.97 per square foot. Several tenants have annual base-rent increases of $0.25 to $0.50 per square foot. The building currently 100% occupied.

Three tenants occupy NEBC 4. The building's largest tenant, ABB Autoclave, is in the middle of a one-year renewal that expires in July 1996. The lease for R. E. Harrington expires in November 1996. The tenant uses the space primarily for storage and does not pay operating expenses charges. One of the subject's leasing agents stated that Nextel Communications (currently a tenant in NEBC 5) is interested in occupying Harrington's space. Lease rates range from $5.50 to $7.90 per square foot.

Connecticut General Life Insurance Company (CIGNA) occupies 40,315 square feet and is the largest tenant within NEBC 5. Their five-year lease has a flat rate of $5.97 per square foot and expires in June 1999. CIGNA's one five-year renewal option is at 95% of the then-prevailing market rental rate and has not been included within the Pro-Ject+ analysis. Three other tenant leases also encumber NEBC 5, including UARCO who is to take occupancy in February 1996. Rental rates for the building's other tenants range from $7.25 to $12.50 per square foot.

Table III - 7 presents a summary of all existing leases at the subject.

                                                Table III - 7


                                         Northeast Business Campus

                                           Lease Abstract Report

                                                                ANNUAL
                     SQUARE  LEASE LEASE OPTION    MINIMUM     MINIMUM                      PRO RATA
       TENANT         FEET   BEGIN  END   #/MOS    RENT/SF       RENT       RECOVERIES     SHARE BASE

NEBC 1
#  1-SUITE N1100       6,319  5/92  4/97   -             7.50    47,393 OP EXPENSES - REIM       ZERO
TRUS JOINT MacMILL




#  2-SUITE N1101       1,573  8/95  7/00   -             7.50    11,798 OP EXPENSES - REIM       ZERO

ENTREPRENEURSHIP I

#  3-SUITE N1105       3,574  3/96  2/00   -             7.50    26,805 OP EXPENSES - REIM       ZERO
VACANT A

#  4-SUITE N1106         897  6/93  5/96   -             7.83     7,024 OP EXPENSES - REIM       ZERO
PACIFIC SCIENTIFIC

#  5-SUITE N1107       2,212 12/95 11/98   -            13.17    29,132 NONE
MERIDIAN INSURANCE                              12/96   13.42    29,685
                                                12/97   13.67    30,238

#  6-SUITE N1108       3,844  6/96  5/00   -             7.50    28,830 OP EXPENSES - REIM       ZERO
VACANT B

#  7-SUITE N1109       3,000 12/93 11/96   -             7.50    22,500 OP EXPENSES - JAN        ZERO
DE WEATHERBY & ASC

#  8-SUITE N1112       3,569  9/96  8/00   -             7.50    26,768 OP EXPENSES - REIM       ZERO
VACANT C

#  9-SUITE N1113         671 12/96 11/00   -             7.50     5,033 OP EXPENSES - REIM       ZERO
VACANT D

# 10-SUITE N1114       5,446  4/92  3/97   -            10.65    58,000 NONE
MID E UN DAIRY IND
                    ---------
                      31,105


NEBC 2
#  1-SUITE N2100      31,105 12/94  3/98   -            11.98   372,638 ADP CLEANING
ADP

                                          1- 12         12.88   400,632 ADP CLEANING
                   ---------

                      31,105





NEBC 3
#  1-SUITE N33681      2,222  6/92  5/97   -             7.97    17,709 OP EXPENSES - REIM       ZERO
DIEHL OFFICE EQUIP

#  2-SUITE N33683      2,818  8/93  7/98   -             6.82    19,219 OP EXPENSES - REIM       ZERO
HABITEC SECURITY

#  3-SUITE N33685      1,644  4/95  3/98   -             6.00     9,864 OP EXPENSES - REIM       ZERO
METCALF & EDDY                                   4/96    6.50    10,686
                                                 4/97    7.00    11,508

#  4-SUITE N33687      2,506  4/95  3/99   -             6.00    15,036 OP EXPENSES - REIM       ZERO
SMC PNEUMATICS

#  5-SUITE N33689      4,284 11/95 10/98   -             6.00    25,704 OP EXPENSES - REIM       ZERO
EXPRESS-MED                                     11/96    6.50    27,846
                                                11/97    7.00    29,988

#  6-SUITE N33695      5,673 10/95  3/97   -             6.00    34,038 OP EXPENSES - REIM       ZERO
INSKEEP BROTHERS                                10/96    6.25    35,456

#  7-SUITE N33697      2,000  1/96 12/98   -             7.50    15,000 OP EXPENSES - REIM       ZERO
CERBERUS PYROTRON

#  8-SUITE N33699      2,398  1/95 12/97   -             5.00    11,990 OP EXPENSES - REIM       ZERO
AURORA EXHIBITS                                  1/96    5.25    12,590
                                                 1/97    5.50    13,189
                   ---------
                      23,545


NEBC 4
#  1-SUITE N43711      3,762  1/95 11/96   -             5.50    20,691 NONE
R E HARRINGTON


#  2-SUITE N43717      3,604  1/93 12/97   -             6.54    23,570 OP EXPENSES - REIM       ZERO


WILTEL COMMUNIC.


#  3-SUITE N43721     16,351  8/95  7/96   -             7.90   129,173 OP EXPENSES - REIM       ZERO
ABB AUTOCLAVE
                   ---------
                      23,717


NEBC 5
#  1-SUITE N5100       8,000  8/94  3/96   -            12.50   100,000 OP EXPENSES - REIM       ZERO
NEXTEL

#  2-SUITE N5110       2,757  2/96  1/01   -             8.75    24,124 OP EXPENSES - REIM       ZERO
UARCO                                            2/97    9.00    24,813
                                                 2/98    9.25    25,502
                                                 2/99    9.50    26,192
                                                 2/00    9.75    26,881

#  3-SUITE N5150      14,589  7/95  6/00   -             7.25   105,770 OP EXPENSES - REIM       ZERO
EDS                                              7/96    7.75   113,065
                                                 7/97    8.25   120,359
                                                 7/98    8.75   127,654
                                                 7/99    9.25   134,948

#  4-SUITE N5200      40,315  7/94  6/99   -             5.97   240,681 OP EXPENSES - REIM       ZERO
CONN GEN LIFE INS

#  5-SUITE N5170       5,339  6/96  5/00   -             7.50    40,043 OP EXPENSES - REIM       ZERO
VACANT A
                   ---------

                      71,000


In estimating market rent for an existing property, the most recent leases are typically the best indication of market rent, especially when there has been a significant amount of leasing activity. There has been significant leasing activity at the subject during the past three years. Table III - 8 includes a summary of the new tenants and their leases.

                                                  Table III - 8
                                 Rental Rate Analysis of Recently-signed Leases
                                            Northeast Business Campus


Tenant/Building                              Area         Term        Effective       Amortized       Effective
                                             (SF)        (Years)     Rental Rate    Tenant Finish    Rental Rate
                                                                    Before Tenant      ($/Year)     After Tenant
                                                                        Finish                         Finish


NEBC 1


Entrepreneurship Institute                      1,573      5.0          $7.50           $0.97           $6.53


D. E. Weatherby & Assoc's.                      3,000      3.0           7.50            5.44           2.06


Pacific Scientific                                897      3.0           7.83            5.05           2.78


NEBC 3


Inskeep Brothers, Inc.                          5,673      1.5           6.08            0.00           6.08


SMC Pneumatics                                  2,506      4.0           6.00            0.44           5.56


Aurora Exhibits                                 2,398      3.0           5.25            0.27           4.98


Express-Med, Inc.                               4,284      3.0           6.50            0.78           5.72


NEBC 4


R. E. Harrington, Inc.                          3,762      1.9           5.50            0.45           5.05


Wiltel Communications, Inc.                     3,604      5.0           6.54            0.62           5.92


NEBC 5


UARCO, Inc.                                     2,757      5.0           9.25            3.20           6.05


Electronic Data Systems                        14,589      5.0           8.25            2.00           6.25


Connecticut General (CIGNA)                    40,315      5.0           5.97            0.15           5.82


The recently-signed leases presented in Table III - 8 account for over 85,000 square feet of space. The average lease term is approximately 3.7 years. Although lease rates varied widely, effective rates (after owner-paid tenant improvements) for office finish generally ranged from $6.00 to $6.50 per square foot with office/warehouse space ranging from $5.00 to $6.00 per square foot. It should be noted that the rents presented in Table III-8 are average effective rent, and include all steps in the base rent. {Two leases signed at NEBC 1 during 1993 are presented in Table III - 8 but are not considered to be representative of current market conditions.}

Market Rent Analysis

The subject consists of a two-story office building, two one-story office buildings, and two office/warehouse buildings. The office/warehouse buildings have a high percentage of office finish. The improvements are of good quality and are in very good condition, although the subject's location and access are generally inferior to similar-quality buildings. These two liabilities tend to limit the subject's ability to compete with other properties; consequently, the subject often must offer an aggressive rental rate in order to attract tenants.

An investigation of properties deemed to be competitive with the subject was conducted. I have selected primary and secondary rent comparables to best reflect all aspects of the competitive market for buildings of similar age, condition, and design as the subject. The primary rent comparables were selected as those properties that are most competitive with the subject. The secondary rent comparables are competitive to a lesser degree than the primary comparables. The selected properties are intended to serve as a sampling of the market. The subject's unique location and product mix also place it in competition with numerous other properties in the suburban Columbus market. Sublease opportunities within the market exist but are rather scarce; accordingly, subleases have not been included in the vacancy rates presented for the subject or the rent comparables.

In addition to the quoted rental rates presented below, I have considered actual leases currently in place at other comparable properties in the suburban Columbus market; however, due to the proprietary nature of this information, I am not able to disclose specific details of these transactions. Table III - 9 contains a summary of the primary rent comparables; Table III - 10 contains a summary of the secondary rent comparables. Detailed information on the primary rent comparables is presented after Table III - 9 and Table III - 10. A locational map is also included.

                                                                        Table III - 9
                                                                    Comparable Rental Data
                                                                     Primary Competition
                                                               Northeast Business Campus (NEBC)

 #     Building/                     Square Feet Occupancy Typical     Asking           Tenant       Net Effective   Tenant Expenses
       Location                      (NRA)                 Term      Rental Rate     Improvements     Rental Rate           Per SF/
                                                           (Years)    Per SF           Per SF           Per SF        Reimbursements

 S     Northeast Business Campus                                                   (quoted rates)                      (1996 Budget)
 U     3592 Corporate Drive (NEBC 1)   31,105      62.5%     3-5           $7.50   $5.00 to $8.00     +/-$6.00              $5.06
 B     3660 Corporate Drive (NEBC 2)   31,105     100.0%      5              NAP        NAP              NAP                $4.12
 J     3681 Corporate Drive (NEBC 3)   23,545     100.0%      3-5          $5.50      "as-is"           $5.50               $2.07
 E     3711 Corporate Drive (NEBC 4)   23,717     100.0%     1-5           $5.50      "as-is"           $5.50               $2.06
 C     3711 Corporate Drive (NEBC 5)   71,000      92.5%      5            $9.00       $10.00           $7.00               $5.30
                                       ------
 T     Columbus, Ohio                 180,472      90.6%
                                      =======

P-1    Crosswoods Technology Center    71,935      94.0%     3-5           $9.50   $1.50 to $2.00   $6.00 to $6.50         $2.83;
       Campus View Drive                                                              per year                       plus utilities
       Columbus, Ohio                                                                                                and janitorial

P-2    Cascade I-VIII                 335,000      98.0%      5           $11.00       $12.00       $7.00 to $8.00         $6.50;
       East Wilson Bridge Road,                                                                                         absolute net
       Worthington, Ohio

P-3    One Lakeview Plaza             109,000      97.7%     3-5           $8.50   often "as-is"        $6.75                NAV
       Lakeview Plaza Boulevard,
       Worthington, Ohio

P-4    Spectrum Commerce Center I     135,614      98.1%     3-5          $7.95+       $8.00+         $5.00+ to            $2.00;
       Eastwind Drive,                                                                                  $5.50+       plus utilities
       Westerville, Ohio                                                                                             and janitorial

P-5    Corporate Exchange Office Park 284,114      88.0%     3-5          $13.00  $5.00 to $15.00       $8.00              $6.05;
       Corporate Exchange Drive                                                                                         absolute net
       Columbus, Ohio

P-6    Gahanna Business Mart           50,200     100.0%     3-5      $8.50+ and     negotiable         $6.00+             $1.90;
       Morrison Road                                                       $4.25                                     plus utilities
       Gahanna, Ohio                                                                                                 and  janitorial

+ For office finish
++ Net effective rental rate is shown after rental concessions and after a deduction for tenant improvements (allowance per lease year).

                                                                   Table III - 10
                                                               Comparable Rental Data
                                                                Secondary Competition
                                                              Northeast Business Campus


 #     Building/                    Square Feet  Occupancy  Typical   Asking           Tenant        Net Effective   Tenant Expenses
       Location                        (NRA)                 Term     Rental Rate     Improvements   Rental Rate       Per   SF/
                                                            (Years)   Per SF           Per SF        Per SF++      Reimbursements


S-1    Spectrum Commerce Center II       135,200     97%        5      $9.50+ and     $7.00+ to      $7.00+ to                $2.01;
       / 4140-4150 Tuller Road,                                           $4.50      $10.00+         $7.50+       plus utilities and
       Dublin, Ohio                                                                                                       janitorial


S-2    Crossgate Center / 355 East        80,017     98%       3-5        $12.35   $1.50 to $2.00    $9.50 to $10.00         $6.50;
       Campus View Blvd.,                                                            per year                           Absolute Net
       Columbus, Ohio


S-3    Brooksedge Corp. Center           650,000    100%       3-5         $9.25     negotiable      $7.00 to $7.50          $2.15;
       Brooksedge Boulevard                                                                                          plus utilities
       Westerville, Ohio                                                                                              and janitorial


S-4    Lionmark Corp. Center             188,569     96%        5         $10.00     negotiable       $6.00           $2.85; plus
       Hilton Corporate Drive,                                                                                       utilities and
       Columbus, Ohio                                                                                                   janitorial


+ For office finish
++ Net effective rental rate is shown after rental concessions and after a deduction for tenant improvements (allowance per lease year).

                           Rent Comparable -- Subject

Property Name                                         Northeast Business Campus

Address/Distance from Subject                        Corporate Drive, Columbus,
                                                           This is the subject.

Property Description:                         Five one- and two-story buildings

Year Completed                                                     1981 to 1983

NRA                                                         180,472 square feet

Handicap Accessible                                                   Most

Elevators/Quality                                  One in NEBC 5 / Good quality

Exterior Finish/Quality                       Please refer to the Description of
                                              the Improvements for a detailed
                                              description.

Interior Finish/Quality                       Please refer to the Description of
                                              the Improvements for a detailed
                                              description.

Project Amenities:

Landscaping                         Small to medium trees, ground cover, shrubs,
                                                           and built-in planters
Security                                                     Nighttime drive-bys
Common Areas                                 See Description of the Improvements
Express Mail Drop Box                                    Federal Express and UPS

Lease Data:

Lease Rates/Terms                                    The current  quoted  lease
                                                     rates are $7.50 per square
                                                     foot for NEBC 1, $5.50 per
                                                     square foot for NEBC 3 and
                                                     NEBC 4, and $9.00 per
                                                     square foot for NEBC 5.
                                                     Most leases have three- to
                                                     five-year terms.

Expenses                                             Included None,  tenant pays
                                                     their pro-rata share of all
                                                     expenses,   except  NEBC  2
                                                     where    ADP   pays    gas,
                                                     electric,    and    limited
                                                     cleaning.    Expenses   are
                                                     budgeted   at   $5.06   per
                                                     square  foot  for  NEBC  1,
                                                     $4.12 per  square  foot for
                                                     NEBC 2,  $2.07  per  square
                                                     foot for NEBC 3,  $2.06 per
                                                     square foot for NEBC 4, and
                                                     $5.30 per  square  foot for
                                                     NEBC 5.

Improvement Allowance                   Allowances  are  quoted at $5.00 to
                                        $8.00 per square  foot for NEBC 1 and
                                        $10.00 per square  foot at NEBC
                                        5.  NEBC 3 and NEBC 4 are typically
                                        quoted "as-is".

Rental Concessions                      Concessions are negotiated on a case-by-
                                        case basis and have not been granted for recent leases.

Effective Rate (after T.I.)             +/-$6.00 per  square  foot at NEBC 1;
                                        +/-$5.50  per square  foot at NEBC 3
                                        and NEBC 4; and+/-$7.00 at NEBC 5,
                                        based upon quoted rates

Vacant Space & Vacancy %                16,983 square feet (9.4%)

Major Tenants                           CIGNA, ADP, ABB Autoclave, and EDS

Overall Comparability:

Location                                NAP - This is the subject.
Project Amenities                       NAP - This is the subject.
Exterior Finish/Construction            NAP - This is the subject.
Interior Finish                         NAP - This is the subject.
Management                              NAP - This is the subject.


Contact William Todd Greiner, Benton Benalcazar, and Richard Schuen Mgmt. Co. Mathews o Click o Bauman
Phone No.  (614) 847-1492

                               Rent Comparable P1

Property Name                               Crosswoods Technology Center

Address/Distance from Subject               222-242 East Campus View Boulevard,
                                            246-294 East Campus View Boulevard,
                                            7634-7670 Crosswoods Drive,
                                            Columbus,
                                            approximately five miles northwest
                                            of the subject

Property Description:                       Three, one-story buildings

Year Completed                              1985

NRA                                         71,935 square feet

Parking Ratio                               3.1 spaces/1,000 square feet

Handicap Accessible                         All

Elevators/Quality                           None

Exterior Finish/Quality                     Three one-story tilt-up concrete
                                            office/warehouse buildings.  Overall
                                            quality is average and condition
                                            is good.

Interior Finish/Quality                     Standard  office  tenant  finish
                                            includes  painted  drywall and
                                            carpet.  Office finish is 95% to
                                            100% of NRA.  Overall  interior
                                            finish is of good quality and
                                            condition.

Project Amenities:

Landscaping                                 Small to medium trees, grass, annual
                                            plants on exterior; adequate and of
                                            good quality.
Security                                    None provided
Common Areas                                None
Express Mail Drop Box                       U.S. Postal Express, approximately
                                            two properties away on East Campus
                                            View Boulevard

Lease Data:

Lease Rates/Terms                   The current  asking  lease rate is $9.50 per
                                    square foot, although rates of $7.95 to $8.50 per square foot have been quoted.
                                    The leases typically have three- to five-year terms.

Expenses Included                   Most tenants pay their pro-rata share of all
                                    operating expenses. Current expenses are budgeted at $2.83 per square foot plus utilities and janitorial.

Improvement Allowance               The leasing agent indicated that this item
                                    is negotiated on a case-by-case basis, but is generally in a range of $1.50 to $2.00 per square foot per lease year.

Rental Concessions                  Minimal

Effective Rate (after T.I.)         +/-$6.00 to $6.50 per square foot

Vacant Space & Vacancy %            +/-4,300 square feet (6.0%)

Major Tenants                       R.H. Positive and The Future Now

Overall Comparability:

Location                            Superior
Project Amenities                   Superior
Interior Finish                     Comparable
Exterior Finish/Construction        Slightly superior to NEBC 3 and NEBC 4
Management                          Comparable

Comments:                           This  property  is located  within the
                                    Crosswoods  Center  Office  Park which
                                    includes numerous restaurants and hotels.

Contact  Jeff Boll
Mgmt. Co.  National Realty Services, Inc.
Phone No.  (614) 846-7800

                                   PHOTOGRAPH

                               Rent Comparable P1
                          Crosswoods Technology Center

                               Rent Comparable P2

Property Name                                           Cascade Corporate Center

Address/Distance from Subject                   100 to 300 E. Wilson Bridge Rd.,
                                                                    Worthington,
                               approximately four miles northwest of the subject

Property Description:                         Seven two- to four-story buildings

Year Completed                                    Late 1970s through early 1980s

NRA                                                       +/-335,000 square feet

Parking Ratio                                      +/-4 spaces/1,000 square feet

Handicap Accessible                                                         Most

Elevators/Quality                     Typically 2 per building / Average quality

Exterior Finish/Quality            Mix of concrete/dryvit and wood/stone veneer,
                                and reflective, insulated glass / Good condition

Interior                                             Finish/Quality      Typical
                                                     office   finish    includes
                                                     vinyl  wall   covering  and
                                                     paint on drywall partitions
                                                     with       commercial-grade
                                                     carpet    and     suspended
                                                     acoustical        ceilings.
                                                     Overall  interior finish is
                                                     of high  quality  and  good
                                                     condition.

Project Amenities:

Landscaping                         Small,  medium,  and mature  trees,  plus an
                                    assortment of bushes, plants, and flowers.
Security                                                                    Yes
Common Areas                        Typical building features multistory atrium
                                             with elevators and center stairway.
Express Mail Drop Box                    UPS, Federal Express, Airborne Express,
                                                            U. S. Postal Express

Lease Data:

Lease Rates/Terms             The listed rate is  approximately  $11.00 per
                              square foot for most buildings, although actual signed rates are reported to be approximately
                              $9.50 to $10.50 per square foot. Most leases have five-year terms.

Expenses Included None, tenant pays their pro-rata share of all expenses. Expenses are budgeted at approximately $6.50 per square foot. [The buildings are not consistently leased in terms of net versus gross; the information presented herein reflects a net basis for the reimbursement of operating expenses.]

Improvement Allowance         Allowances average approximately $12.00 per square
                              foot for a five-year lease.

Rental Concessions            Concessions  - if any - typically  are in the form
                              of a discounted base rental rate throughout part or all of the lease term.

Effective Rate (after T.I.)   $7.00 to $8.00 per square foot

Vacant Space & Vacancy %      +/-20,000 square feet (6.0%)

Overall Comparability:

Location                      Superior
Project Amenities             Comparable
Exterior Finish/Construction  Slightly superior to NEBC 1, NEBC 2, and NEBC 5
Interior Finish               Comparable to NEBC 1, NEBC 2, and NEBC 5
Management                    Comparable

Comments:                     The  buildings  are owned by several  different
                              entities, although they share common management and leasing. A total of five of the buildings are featured in two sales within the Sales Comparison
                              Approach.

Contact  Loretta Parimuha
Mgmt. Co.  Mathews o  Click o  Bauman
Phone No.  (614) 847-1492

                                   PHOTOGRAPH

                               Rent Comparable P2
                               View of Cascades II

                               Rent Comparable P3

Property Name                                  One Lakeview Plaza

Address/Distance from Subject                  651-733 Lakeview Plaza Boulevard,
                                               Worthington, Ohio; approximately
                                               three miles northwest of the
                                               subject

Property Description:                          Five, one-story buildings

Year Completed                                 1986

NRA                                            109,000 square feet

Parking Ratio                                  +/-4.0 spaces/1,000 square feet

Handicap Accessible                            All

Elevators/Quality                              None

Exterior Finish/Quality                        Precast  concrete with ceramic
                                               tile accent and  smoked-glass
                                               windows.  Overall quality and
                                               condition are good.

Interior                                             Finish/Quality      Typical
                                                     office   finish    includes
                                                     vinyl  wall   covering   on
                                                     drywall         partitions,
                                                     combination of incandescent
                                                     and  fluorescent  lighting,
                                                     and    commercial     grade
                                                     carpet.  Office  finish  is
                                                     estimated  at 95%  of  NRA.
                                                     Overall  interior finish is
                                                     of   good    quality    and
                                                     condition.

Project Amenities:

Landscaping     Small trees, grass, and attractive annual plants of good quality
Security                                                           None provided
Common Areas                                                                None
Express Mail Drop Box                     Federal Express, UPS, Airborne Express

Lease Data:

Lease Rates/Terms        The current asking lease rate is $8.50 per square foot.
                         The leases typically have three- to five-year terms.

Expenses Included        None, tenant pays a pro-rata share of all expenses.

Improvement Allowance                         Improvement allowances are
                                              negotiable, but have not been
                                              given for recent leases.

Rental Concessions                            Minimal

Effective Rate (after T.I.)                   +/-$6.75 per square foot

Vacant Space & Vacancy %                      +/-2,500 square feet (2.3%)

Major Tenants                                 Process Data Systems and Data File

Overall Comparability:

Location                                      Comparable
Project Amenities                             Comparable
Interior Finish                               Comparable
Exterior Finish/Construction                  Comparable
Management                             Slightly inferior

Comments:         This rent comparable has freeway exposure, but limited access.

Contact  Ed White
Mgmt. Co.  Don Kenney and Company Realtors
Phone No.  (614) 889-6444

                                   PHOTOGRAPH

                               Rent Comparable P3
                               One Lakeview Plaza

                               Rent Comparable P4

Property Name                         Spectrum Commerce Center I

Address/Distance from Subject         921-929 Eastwind Drive, Westerville, Ohio;
                                      approximately 1.5 miles north of the
                                      subject

Property Description:                 Two one-story buildings with mezzanines

Year Completed                        1984

NRA                                   135,614 square feet

Parking Ratio                         +/-3.0 spaces/1,000 square feet

Handicap Accessible                   Approximately half is handicap accessible.

Elevators/Quality                     None

Exterior                              Finish/Quality Two one-story   buildings
                                      with mezzanines. Front and sides are solar
                                      grey insulated glass  panels  with  a  red
                                      accent   stripe;   rear  of buildings are
                                      metal siding. Overall quality and
                                      condition are good.

Interior                                             Finish/Quality     Standard
                                                     office     tenant    finish
                                                     includes     vinyl     wall
                                                     covering or painted drywall
                                                     and carpet. Mezzanine level
                                                     allows    for    additional
                                                     usable space. Office finish
                                                     is estimated at 60% of NRA.
                                                     Overall  interior finish is
                                                     of  average   quality   and
                                                     condition.

Project Amenities:

Landscaping                          Small to medium trees, grass, attractive
                                     annual plants; adequate and of good
                                     quality.
Security                             None provided.
Common Areas                         None
Express Mail Drop Box                UPS, U. S. Postal Express, approximately
                                     three properties away

Lease Data:

Lease Rates/Terms                      The quoted rate is $7.95, although recent
                                       leases have been structured at $5.00 per square foot for "as-is" space. The leases typically have three- to five-year terms.

Expenses Included                      None,  tenant pays their  pro-rata  share
                                       of all operating expenses. Expenses are estimated at approximately $2.00 per square foot plus utilities and janitorial.

Improvement Allowance                  Improvement  allowances  are quoted at
                                       $8.00 per square foot for office finish, although recent leases have been for "as-is" space (with a discounted rental rate).

Rental Concessions                     Minimal

Effective Rate (after T.I.)           +/-$5.00 to $5.50 per square foot

Vacant Space & Vacancy %              +/-6,600 square feet (4.9%)

Major Tenants                         Duffy Homes; Digital Storage, Inc.;
                                      Red Cross

Overall Comparability:

Location                              Slightly Superior
Project Amenities                     Comparable
Interior Finish                       Comparable to NEBC 3 and NEBC 4, although
                                      lower level of office finish
Exterior Finish/Construction          Slightly superior to NEBC 3 and NEBC 4
Management                            Comparable

Comments:                             This  project is presented  in the Sales
                                      Comparison  Approach and is of the same
                                      design as Rent Comparable 4.  It has
                                      freeway exposure, but poor access.

Contact  Benton Benalcazar and Richard Schuen
Mgmt. Co.  Mathews o  Click o  Bauman
Phone No.  (614) 847-1492

                                   PHOTOGRAPH

                               Rent Comparable P4
                           Spectrum Commerce Center I

                               Rent Comparable P5

Property Name                     Corporate Exchange I, II, and III

Address/Distance from Subject     2500, 2550, and 2600 Corporate Exchange Drive,
                                  Columbus, approximately two miles northwest of the subject

Property Description:             Three three-story buildings

Year Completed                    1983 to 1985

NRA                               CXI      103,683 square feet
                                  CXII       91,911 square feet
                                  CXIII      91,255 square feet
                                  Total    286,849 square feet

Parking Ratio                     +/-3.5 spaces/1,000 square feet including
                                  limited underground parking

Handicap Accessible               All

Elevators/Quality                 2 each / good quality

Exterior Finish/Quality           Reflective glass and pre-cast concrete panels
                                  / Good condition and quality.

Interior                                             Finish/Quality      Typical
                                                     office   finish    includes
                                                     vinyl  wall   covering   or
                                                     paint   on   nine-foot-high
                                                     drywall         partitions,
                                                     fluorescent  lighting,  and
                                                     carpet  with either wood or
                                                     rubber wall base. / Good to
                                                     very  good   condition  and
                                                     quality.

Project Amenities:

Landscaping                       Small to medium trees, shrubs,  annual plants;
                                  adequate and of good quality.
Security                         Key card access
Common Areas                     Three-story atria
Express Mail Drop Box            Federal Express, UPS, Airborne

Lease Data:

Lease Rates/Terms       The current  asking rate is $13.00 per square foot,
                        although actual leases are reported to be approximately
                        $10.00 to $11.00 per square foot. Most leases have three- to five-year terms.

Expenses Included       None, tenant  pays  their  pro-rata share  of  all
                        expenses.   Expenses  are  estimated  at approximately
                        $6.05 per square foot.

Improvement Allowance   Allowances are negotiable, although they often range
                        from $5.00 to $15.00 per square foot.

Rental Concessions      The leasing agent indicated that rental abatements are
                        typically not given, although the actual base rate is typically discounted from the asking rate over the life of the lease.

Effective Rate (after T.I.)          +/-$8.00 per square foot

Vacant Space & Vacancy %             +/-34,000 square feet (+/-12%)

Overall Comparability:
Location                             Superior
Project Amenities                    Superior
Exterior Finish/Construction         Comparable to NEBC 1, NEBC 2, and NEBC 5
Interior Finish                      Comparable to NEBC 1, NEBC 2, and NEBC 5
Management                           Comparable

Comments:         The Corporate  Exchange  buildings are superior to the subject in terms of location  and  quality.  Competition  between this comparable  and the  subject is often as a result of  existing
                  Corporate  Exchange  tenants using a lower lease proposal from
                  NEBC as leverage in renewing  their current  lease.  This rent comparable  sold in  November  1995 as part of a  six-building portfolio.  Due to conflicting  information  from  individuals directly  involved  in the sale,  as well as the  subjectivity involved in the allocation of sale price,  the  transaction is not presented in the Sales Comparison Approach. Discount rates used by the buyer and seller are said to range from 11% to 13%
                  depending   upon   each    building's    location;    terminal
                  capitalization rates are said to be in the 10.5% to 11% range.

Contact  William Todd Greiner
Mgmt. Co.  Mathews o  Click o  Bauman
Phone No.  (614) 847-1492

                                                 PHOTOGRAPH

                                              Rent Comparable 5
                                        View of Corporate Exchange I

                               Rent Comparable P6

Property Name                               Gahanna Business Mart

Address/Distance from Subject               804 to 870 Morrison Road, Gahanna,
                                            approximately six miles southeast of
                                            the subject

Property Description:                       Two one-story buildings

Year Completed                              1990

NRA                                         +/-50,000 square feet

Parking Ratio                               +/-2.7 spaces/1,000 square feet

Handicap Accessible                         All

Elevators/Quality                           None

Exterior Finish/Quality                     Brick exterior with double-paned
                                            insulated, reflective glass panels
                                            / Good quality and condition.

Interior Finish/Quality                              Approximately   40%  office
                                                     finish.    Typical   office
                                                     finish   includes   painted
                                                     drywall,        fluorescent
                                                     lighting,  and carpet  with
                                                     either  rubber  wall  base.
                                                     The       property      has
                                                     approximately   24   8'x10'
                                                     grade-level overhead doors.
                                                     /   Average   quality   and
                                                     condition.

Project Amenities:

Landscaping                                Small to medium trees, shrubs, and
                                           annual plants.
Security                                   None provided
Common Areas                               None
Express Mail Drop Box                      None

Lease Data:

Lease Rates/Terms     The  current  lease rates are  reported to be $8.50 per
                      square foot for office finish and $4.25 per square foot for warehouse space. Most leases have one- to five-year terms.

Expenses Included     None, tenant pays their  pro-rata share of all expenses.
                      Expenses are estimated at approximately $1.90 per square foot plus janitorial and utilities. A partial real estate tax abatement affects the property.

Improvement Allowance Allowances are negotiable, although $10.00 per square foot of office space is possible for a five-year lease to a credit tenant.

Rental Concessions    Concessions  are  negotiated on a case-by-case  basis,
                      but have averaged one to three months of free rent on a five-year lease term.

Effective Rate (after T.I.)                     +/-$6.00 per square foot

Vacant Space & Vacancy %                        4,020 square feet (8.0%)

Major Tenants                                   AT&T Small Business Equipment,
                                                Bell South
Overall Comparability:
Location                                        Superior
Project Amenities                               Slightly Inferior
Exterior Finish/Construction                    Superior
Interior Finish                                 Comparable to NEBC 3 and NEBC 4,
                                                although lower level of office
                                                finish
Management                                     Inferior

Comments:                                      The property has excellent
                                               exposure to I-270, although a
                                               steep incline at the property's
                                               entrances could make for
                                               treacherous ingress/egress in the
                                               winter.

Contact  William Murnane
Mgmt. Co.  Wallace F. Ackley Co.
Phone No.  (614) 231-3661

                                                 PHOTOGRAPH

                                              Rent Comparable 6
                                            Gahanna Business Mart

Rent Comparables Map

The preceding comparable data has been analyzed and compared to the subject in order to estimate market rent levels. Variances between the comparable data and the subject are predominantly attributable to differences in the size and location of the leased space along with locational and physical characteristics of the improvements and the terms of each lease. For office/warehouse properties, the percentage of office finish also affects rental rates. In analyzing the various adjustments applicable to the data based on comparison to the subject, the following items are considered to be primary items requiring analysis.

Location: The location of an office building or office/warehouse will have a major impact on its success, which in turn will influence potential rent levels and tenant turn-over. Rental rates for office and office/warehouse buildings may be influenced by locational factors such as proximity to destination locations, exposure to streets, traffic counts, proximity to amenities, proximity to other similar users, and access to major thoroughfares.

Northeast Business Campus is an attractive office park located near the Columbus suburb of Westerville; Westerville has traditionally trailed Dublin and Worthington in terms of locational prestige. Nearby ancillary amenities - such as restaurants and hotels - are sparse. Additionally, unsightly properties in the subject's immediate neighborhood detract from the subject's location. Both NEBC 3 and NEBC 4 are favorably impacted by the presence of office properties - i.e., NEBC 1, NEBC 2, and NEBC 5 - that are located within the park. Conversely, the office properties are impacted in a {slight} negative manner by the presence of office/warehouse properties - i.e., NEBC 3, NEBC 4, Frito Lay, and Crawford Products - that are located within the park. The possible eventual development of the park's last vacant parcel could also positively or negatively affect the subject.

The park's difficult access can be a detriment in the minds of certain prospective tenants. NEBC 1, NEBC 2, and NEBC 5 have adequate exposure to State Route 161, whereas NEBC 3 and NEBC 4 have only limited exposure. Despite these locational difficulties, the subject is still able to compete with the comparable properties, although often at a discounted rate. This is evidenced by CIGNA's decision to relocate to NEBC 5 from one of suburban Columbus' most desirable office properties; a key to CIGNA's decision was said to be the aggressive rental rate offered by Northeast Business Campus.

All of the primary comparables are located adjacent to I-270 and are considered to possess superior locational characteristics as compared to the subject. Downward adjustments are therefore necessary for location.

Physical Characteristics: Age, condition, and quality of improvements are accounted for in this category. This group of subjective adjustments reflects the physical deterioration evident in the properties affecting their aesthetic appeal and the level of modernization or functional characteristics of the property. The subject's five buildings were built from 1980 to 1983 and are very well-maintained. NEBC 1, NEBC 2, and NEBC 5 have an average level of tenant finish; NEBC 3 and NEBC 4 have a below-average level of tenant finish (by office standards). Comparable P-1, Comparable P-2, and Comparable P-5 are generally superior to the subject; the remaining comparables are generally inferior in the quality and appeal of their physical characteristics.

Lease Structure: Base rent and expense recapture combine to determine the total cost of occupancy for a leased space. The comparables offered a variety of lease structures. I have analyzed the properties using primarily a net rental rate; however, I have given consideration to the total occupancy cost (base rent plus expenses) of each property. Rent concessions are minimal to nonexistent for most properties. Lease terms are typically three to five years with a few properties achieving base rent increases in the latter years of the lease term.

Vacant Space

Currently, there is a total of 16,983 square feet of vacant space in the subject's five buildings. Based on the Market Analysis section of this report, I expect this space to lease up over the next 12 months in addition to 32,010 square feet of leases that roll during this period; the leases that roll are treated as speculative renewals. Within my analysis I have projected that the currently vacant space will be absorbed in quarterly installments beginning in March 1996. These spaces are estimated to lease at the then-existing market rent. The leases encumbering the subject are well within a reasonable range of market rates and the limited concessions being provided are also within market parameters.

Lease Renewal and Rollover Assumptions: I estimate that 60% of the tenants in the multitenant buildings will renew their space upon expiration of their specific lease terms; a 50% renewal rate is used for NEBC 2. The tenant spaces are estimated to roll to the then-current market rental rates. I have included a three-month vacancy between four-year lease periods for multitenant buildings and a four-month vacancy between four-year lease terms for NEBC 2. When combined with my renewal-percentage estimates, the between-lease vacancy equates to approximately 7.5 months [8.0 months for NEBC 2] vacant between leases that do not renew and zero months vacant between leases that do renew. These estimates are consistent with general long-term market perceptions and actual market occurrences.

Conclusion

The following summarizes my key conclusions.

         The subject is located near the northeast Columbus suburban of Westerville. Westerville is considered to be a desirable, but not a stellar, location. The Westerville office submarket is experiencing healthy occupancy and minimal amounts of build-to-suit and speculative construction.

         Northeast Business Campus' location is negatively impacted by other improvements in its immediate neighborhood.

         Vehicular access is difficult, although the subject has very good visibility from State Route 161.

         The subject's improvements are very competitive with the rent comparable in terms of quality, age, tenant finish, and overall appeal.

         Based on the quantity and quality of data available, $7.50 per square foot (absolute net) is considered appropriate to reflect a current average market rent for NEBC 1, NEBC 2, and NEBC 5. Market rent for NEBC 3 and NEBC 4 is estimated at $6.50 per square foot (absolute net). Based upon the length of recent leases, a term of four years is considered to be reasonable for speculative renewals. Table III - 11 summarizes my estimates of market rents, tenant improvement allowances per square foot per year, and effective rental rates after tenant improvement allowances.

         My estimate of market rent is consistent with the rates currently being obtained by the subject. This estimate of market rent is a weighted average and reflects the fact that actual leases will vary in regard to rental rate, length of term, rental concessions, tenant improvement allowances, or other parameters. The estimate assumes four-year lease terms, a standard tenant improvement allowance, and the tenants being responsible for their pro-rata share of operating expenses.


                                             Table III - 11
                                         Market Rent Estimates
                                       Northeast Business Campus


Building             Term         Renewal      Effective Rental   Amortized Tenant    Effective Rental
                    (Years)     Probability      Rate Before       Finish ($/Year)    Rate After Tenant
                                                Tenant Finish                              Finish


NEBC 1                4.0           60%                    $7.50              $1.25                $6.25


NEBC 2                4.0           50%                     7.50               1.50                 6.00


NEBC 3                4.0           60%                     6.50               0.90                 5.60


NEBC 4                4.0           60%                     6.50               0.90                 5.60


NEBC 5                4.0           60%                     7.50               1.25                 6.25


Section IV

Highest and Best Use




Introduction

The Appraisal Institute defines highest and best use as follows:

         The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability.3

This definition applies specifically to the highest and best use of land or sites as though vacant. When a site contains improvements, the highest and best use may be determined to be different from the existing use. The existing use will continue unless and until land value in its highest and best use exceeds the sum of the value of the entire property in its existing use and the cost to remove the improvements.

It is implied that the determination of the highest and best use takes into account the contribution of a specific use to the individual property owners. An additional implication is that the use determined from analysis represents an opinion, not a fact to be found. The concept of highest and best use represents the premise upon which market value is based.

In this analysis, the relationship of the site and the improvements to the area's real estate markets and surrounding improvements were considered, as well as the individual physical and locational characteristics of the property. The major considerations in estimating the highest and best use of the site included the zoning classification and locational attributes of the site, the quality and quantity of surrounding land use patterns, the current availability of infrastructure, and most importantly, the supply and demand factors currently affecting the real estate marketplace.


Appraisal Institute, The Dictionary of Real Estate Appraisal, 3rd Ed., 1993,
p. 171.

Highest and Best Use, as Vacant

Estimating highest and best use is essentially a four-step process. The four criteria the highest and best use must meet are outlined below:

     1. Possible use. What uses are possible based upon the site's size, shape, area, terrain, soil conditions, topography, and access to utilities?

     2. Permissible use (legal). What uses are permitted by zoning and deed restrictions on the site in question?

     3. Feasible use. What possible and permissible uses will produce a net return to the owner of the site?

     4. Highest and best use. Among the feasible uses, which use will produce the highest net return or the highest present worth?

The highest and best of use of land (or site) if vacant and available for use may be different from the highest and best use of the improved property. This is true when the improvement is not an appropriate use, but it makes a contribution to the total property value in excess of the site.

These four tests have been applied to the subject, as vacant. In arriving at the estimate of highest and best use, the subject site was analyzed as if vacant and available for development.

Possible Use: The first constraint imposed on the possible use of the property is dictated by the physical aspects of the site. The size and location are the most important determinants of potential use. In general, the larger the site, the greater its potential to achieve economies of scale and flexibility in development.

The subject site consists of five irregularly-shaped parcels totaling approximately 20 acres. The site's physical characteristics impose only limited constraints on its development.

Permissible Use: Legal restrictions as they apply to the subject are private restrictions and the public restrictions of zoning. Common restrictions such as utility and driveway easements exist at the subject. I do not believe that these easements would hinder the development of the site.

The subject site is zoned M-2, Manufacturing. This zoning classification permits office and industrial uses.

Feasible Uses: Based on the possible, legal uses of the subject site, financially feasible uses would include any improvements allowed by the current zoning that would provide a return to the land. When considering the surrounding development, primarily consisting of light industrial and residential uses, it would appear that office/warehouse development would be the most likely feasible use. Demand seems to exist for office/warehouse buildings with a high percentage of office finish. Owner occupancy is a strong probability. Given the abundance of prime office sites available in Central Ohio, office development seems unlikely.

Highest and Best Use: Determining the use that will provide the highest return to the land is often the most critical factor in determining the highest and best use as though vacant. Typically, this would entail estimating which one of the physically possible, legally permissible, and financially feasible uses would provide the highest rate of return given similar risk characteristics. However, the only use for the subject site that meets the first three criteria is office/warehouse use.

In the final analysis, a determination was made as to which feasible use is the highest and best use. Based on the factors discussed above, it is the appraiser's opinion that no other use could provide the subject land with a higher income recognizing the surrounding development and current zoning. Therefore, the highest and best use for the subject's land would be to develop the land with an office/warehouse project similar in utility to NEBC 3 and NEBC 4.


Highest and Best Use, As Improved

The subject site is currently developed with a five-building office and office/warehouse project. The buildings are well occupied, and the use of the subject as an office and office/warehouse complex should provide a return to the owner. This use is generally consistent with the highest and best use of the property as though vacant. Since the improvements, as they currently exist, continue to make a contribution to the overall value of the property, the continuation of the existing use is justified. Office condominium projects exist in the subject's area that would provide stiff competition for any conversion of the subject to such a use. There are no other alternative, economically feasible uses that could justify removal or conversion of the existing improvements at this time. The highest and best use of the subject site, as improved, is the continuation of the use indicated above.

Section V

Income Capitalization Approach




Introduction

In deriving a value indication from the Income Capitalization Approach, I have relied on a discounted cash flow analysis. In the discounted cash flow analysis, I computed a 10-year prospective analysis of cash flow plus a reversion year in order to arrive at the estimated value indication. Cash flow is defined as income earned in excess of expenses incurred including capital additions and the related reserve for replacement. The beginning of the analysis period is December 1, 1995; the analysis period terminates with the hypothetical sale of the property on November 30, 2005. The cash flows are based upon assumptions, initial market rents, and expense estimates, as discussed below. The procedures used are enumerated below.

         Estimate revenues for the analysis period from the existing leases and by estimating a market-rent level to calculate future revenues for new tenants.

         Estimate future operating expenses based on an analysis of past operating experiences of the subject, similar properties, and industry standards.

         Estimate cash flow before debt service and income tax to be generated by the property during each year of the investment period.

         Estimate a discount rate (Internal Rate of Return) which would attract prudent investment capital to this project.

         Add the estimated present value of the income stream to the estimated present value of the reversion to yield an indication of value.

The discounted cash flow analysis fully reflects the impact upon market value of the anticipated pattern of income during the investment period, and is based on the results of the revenue and expense analyses.


Revenue Analysis

Total Minimum Rent

This line item consists of the base rental revenue from the tenants at the subject. During the investment period, the subject will generate rental revenues from the existing tenants (contract rent) and prospective tenants (market rent estimates). The estimated market rents are used for the currently vacant space and upon roll over and renewal of the existing and prospective tenants. Contract and market rents are discussed in the Market Analysis.

The market rent estimates assume that all tenants will pay a pro-rata share of operating expenses; tenants in NEBC 3 and NEBC 4 are assumed to directly pay costs associated with gas, electric, and cleaning. These reimbursement provisions are consistent with the most-recent leases signed at the subject. For options, I have generally assumed the option is exercised if the option rents are below market rents. An exception is for renewal options at "95% of the prevailing rate".

Recoveries (Operating Expense Reimbursements)

The recoveries line items include the reimbursements paid by the tenants for administration, repairs and maintenance, utilities, real estate taxes, insurance, janitorial, roads/grounds/security, and management fee. The majority of the leases are net, in that the tenant will pay for their pro-rata share of all expenses. The reimbursement line item represents the total of all expense reimbursement payments made by the tenants to the landlord. Expenses will be reimbursed in accordance with the terms outlined in the contract rent analysis (based on the leases in place) and the market rent estimate (for the vacant space and lease rollovers).

Gross Rental Income

Gross rental income is the sum of the minimum rent and total recoveries.

Vacancy and Credit Loss

In order to reflect typical investor attitudes, a vacancy and credit (collection) loss factor was considered in my analysis. Based on my market inspection and discussions with area leasing agents, the overall market occupancy rate is somewhere around 95%; however, the subject is approximately 90.6% leased.

In the discounted cash flow analysis, two components (specific and general) make up vacancy and credit loss. First, for lease rollovers I have included a three-month vacancy period (four-month period for NEBC 2) between four-year lease rollovers. The vacancy period assumes that there are 7.5 months vacant when a lease expires and a new tenant moves in. A limited amount of specific vacancy is included for currently-vacant spaces. General vacancy and collection loss is also deducted by way of a 2% charge against gross rental income.

Total Income

Total income, or effective gross income, is the sum of the total minimum rent, total recoveries, less the vacancy and credit loss. Although miscellaneous income has been collected sporadically at the subject in the past, I have not included a specific "other income" category within my analysis. A summary of historical, budgeted, and projected income is presented below. Income projections for each building are shown in Exhibits V - 1 through V - 6.


                                             INCOME SUMMARY


                          1993        1994     YTD 10/95      1995        1995        1996      YE 11/96
                         Actual      Actual      Actual    Annualized    Budget      Budget    Projected


Rental Income          $1,047,147    $960,130  $1,059,812  $1,271,774  $1,333,534  $1,283,872  $1,323,870


Reimbursements            396,886     360,834     317,840     381,408     484,371     463,251     550,141


Total Income            1,444,033   1,320,964   1,377,652   1,653,182   1,817,905   1,747,123   1,870,011


Miscellaneous Income       13,905      44,998       7,819       9,383           0           0         NAP


Credit Loss                   NAP         NAP         NAP         NAP         NAP         NAP     -37,481


Total Income           $1,457,938  $1,365,962  $1,385,471  $1,662,565  $1,817,905  $1,747,123  $1,836,530



Operating Expense Analysis

Introduction

This generally denotes all expenses necessary to maintain the production of revenue from operating the property. For the purpose of estimating expenses for the subject I have referenced the subject's 1993, 1994, and year-to-date 1995 historical results, as well as budgeted figures for 1995 and 1996. The year-to-date results reflect operations through October 1995. Annualized figures are also provided for reference, although the reader is advised that they have been annualized by dividing the year-to-date amount by 10 months and then multiplying by 12 months; no adjustments are made for seasonal, erratic, or cyclical expense patterns.











I have compared the subject's historical numbers to average expenses for the Suburban Columbus office market as presented in the 1995 issue (compiled from 1994 operating statistics) of the BOMA (Building Owners and Managers Association International) Experience Exchange Report. A detailed description of each expense item is presented below.

Administrative

Administrative expenses include office salaries, office supplies, and telephone expenses. The BOMA figures indicated an average administrative expense of $0.19 per square foot, although the subject's historical and budgeted amounts are considerably lower. Considering the size of each building and the number of tenants, I have included an administrative expense estimate of approximately $0.11 to $0.20 square per foot.


                                                  ADMINISTRATIVE


                        1993        1994     YTD 10/95      1995        1995        1996      YE 11/96
                       Actual      Actual      Actual    Annualized    Budget      Budget    Projected      BOMA


                                                   Total Dollar


NEBC 1                   $9,934        $572      $2,789      $3,347        $720        $720      $6,200


NEBC 2                   $6,983        $403        $913      $1,095        $720        $720      $4,500


NEBC 3                   $6,254        $295        $565        $678        $720        $720      $4,100


NEBC 4                   $5,726        $333        $567        $680        $720        $720      $4,100


NEBC 5                  $12,019      $2,299      $3,495      $4,194      $2,880      $2,880      $7,700


NEBC Combined           $40,916      $3,993      $8,329      $9,994      $5,760      $5,760     $26,600


                                                 Dollars/SF (NRA)


NEBC 1                    $0.32       $0.02       $0.09       $0.11       $0.02       $0.02       $0.20       $0.19


NEBC 2                    $0.22       $0.01       $0.03       $0.04       $0.02       $0.02       $0.14       $0.19


NEBC 3                    $0.27       $0.01       $0.02       $0.03       $0.03       $0.03       $0.17       $0.19


NEBC 4                    $0.24       $0.01       $0.02       $0.03       $0.03       $0.03       $0.17       $0.19


NEBC 5                    $0.17       $0.03       $0.05       $0.06       $0.04       $0.04       $0.11       $0.19


NEBC Combined             $0.23       $0.02       $0.05       $0.06       $0.03       $0.03       $0.15       $0.19


Repairs and Maintenance

Repairs and maintenance includes the expense of maintaining and operating all areas of the subject. The BOMA figures indicated an average repair and maintenance expense of $1.02 per square foot. Historical and budgeted expenses are lower, especially for NEBC 3 and NEBC 4. Expenses for the office/warehouse buildings can reasonably be expected to be lower than for the office buildings; however, the budgeted amounts appear to be insufficient to maintain the subject in its current condition on a long-term basis. Considering the subject's age and condition, I have included a repair and maintenance expense estimate of approximately $0.72 to $0.86 per square foot.


                                               REPAIRS & MAINTENANCE


                        1993        1994     YTD 10/95      1995        1995        1996      YE 11/96
                       Actual      Actual      Actual    Annualized    Budget      Budget    Projected      BOMA


                                                   Total Dollar


NEBC 1                  $21,897     $18,641     $21,162     $25,394     $22,754     $22,754     $25,000


NEBC 2                  $27,187     $24,191     $24,915     $29,898     $24,704     $25,710     $25,000


NEBC 3                   $2,222      $1,796      $7,068      $8,482      $2,018      $2,018     $17,000


NEBC 4                   $2,454      $2,759      $6,311      $7,573      $2,018      $3,000     $17,000


NEBC 5                  $30,054     $20,520     $38,166     $45,799     $61,457     $61,457     $61,000


NEBC Combined           $83,814     $67,907     $97,622    $117,146    $112,951    $114,939    $145,000


                                                 Dollars/SF (NRA)


NEBC 1                    $0.70       $0.60       $0.68       $0.82       $0.73       $0.73       $0.80       $1.02


NEBC 2                    $0.87       $0.78       $0.80       $0.96       $0.79       $0.83       $0.80       $1.02


NEBC 3                    $0.09       $0.08       $0.30       $0.36       $0.09       $0.09       $0.72       $1.02


NEBC 4                    $0.10       $0.12       $0.27       $0.32       $0.09       $0.13       $0.72       $1.02


NEBC 5                    $0.42       $0.29       $0.54       $0.65       $0.87       $0.87       $0.86       $1.02


NEBC Combined             $0.46       $0.38       $0.54       $0.65       $0.63       $0.64       $0.80       $1.02


Utilities

Utility expenses include gas, electric, water and sewer charges incurred by the subject during operation. The BOMA figures indicated an average utility expense of $1.68 per square foot and are based upon the premise that utilities are not billed directly to tenants by the utility providers. Since electric and gas are paid for directly by the tenants of NEBC 2, NEBC 3, and NEBC 4, expenses in those buildings can be expected to remain below the BOMA average. {In Pro-Ject+, I have modelled NEBC 2 so that gas and electric expenses will be treated as a reimbursable expense upon the expiration of ADP's lease.} Considering the energy-efficient design of the subject, I have included a utility expense estimate of approximately $1.36 per square foot for NEBC 1 and $1.83 per square foot for NEBC 5. Utility expenses for the other buildings are for water and sewer charges only.


                                                     UTILITIES


                        1993        1994     YTD 10/95      1995        1995        1996      YE 11/96
                       Actual      Actual      Actual    Annualized    Budget      Budget    Projected      BOMA

                                                   Total Dollar


NEBC 1                  $39,373     $39,240     $34,009     $40,811     $36,600     $42,509     $42,400


NEBC 2                   $2,915      $3,969      $1,649      $1,979      $2,800      $3,200      $2,581


NEBC 3                   $1,031      $2,527      $1,988      $2,386      $1,400      $1,400      $1,400


NEBC 4                   $4,164      $3,864      $5,493      $6,592      $3,900      $3,900      $1,400


NEBC 5                  $83,242     $72,339    $113,844    $136,613    $110,750    $127,150    $129,700


NEBC Combined          $130,725    $122,028    $156,983    $188,380    $155,450    $178,159    $177,481


                                                 Dollars/SF (NRA)


NEBC 1                    $1.27       $1.26       $1.09       $1.31       $1.18       $1.37       $1.36       $1.68


NEBC 2                    $0.09       $0.13       $0.05       $0.06       $0.09       $0.10       $0.08       $1.68


NEBC 3                    $0.04       $0.11       $0.08       $0.10       $0.06       $0.06       $0.06       $1.68


NEBC 4                    $0.18       $0.16       $0.23       $0.28       $0.16       $0.16       $0.06       $1.68


NEBC 5                    $1.17       $1.02       $1.60       $1.92       $1.56       $1.79       $1.83       $1.68


NEBC Combined             $0.72       $0.68       $0.87       $1.04       $0.86       $0.99       $0.98       $1.68



Real Estate Taxes

The real estate tax expense estimate was discussed in the Descriptive Data. I have estimated total real estate taxes at approximately 1% lower than their current actual level, although the allocated amount varies by building.


                                                 REAL ESTATE TAXES


                        1993        1994     YTD 10/95      1995        1995        1996      YE 11/96
                       Actual      Actual      Actual    Annualized    Budget      Budget    Projected      BOMA


                                                   Total Dollar


NEBC 1                  $53,790     $39,215     $38,979     $46,775     $41,174     $41,174     $31,000


NEBC 2                  $52,647     $30,703     $30,518     $36,622     $32,238     $32,238     $31,000


NEBC 3                  $25,421     $19,334     $19,218     $23,062     $20,301     $20,301     $17,500


NEBC 4                  $38,913      $6,654     $16,955     $20,346     $17,190     $17,190     $17,500


NEBC 5                 $134,346     $66,524     $66,124     $79,349     $77,208     $69,850     $75,000


NEBC Combined          $305,117    $162,430    $171,794    $206,153    $188,111    $180,753    $172,000


                                                 Dollars/SF (NRA)


NEBC 1                    $1.73       $1.26       $1.25       $1.50       $1.32       $1.32       $1.00       $1.40


NEBC 2                    $1.69       $0.99       $0.98       $1.18       $1.04       $1.04       $1.00       $1.40


NEBC 3                    $1.08       $0.82       $0.82       $0.98       $0.86       $0.86       $0.74       $1.40


NEBC 4                    $1.64       $0.28       $0.71       $0.86       $0.72       $0.72       $0.74       $1.40


NEBC 5                    $1.89       $0.94       $0.93       $1.12       $1.09       $0.98       $1.06       $1.40


NEBC Combined             $1.69       $0.90       $0.95       $1.14       $1.04       $1.00       $0.95       $1.40


Insurance

The insurance estimate includes fire and extended coverage insurance. The BOMA figures indicated an average insurance expense of $0.10 per square foot. Budgeted and recent historical amounts are slightly below the BOMA figures. Presumably the property owner has substantial buying power in terms of securing favorable insurance premiums. Based upon this information and actual premiums in place at similar properties, I have included an average insurance expense estimate of approximately $0.10 per foot.


                                                    INSURANCE


                        1993        1994     YTD 10/95      1995        1995        1996      YE 11/96
                       Actual      Actual      Actual    Annualized    Budget      Budget    Projected      BOMA


                                                   Total Dollar


NEBC 1                   $5,209      $2,369      $1,776      $2,131      $2,500      $2,500      $3,400


NEBC 2                   $5,209      $2,369      $1,776      $2,131      $2,500      $2,500      $3,400


NEBC 3                   $4,843      $1,790      $1,342      $1,610      $2,000      $2,000      $2,100


NEBC 4                   $4,850      $1,805      $1,354      $1,625      $2,000      $2,000      $2,100


NEBC 5                   $7,111      $5,406      $4,053      $4,864      $4,140      $4,140      $7,100


NEBC Combined           $27,222     $13,739     $10,301     $12,361     $13,140     $13,140     $18,100


                                                 Dollars/SF (NRA)


NEBC 1                    $0.17       $0.08       $0.06       $0.07       $0.08       $0.08       $0.11       $0.10


NEBC 2                    $0.17       $0.08       $0.06       $0.07       $0.08       $0.08       $0.11       $0.10


NEBC 3                    $0.21       $0.08       $0.06       $0.07       $0.09       $0.09       $0.09       $0.10


NEBC 4                    $0.20       $0.08       $0.06       $0.07       $0.08       $0.08       $0.09       $0.10


NEBC 5                    $0.10       $0.08       $0.06       $0.07       $0.06       $0.06       $0.10       $0.10


NEBC Combined             $0.15       $0.08       $0.06       $0.07       $0.07       $0.07       $0.10       $0.10


Other (Non-Reimbursable)

Non-reimbursable expenses include professional and legal services, marketing and miscellaneous expenses which the subject incurs during operation. I have included an average non-reimbursable expense estimate of approximately $0.14 per square foot.


                                             OTHER (NON-REIMBURSABLE)


                        1993        1994     YTD 10/95      1995        1995        1996      YE 11/96
                       Actual      Actual      Actual    Annualized    Budget      Budget    Projected      BOMA


                                                   Total Dollar


NEBC 1                   $9,173     $15,927      $2,322      $2,786      $5,824      $6,214      $5,600


NEBC 2                      $45     $15,356      $2,322      $2,786      $3,109      $3,109      $5,600


NEBC 3                   $7,020     $10,607      $2,223      $2,668      $4,609      $4,309      $2,200


NEBC 4                   $7,207     $15,444      $2,242      $2,690      $3,609      $3,609      $2,200


NEBC 5                  $25,908    $144,759      $7,097      $8,516     $11,509      $8,759      $9,000


NEBC Combined           $49,353    $202,093     $16,206     $19,447     $28,660     $26,000     $24,600


                                                 Dollars/SF (NRA)


NEBC 1                    $0.29       $0.51       $0.07       $0.09       $0.19       $0.20       $0.18     NAP


NEBC 2                    $0.00       $0.49       $0.07       $0.09       $0.10       $0.10       $0.18     NAP


NEBC 3                    $0.30       $0.45       $0.09       $0.11       $0.20       $0.18       $0.09     NAP


NEBC 4                    $0.30       $0.65       $0.09       $0.11       $0.15       $0.15       $0.09     NAP


NEBC 5                    $0.36       $2.04       $0.10       $0.12       $0.16       $0.12       $0.13     NAP


NEBC Combined             $0.27       $1.12       $0.09       $0.11       $0.16       $0.14       $0.14     NAP

Janitorial/Cleaning

This line item includes payroll and supplies related to cleaning the subject. The BOMA figures indicated an average janitorial expense of $0.94 per square foot. Historical expenses have varied considerably at the subject. {Tenants in NEBC 3 and NEBC 4 are responsible for their own janitorial costs.} I placed more emphasis on actual cleaning contracts with which I am familiar in establishing my janitorial expense estimate of approximately $0.70 to $0.71 per square foot for NEBC 1, NEBC 2, and NEBC 5. Janitorial expenses have not been included for NEBC 3 and NEBC 4 which is consistent with the assumption that these tenants will continue to provide their own cleaning services.


                                                JANITORIAL/CLEANING


                        1993        1994     YTD 10/95      1995        1995        1996      YE 11/96
                       Actual      Actual      Actual    Annualized    Budget      Budget    Projected      BOMA


                                                   Total Dollar


NEBC 1                  $18,940     $15,452     $15,644     $18,773     $22,360     $21,636     $22,000


NEBC 2                  $35,461     $24,227     $31,111     $37,333     $32,284     $34,390     $22,000


NEBC 3                     $593          $0         $60         $72          $0          $0          $0


NEBC 4                     $482          $0        $316        $379          $0          $0          $0


NEBC 5                  $16,217     $12,254     $48,492     $58,190     $54,070     $56,410     $49,700


NEBC Combined           $71,693     $51,933     $95,623    $114,748    $108,714    $112,436     $93,700


                                                 Dollars/SF (NRA)


NEBC 1                    $0.61       $0.50       $0.50       $0.60       $0.72       $0.70       $0.71       $0.94


NEBC 2                    $1.14       $0.78       $1.00       $1.20       $1.04       $1.11       $0.71       $0.94


NEBC 3                    $0.03       $0.00       $0.00       $0.00       $0.00       $0.00       $0.00       $0.94


NEBC 4                    $0.02       $0.00       $0.01       $0.02       $0.00       $0.00       $0.00       $0.94


NEBC 5                    $0.23       $0.17       $0.68       $0.82       $0.76       $0.79       $0.70       $0.94


NEBC Combined             $0.40       $0.29       $0.53       $0.64       $0.60       $0.62       $0.52       $0.94


Roads/Grounds/Security

Roads, grounds, and security expenses include payroll and contract costs associated with the maintaining and repairing of landscaping and parking lot items, contacts costs for security services, and related costs of supplies and materials. The BOMA figures indicated an average expense of $0.46 per square foot. Historical results have been lower than this, although the budgeted amounts are higher. Based upon the available information, I have included an average expense for roads, grounds, and security of $0.41 per square foot.


                                              ROADS/GROUNDS/SECURITY


                        1993        1994     YTD 10/95      1995        1995        1996      YE 11/96
                       Actual      Actual      Actual    Annualized    Budget      Budget    Projected      BOMA


                                                   Total Dollar


NEBC 1                  $12,130     $18,863      $9,380     $11,256     $14,392     $14,392     $13,000


NEBC 2                  $13,364     $22,888     $12,706     $15,247     $16,922     $16,922     $13,000


NEBC 3                   $9,717      $9,370      $6,768      $8,122     $15,222     $15,222      $9,900


NEBC 4                   $9,900      $9,130      $6,238      $7,486     $14,622     $14,622      $9,900


NEBC 5                  $13,166     $20,985     $19,756     $23,707     $25,563     $25,563     $28,000


NEBC Combined           $58,277     $81,237     $54,848     $65,818     $86,721     $86,721     $73,800


                                                 Dollars/SF (NRA)


NEBC 1                    $0.39       $0.61       $0.30       $0.36       $0.46       $0.46       $0.42       $0.46


NEBC 2                    $0.43       $0.74       $0.41       $0.49       $0.54       $0.54       $0.42       $0.46


NEBC 3                    $0.41       $0.40       $0.29       $0.35       $0.65       $0.65       $0.42       $0.46


NEBC 4                    $0.42       $0.38       $0.26       $0.32       $0.62       $0.62       $0.42       $0.46


NEBC 5                    $0.19       $0.30       $0.28       $0.33       $0.36       $0.36       $0.39       $0.46


NEBC Combined             $0.32       $0.45       $0.30       $0.36       $0.48       $0.48       $0.41       $0.46

Management Fee

Management fee is on a contract basis, with the typical fee for comparative properties in the range of 3% to 5% of effective gross income. Larger properties tend to have management fees at the lower end of the range while smaller projects are typically at the higher end. The BOMA figures indicated an average management fee of approximately 3.3%. The subject's management fee is currently based upon 2.5% of effective gross income and increases to 3% when the property's occupancy exceeds 90%. The property manager declined to provide further details regarding other possible incentive or "kicker" provisions. In my analysis I have used an estimate of 4% of effective gross income or approximately $0.41 per square foot.


                                                  MANAGEMENT FEE


                        1993        1994     YTD 10/95      1995        1995        1996      YE 11/96
                       Actual      Actual      Actual    Annualized    Budget      Budget    Projected      BOMA


                                                   Total Dollar


NEBC 1                   $9,016      $7,314      $6,277      $7,532     $10,971      $7,500     $11,683


NEBC 2                  $15,736     $10,728      $7,501      $9,001     $10,965     $10,965     $14,890


NEBC 3                   $7,815      $5,286      $3,654      $4,385      $5,172      $4,800      $8,134


NEBC 4                   $7,745      $4,327      $4,513      $5,416      $5,460      $6,000      $7,007


NEBC 5                  $14,256      $4,624     $12,383     $14,860     $23,000     $23,000     $31,748


NEBC Combined           $54,568     $32,279     $34,328     $41,194     $55,568     $52,265     $73,462


                                                 Dollars/SF (NRA)


NEBC 1                    $0.29       $0.24       $0.20       $0.24       $0.35       $0.24       $0.38       $0.49


NEBC 2                    $0.51       $0.34       $0.24       $0.29       $0.35       $0.35       $0.48       $0.49


NEBC 3                    $0.33       $0.22       $0.16       $0.19       $0.22       $0.20       $0.34       $0.49


NEBC 4                    $0.33       $0.18       $0.19       $0.23       $0.23       $0.25       $0.30       $0.49


NEBC 5                    $0.20       $0.07       $0.17       $0.21       $0.32       $0.32       $0.45       $0.49


NEBC Combined             $0.30       $0.18       $0.19       $0.23       $0.31       $0.29       $0.41       $0.49

Total Operating Expenses

This expense category equals the summation of administration, repairs and maintenance, utilities, real estate taxes, insurance, non-reimbursable, janitorial/cleaning, roads/grounds/security, and management fee line items. BOMA reports average total operating expenses of $6.25. My expense projections produce an average total operating expense figure that is somewhat lower than the BOMA average, although several factors must be considered. First, the BOMA averages are just that - averages; therefore, actual results for any property are likely to be higher or lower. Second, tenant-paid expenses at the subject are responsible for a large portion of the discrepancies. Third, the subject's actual and projected real estate taxes -- often the single-largest expense incurred by an office property -- are substantially below many suburban office properties in Central Ohio. Finally, the expenses for lower grade buildings such as NEBC 3 and NEBC 4 - are typically much less than expense levels incurred by Class A office buildings.


                                             TOTAL OPERATING EXPENSES


                        1993        1994     YTD 10/95      1995        1995        1996      YE 11/96
                       Actual      Actual      Actual    Annualized    Budget      Budget    Projected      BOMA


                                                   Total Dollar


NEBC 1                 $179,462    $157,593    $132,338    $158,806    $157,295    $159,399    $160,283


NEBC 2                 $159,547    $134,834    $113,411    $136,093    $126,242    $129,754    $121,971


NEBC 3                  $64,916     $51,005     $42,886     $51,463     $51,442     $50,770     $62,334


NEBC 4                  $81,441     $44,316     $43,989     $52,787     $49,519     $51,041     $61,207


NEBC 5                 $336,319    $349,710    $313,410    $376,092    $370,577    $379,209    $398,948


NEBC Combined          $821,685    $737,639    $646,034    $775,240    $755,075    $770,173    $804,743


                                                 Dollars/SF (NRA)


NEBC 1                    $5.77       $5.07       $4.25       $5.11       $5.06       $5.12       $5.15       $6.25


NEBC 2                    $5.13       $4.33       $3.65       $4.38       $4.06       $4.17       $3.92       $6.25


NEBC 3                    $2.76       $2.17       $1.82       $2.19       $2.19       $2.16       $2.64       $6.25


NEBC 4                    $3.43       $1.87       $1.85       $2.23       $2.09       $2.15       $2.58       $6.25


NEBC 5                    $4.74       $4.93       $4.41       $5.30       $5.22       $5.34       $5.62       $6.25


NEBC Combined             $4.55       $4.09       $3.58       $4.30       $4.18       $4.27       $4.46       $6.25


Net Operating Income

Net operating income (NOI) represents the net income remaining after deducting all operating expenses from effective gross income, but before deducting capital expenses, debt service, and income taxes.


Capital Expense Analysis

Tenant Improvements (Alterations)

For NEBC 1 and NEBC 5, I have utilized allowances of $8.00 per square foot for new tenants, and $3.00 per square foot for renewals. In my analysis I have anticipated that 60% of new leases will renew, and 40% will rollover. Based upon this assumption, tenant improvement allowance equates to a weighted average of $5.00 per square foot ($1.25 per square foot per lease year).

For NEBC 3 and NEBC 4, I have utilized allowances of $6.00 per square foot for new tenants, and $2.00 per square foot for renewals. In my analysis I have anticipated that 60% of new leases will renew, and 40% will rollover. Based upon this assumption, tenant improvement allowance equates to a weighted average of $3.60 per square foot ($0.90 per square foot per lease year).

For NEBC 2, I have utilized allowances of $9.00 per square foot for new tenants, and $3.00 per square foot for renewals. In my analysis I have anticipated that 50% of new leases will renew, and 50% will rollover. Based upon this assumption, tenant improvement allowance equates to a weighted average of $6.00 per square foot ($1.50 per square foot per lease year).

Leasing Commissions

Leasing commissions vary, typically in the range of 4% to 6% for new leases and approximately 2% to 3% for renewal leases. The property manager and leasing agents indicated that the typical leasing commissions are 5% to 7% for new leases and expansions, and 1% to 2% for renewals. In my analysis I have included a leasing commission of 5% for new leases and 2% for renewal leases. The speculative lease renewals include a weighted-average leasing commission rate of 3.2% (3.5% for NEBC 2).

Replacement Reserve

The prudent investor realizes that over a long period of time, short-lived building components and mechanical equipment will have to be replaced prior to the end of the useful economic life of the structure. This normally includes roof coverings, HVAC equipment, as well as site improvements. A reserve for replacement is used to stabilize the income stream and avoid future large lump-sum expenditures. For purposes of this appraisal, a replacement reserve equal to $0.15 per square foot of gross building area is considered a reasonable annual replacement reserve for the subject.


Net Annual Cash Flow

Net Annual Cash Flow is the resultant cash flow (before debt service and income tax) from net operating income after tenant improvements, leasing commissions, and replacement reserves are deducted.

Base Inflation Rate

A recent survey of institutional investors by Peter F. Korpacz & Associates, Inc., indicated their expectations for inflation factors for suburban office properties ranged between zero and 10.0% for income and between 3.0% and 5.0% for expenses. The respective averages were 2.43% and 3.94%. CB Commercial reported similar ranges, although their survey indicated average market-rent growth rates for Class A and Class B properties that were actually higher than corresponding expense growth rates.

It is reasonable to estimate that the market rent for the office space in the subject will approximate or slightly lag behind inflationary increases throughout the estimated holding period of the subject. Based on the foregoing analysis, I have estimated that the market rent in the subject will increase by 3.5% throughout the analysis period; I used an expense growth rate of 4.0% throughout the analysis period. {In Pro-Ject+, the growth rates have been entered as 0.0% for 1995 so as to avoid an increase in rents and expenses after only one month of the analysis period.}

Summary of Assumptions and Estimates

Table V - 1 is a summary of the key assumptions and estimates made in the Income Capitalization Approach. Exhibits V - 1 through V - 6 present my prospective financial analysis which summarizes net annual cash flow (including net operating income) based upon the revenue and expense analyses.

                                                       Table V - 1
                                    Summary of Assumptions and Estimates Used in the
                                              Discounted Cash Flow Analysis
                                                Northeast Business Campus

      Area Measures: (Square Feet)            NEBC 1       NEBC 2      NEBC 3       NEBC 4       NEBC 5       Total
      Gross Building Area (GBA)               31,561       32,812      24,138       23,991       71,000     183,502
      Net Rentable Area (NRA)                 31,105       31,105      23,545       23,717       71,000     180,472


      Estimated Holding Period:
      Length - 10 years
      Beginning Date - December 1, 1995
      Ending Date - November 30, 2005, terminating with a hypothetical sale on November 30, 2005
      Reversion Proceeds - based on capitalizing fiscal-year-ending 2006 NOI at terminal capitalization rate and subtracting cost of sale.

      Investment Rate Parameters:             NEBC 1       NEBC 2      NEBC 3       NEBC 4       NEBC 5
      Discount Rate                            13.5%        13.0%       13.5%        13.5%        12.5%
      Terminal Capitalization Rate             11.0%        11.0%       11.0%        11.0%        11.0%
      Cost of Sale                              3.0%         3.0%        3.0%         3.0%         3.0%

      Growth Rate Estimates:
       Market Rent - 3.5% beginning in 1996
       Operating Expenses - 4.0% beginning in 1996

      Market Rent Estimates
      Stated in 1995 dollars, absolute net, with tenants paying pro-rata share of operating expenses.
                                              NEBC 1       NEBC 2      NEBC 3       NEBC 4       NEBC 5
      Rate per square foot,                    $7.50        $7.50       $6.50        $6.50        $7.50
      Renewal rate                               60%          50%         60%          60%          60%
      Tenant Improvements
      $ per square foot                        $8.00        $9.00       $6.00        $6.00        $8.00
                                  new           3.00         3.00        2.00         2.00         3.00
      tenants                                   5.00         6.00        3.60         3.60         5.00

      renewals

      weighted average
      Leasing Commissions
                                  new           5.0%         5.0%        5.0%         5.0%         5.0%
      tenants                                   2.0%         2.0%        2.0%         2.0%         2.0%
                                                3.2%         3.5%        3.2%         3.2%         3.2%
      renewals

      weighted average

      Vacancy and Credit Loss:
      Vacancy between terms                 3 months     4 months    3 months     3 months     3 months
      Credit Loss Allowance - 2%

NORTHEAST BUSINESS CAMPUS - BLDG. 1                              PRO FORMA ANALYSIS (FISCAL BASIS)                     Exhbit V-1


Fiscal Year Ending
11/30/                  1996       1997       1998       1999       2000       2001       2002       2003      2004

MINIMUM RENT          215,228    226,158    250,814    234,371    216,923    228,012    271,708    268,466   258,467
OP EXPENSES - REIM     70,012    121,805    157,858    173,321    162,043    165,406    198,585    202,389   199,211
OP EXPENSES - JAN      12,808          0          0          0          0          0          0          0         0
CREDIT LOSS            (5,961)    (6,959)    (8,173)    (8,154)    (7,579)    (7,868)    (9,406)    (9,417)   (9,154)
TOTAL RENT            292,087    341,004    400,499    399,538    371,387    385,550    460,887    461,438   448,524

ADMINISTRATIVE          6,200      6,427      6,684      6,952      7,230      7,519      7,820      8,133     8,458
REPAIRS & MAINT.       25,000     25,917     26,953     28,031     29,153     30,319     31,532     32,793    34,105
UTILITIES              42,400     43,955     45,713     47,541     49,443     51,421     53,478     55,617    57,841
REAL ESTATE TAXES      31,000     32,137     33,422     34,759     36,149     37,595     39,099     40,663    42,290
INSURANCE               3,400      3,525      3,666      3,812      3,965      4,123      4,288      4,460     4,638
OTHER (NON-REIMB.)      5,600      5,805      6,038      6,279      6,530      6,791      7,063      7,346     7,639
JANITORIAL             22,000     22,807     23,719     24,668     25,654     26,681     27,748     28,858    30,012
ROADS/GROUNDS/SEC.     13,000     13,477     14,016     14,576     15,159     15,766     16,396     17,052    17,734
MANAGEMENT FEE         11,683     13,640     16,020     15,981     14,855     15,422     18,435     18,458    17,941
TOTAL EXPENSES        160,283    167,690    176,231    182,599    188,138    195,637    205,859    213,380   220,658

NET OPERATING INCOME  131,804    173,314    224,268    216,939    183,249    189,913    255,028    248,058   227,866

COMMISSIONS            17,342     15,678          0      2,354      9,905     22,520          0      2,702     4,518
CAPITAL IMPROVEMENTS    4,734      4,734      4,924      5,120      5,325      5,538      5,760      5,990     6,230
ALTERATIONS            92,381     82,146          0     12,441     52,591    120,024          0     14,554    24,456
TOTAL CAPITAL ITEMS   114,457    102,558      4,924     19,915     67,821    148,082      5,760     23,246    35,204

CASH FLOW              17,347     70,756    219,344    197,024    115,428     41,831    249,268    224,812   192,662



   2005                  2006

 259,980               302,146
 194,058               221,006
       0                     0
  (9,081)              (10,463)
 444,957               512,689

   8,796                 9,148
  35,469                36,887
  60,155                62,561
  43,981                45,740
   4,824                 5,017
   7,945                 8,263
  31,212                32,461
  18,444                19,181
  17,798                20,507
 228,624               239,765

 216,333               272,924

  17,564
   6,479
  95,406
 119,449

  96,884



NORTHEAST BUSINESS CAMPUS - BLDG. 2                              PRO FORMA ANALYSIS (FISCAL BASIS)                     Exhibit V-2

Fiscal Year Ending
11/30/                    1996       1997       1998       1999       2000       2001       2002       2003      2004

MINIMUM RENT           $372,638   $372,638   $391,301   $219,761   $258,650   $258,650   $258,650   $172,433  $296,807
OP EXPENSES - REIM        7,200      7,200      7,733      2,667          0          0          0          0         0
OP EXPENSES - JAN             0          0          0     52,936    180,951    189,286    196,436    132,156   212,523
CREDIT LOSS              (7,597)    (7,597)    (7,981)    (5,507)    (8,792)    (8,959)    (9,102)    (6,092)  (10,187)
TOTAL RENT              372,241    372,241    391,053    269,857    430,809    438,977    445,984    298,497   499,143

ADMINISTRATIVE            4,500      4,665      4,852      5,046      5,247      5,457      5,676      5,903     6,139
REPAIRS & MAINT.         25,000     25,917     26,953     28,031     29,153     30,319     31,532     32,793    34,105
UTILITIES                 2,581      2,671      2,764     33,906     48,853     51,786     53,857     56,012    58,252
REAL ESTATE TAXES        31,000     32,137     33,422     34,759     36,149     37,595     39,099     40,663    42,290
INSURANCE                 3,400      3,525      3,666      3,812      3,965      4,123      4,288      4,460     4,638
OTHER (NON-REIMB.)        5,600      5,805      6,038      6,279      6,530      6,791      7,063      7,346     7,639
JANITORIAL               22,000     22,807     23,719     24,668     25,654     26,681     27,748     28,858    30,012
ROADS/GROUNDS/SEC.       13,000     13,477     14,016     14,576     15,159     15,766     16,396     17,052    17,734
MANAGEMENT FEE           14,890     14,890     15,642     10,794     17,232     17,559     17,839     11,940    19,966
TOTAL EXPENSES          121,971    125,894    131,072    161,871    187,942    196,077    203,498    205,027   220,775

NET OPERATING INCOME    250,270    246,347    259,981    107,986    242,867    242,900    242,486     93,470   278,368

COMMISSIONS                   0          0      8,013     36,211          0          0          0          0    41,553
CAPITAL IMPRVMNTS         4,734      4,734      4,924      5,120      5,325      5,538      5,760      5,990     6,230
ALTERATIONS                   0          0     25,233    209,933          0          0          0          0   245,592
TOTAL CAPITAL ITEMS       4,734      4,734     38,170    251,264      5,325      5,538      5,760      5,990   293,375

CASH FLOW              $245,536   $241,613   $221,812  ($143,278)  $237,542   $237,362   $236,726    $87,480  ($15,007)


    2005          2006

 $296,807      $296,807
        0             0
  221,202       229,566
  (10,360)      (10,527)
  507,649       515,846

    6,384         6,640
   35,469        36,887
   60,582        63,005
   43,981        45,740
    4,824         5,017
    7,945         8,263
   31,212        32,461
   18,444        19,181
   20,306        20,634
  229,147       237,828

  278,502      $278,018

        0
    6,479
        0
    6,479

 $272,023










NORTHEAST BUSINESS CAMPUS - BLDG. 3                              PRO FORMA ANALYSIS (FISCAL BASIS)                     Exhibit V-3

Fiscal Year Ending
11/30/                    1996       1997       1998       1999       2000       2001       2002       2003      2004

MINIMUM RENT           $148,823   $141,966   $145,924   $150,004   $164,226   $151,885   $164,697   $164,162  $189,241
OP EXPENSES - REIM       58,668     55,940     58,299     61,517     69,760     65,653     70,730     68,697    81,450
OP EXPENSES - JAN             0          0          0          0          0          0          0          0         0
CREDIT LOSS              (4,150)    (3,958)    (4,084)    (4,230)    (4,680)    (4,351)    (4,709)    (4,657)   (5,414)
TOTAL RENT              203,341    193,948    200,139    207,291    229,306    213,187    230,718    228,202   265,277

ADMINISTRATIVE            4,100      4,250      4,420      4,597      4,781      4,972      5,171      5,378     5,593
REPAIRS & MAINT.         17,000     17,623     18,328     19,061     19,824     20,617     21,441     22,299    23,191
UTILITIES                 1,400      1,451      1,509      1,570      1,633      1,698      1,766      1,836     1,910
REAL ESTATE TAXES        17,500     18,142     18,867     19,622     20,407     21,223     22,072     22,955    23,873
INSURANCE                 2,100      2,177      2,264      2,355      2,449      2,547      2,649      2,755     2,865
OTHER (NON-REIMB.)        2,200      2,281      2,372      2,467      2,565      2,668      2,775      2,886     3,001
JANITORIAL                    0          0          0          0          0          0          0          0         0
ROADS/GROUNDS/SEC.        9,900     10,263     10,674     11,100     11,544     12,006     12,487     12,986    13,505
MANAGEMENT FEE            8,134      7,758      8,005      8,292      9,172      8,528      9,229      9,128    10,611
TOTAL EXPENSES           62,334     63,945     66,439     69,064     72,375     74,259     77,590     80,223    84,549

NET OPERATING INCOME    141,007    130,003    133,700    138,227    156,931    138,928    153,128    147,979   180,728

COMMISSIONS               2,250      6,798      6,114      8,109          0      5,606      6,330     12,288         0
CAPITAL IMPRVMNTS         3,548      3,548      3,689      3,837      3,990      4,150      4,316      4,489     4,668
ALTERATIONS              15,700     29,559     26,711     35,595          0     24,847     28,144     54,992         0
TOTAL CAPITAL ITEMS      21,498     39,905     36,514     47,541      3,990     34,603     38,790     71,769     4,668

CASH FLOW              $119,509    $90,098    $97,186    $90,686   $152,941   $104,325   $114,338    $76,210  $176,060


    2005      2006

 $181,942  $184,745
   80,455    80,370
        0         0
   (5,248)   (5,302)
  257,149   259,813

    5,817     6,050
   24,119    25,083
    1,986     2,066
   24,828    25,821
    2,979     3,099
    3,121     3,246
        0         0
   14,046    14,607
   10,286    10,393
   87,182    90,365

  169,967  $169,448

        0
    4,855
        0
    4,855

 $165,112













NORTHEAST BUSINESS CAMPUS - BLDG. 4                              PRO FORMA ANALYSIS (FISCAL BASIS)                     Exhibit V-4

Fiscal Year Ending
11/30/                    1996       1997       1998       1999       2000       2001       2002       2003      2004

MINIMUM RENT           $139,233   $148,833   $150,284   $156,685   $147,829   $151,134   $175,634   $184,068  $184,068
OP EXPENSES - REIM       39,515     59,657     61,939     67,047     64,602     60,924     72,392     78,464    81,342
OP EXPENSES - JAN             0          0          0          0          0          0          0          0         0
CREDIT LOSS              (3,575)    (4,170)    (4,244)    (4,475)    (4,249)    (4,241)    (4,961)    (5,251)   (5,308)
TOTAL RENT              175,173    204,320    207,979    219,257    208,182    207,817    243,065    257,281   260,102

ADMINISTRATIVE            4,100      4,250      4,420      4,597      4,781      4,972      5,171      5,378     5,593
REPAIRS & MAINT.         17,000     17,623     18,328     19,061     19,824     20,617     21,441     22,299    23,191
UTILITIES                 1,400      1,451      1,509      1,570      1,633      1,698      1,766      1,836     1,910
REAL ESTATE TAXES        17,500     18,142     18,867     19,622     20,407     21,223     22,072     22,955    23,873
INSURANCE                 2,100      2,177      2,264      2,355      2,449      2,547      2,649      2,755     2,865
OTHER (NON-REIMB.)        2,200      2,281      2,372      2,467      2,565      2,668      2,775      2,886     3,001
JANITORIAL                    0          0          0          0          0          0          0          0         0
ROADS/GROUNDS/SEC.        9,900     10,263     10,674     11,100     11,544     12,006     12,487     12,986    13,505
MANAGEMENT FEE            7,007      8,173      8,319      8,770      8,327      8,313      9,723     10,291    10,404
TOTAL EXPENSES           61,207     64,360     66,753     69,542     71,530     74,044     78,084     81,386    84,342

NET OPERATING INCOME    113,966    139,960    141,226    149,715    136,652    133,773    164,981    175,895   175,760

COMMISSIONS              13,604      3,240      3,212          0          0     19,874      3,686          0         0
CAPITAL IMPRVMNTS         3,558      3,558      3,700      3,848      4,002      4,162      4,328      4,501     4,681
ALTERATIONS              58,864     14,085     14,033          0          0     88,094     16,417          0         0
TOTAL CAPITAL ITEMS      76,026     20,883     20,945      3,848      4,002    112,130     24,431      4,501     4,681

CASH FLOW               $37,940   $119,077   $120,281   $145,867   $132,650    $21,643   $140,550   $171,394  $171,079


    2005       2006

 $157,184   $200,483
   65,149     84,374
        0          0
   (4,447)    (5,697)
  217,886    279,160

    5,817      6,050
   24,119     25,083
    1,986      2,066
   24,828     25,821
    2,979      3,099
    3,121      3,246
        0          0
   14,046     14,607
    8,715     11,166
   85,611     91,138

  132,275   $188,022

   22,807
    4,869
  103,057
  130,733

   $1,542





















 NORTHEAST BUSINESS CAMPUS - BLDG. 5 PRO FORMA ANALYSIS (FISCAL BASIS) Exhibit V-5

Fiscal Year Ending
11/30/                     1996        1997        1998        1999        2000        2001        2002        2003        2004

MINIMUM RENT            $447,948    $481,526    $489,510    $453,082    $539,631    $594,401    $600,153    $544,280    $586,003
OP EXPENSES - REIM       361,938     405,968     421,916     372,793     409,746     471,228     494,667     459,534     468,375
OP EXPENSES - JAN              0           0           0           0           0           0           0           0           0
CREDIT LOSS              (16,198)    (17,750)    (18,228)    (16,517)    (18,988)    (21,313)    (21,896)    (20,076)    (21,088)
TOTAL RENT               793,688     869,744     893,198     809,358     930,389   1,044,316   1,072,924     983,738   1,033,290

ADMINISTRATIVE             7,700       7,982       8,302       8,634       8,979       9,338       9,712      10,100      10,504
REPAIRS & MAINT.          61,000      63,237      65,766      68,397      71,133      73,978      76,937      80,015      83,215
UTILITIES                129,700     134,456     139,834     145,427     151,244     157,294     163,586     170,129     176,934
REAL ESTATE TAXES         75,000      77,750      80,860      84,094      87,458      90,956      94,595      98,379     102,314
INSURANCE                  7,100       7,360       7,655       7,961       8,279       8,611       8,955       9,313       9,686
OTHER (NON-REIMB.)         9,000       9,330       9,703      10,091      10,495      10,915      11,351      11,805      12,278
JANITORIAL                49,700      51,522      53,583      55,727      57,956      60,274      62,685      65,192      67,800
ROADS/GROUNDS/SEC.        28,000      29,027      30,188      31,395      32,651      33,957      35,315      36,728      38,197
MANAGEMENT FEE            31,748      34,790      35,728      32,374      37,216      41,773      42,917      39,350      41,332
TOTAL EXPENSES           398,948     415,454     431,619     444,100     465,411     487,096     506,053     521,011     542,260

NET OPERATING INCOME     394,740     454,290     461,579     365,258     464,978     557,220     566,871     462,727     491,030

COMMISSIONS               22,065           0           0      42,910      30,767       3,143           0           0      50,964
CAPITAL IMPRVMNTS         10,650      10,650      11,076      11,519      11,980      12,459      12,957      13,476      14,015
ALTERATIONS              126,824           0           0     226,744     163,358      16,772           0           0     275,869
TOTAL CAPITAL ITEMS      159,539      10,650      11,076     281,173     206,105      32,374      12,957      13,476     340,848

CASH FLOW               $235,201    $443,640    $450,503     $84,085    $258,873    $524,846    $553,914    $449,251    $150,182



     2005        2006

  $682,165    $709,962
   537,294     579,007
         0           0
   (24,389)    (25,779)
 1,195,070   1,263,190

    10,924      11,361
    86,544      90,005
   184,012     191,372
   106,406     110,662
    10,073      10,476
    12,769      13,279
    70,512      73,332
    39,725      41,314
    47,803      50,528
   568,768     592,329

   626,302    $670,861

    39,911
    14,575
   216,909
   271,395

  $354,907







NORTHEAST BUSINESS CAMPUS - COMBINED PRO FORMA ANALYSIS (FISCAL BASIS) Exhibit V-6

Fiscal Year Ending
11/30/                    1996        1997        1998        1999        2000        2001        2002        2003        2004

MINIMUM RENT          $1,323,870  $1,371,121  $1,427,833  $1,213,903  $1,327,259  $1,384,082  $1,470,842  $1,333,409  $1,514,586
OP EXPENSES - REIM       537,333     650,570     707,745     677,345     706,151     763,211     836,374     809,084     830,378
OP EXPENSES - JAN         12,808           0           0      52,936     180,951     189,286     196,436     132,156     212,523
CREDIT LOSS              (37,481)    (40,434)    (42,710)    (38,883)    (44,288)    (46,732)    (50,074)    (45,493)    (51,151)
TOTAL RENT             1,836,530   1,981,257   2,092,868   1,905,301   2,170,073   2,289,847   2,453,578   2,229,156   2,506,336

ADMINISTRATIVE            26,600      27,574      28,678      29,826      31,018      32,258      33,550      34,892      36,287
REPAIRS & MAINT.         145,000     150,317     156,328     162,581     169,087     175,850     182,883     190,199     197,807
UTILITIES                177,481     183,984     191,329     230,014     252,806     263,897     274,453     285,430     296,847
REAL ESTATE TAXES        172,000     178,308     185,438     192,856     200,570     208,592     216,937     225,615     234,640
INSURANCE                 18,100      18,764      19,515      20,295      21,107      21,951      22,829      23,743      24,692
OTHER (NON-REIMB.)        24,600      25,502      26,523      27,583      28,685      29,833      31,027      32,269      33,558
JANITORIAL                93,700      97,136     101,021     105,063     109,264     113,636     118,181     122,908     127,824
ROADS/GROUNDS/SEC.        73,800      76,507      79,568      82,747      86,057      89,501      93,081      96,804     100,675
MANAGEMENT FEE            73,462      79,251      83,714      76,211      86,802      91,595      98,143      89,167     100,254
TOTAL EXPENSES           804,743     837,343     872,114     927,176     985,396   1,027,113   1,071,084   1,101,027   1,152,584

NET OPERATING INCOME   1,031,787   1,143,914   1,220,754     978,125   1,184,677   1,262,734   1,382,494   1,128,129   1,353,752

COMMISSIONS               55,261      25,716      17,339      89,584      40,672      51,143      10,016      14,990      97,035
CAPITAL IMPROVEMENTS      27,224      27,224      28,313      29,444      30,622      31,847      33,121      34,446      35,824
ALTERATIONS              293,769     125,790      65,977     484,713     215,949     249,737      44,561      69,546     545,917
TOTAL CAPITAL ITEMS      376,254     178,730     111,629     603,741     287,243     332,727      87,698     118,982     678,776

CASH FLOW               $655,533    $965,184  $1,109,126    $374,384    $897,434    $930,007  $1,294,796  $1,009,147    $674,976


     2005        2006

 $1,578,078  $1,694,143
    876,956     964,757
    221,202     229,566
    (53,525)    (57,768)
  2,622,711   2,830,698

     37,738      39,249
    205,720     213,945
    308,721     321,070
    244,024     253,784
     25,679      26,708
     34,901      36,297
    132,936     138,254
    104,705     108,890
    104,908     113,228
  1,199,332   1,251,425

  1,423,379  $1,579,273

     80,282
     37,257
    415,372
    532,911

   $890,468


Discounted Cash Flow

The discounted cash flow analysis originates with the development of cash flow over an estimated term of ownership, which is consistent with typical holding periods observed in the market. The prospective financial analysis of the subject property was previously presented. The annual cash flows, including the estimated net proceeds from a hypothetical future sale, are then discounted at the market-indicated required rate of return in order to formulate an indication of value. The general methodology, analysis of the market, and key rates are discussed below.

Reversion Methodology

To estimate the reversionary value of the subject at the termination of the investment period, I have utilized the direct capitalization technique. A market-derived terminal capitalization rate was used to convert the estimate of reversion-year net operating income into value at the conclusion of the holding period. Net operating income for the year ending November 30, 2006, was used for calculation of the reversion value.

Analysis of Rate Data

Since the use of this method of analysis attempts to replicate the overall performance of the investment from its inception to its termination, the rate utilized as a discount factor must reflect the total yield to the equity position.

By definition, this yield rate is also known as the Internal Rate of Return
(IRR):

         The IRR is the rate of return on invested capital that is generated, or is capable of being generated, within an investment during the period of ownership. In other words, it is a rate of profit (or loss) or a measure of performance. It is, literally, an interest rate. The effective interest rate on a real estate investment is the equity investor's IRR. The yield to maturity on a bond is the bond holder's IRR, when the bond is held for its full term. The IRR is the rate of return on capital expressed as a ratio per unit of time; for example, 10% per annum.1

The discount rate utilized herein is essentially an anticipated IRR for the subject, as estimated from investment performance realized by market participants. Although the investment vehicle being analyzed herein is real property, competition for investment dollars in other investment media is keen, and the prudent investment manager must carefully consider all alternatives. The tables on the following pages present current yields on alternative investment forms which are in competition for available funds.


   1   The Internal Rate of Return in Real Estate Investments, Charles B.
         Akerson, A.S.R.E.C., Chicago, Illinois, 1978.

                                            Table V - 2
                                   Yields On Selected Securities



              Long-Term    Five-year Treasury     Corporate        Corporate
              Treasury         Securities            Aaa              Baa
             Securities                             Bonds            Bonds


Dec-85            9.69%             8.74%            10.18%           11.59%


Dec-86             7.63              6.69              8.47             9.98


Dec-87             9.05              8.38             10.06            11.24


Dec-88             9.11              9.18              9.60            10.67


Dec-89             8.09              7.88              8.88             9.85


Dec-90             8.24              7.73              9.05            10.43


Dec-91             7.70              6.19              8.31             9.26


Dec-92             7.44              6.08              7.98             8.81


Dec-93             6.25              5.15              6.93             7.69


Dec-94             7.87              7.78              8.46             9.11


Aug-95             6.86              6.24              7.57             8.19


SOURCE: "U.S. Financial Data"; Federal Reserve Statistical Release; "Appraiser News", November 1995, Appraisal Institute

                                                Table V - 3
                                        Real Estate Investor Survey
                                      National Suburban Office Market
                                             Third Quarter 1995


                              Current Quarter    Last Quarter      Year Ago


Free and Clear Equity IRR
Range                          10.00-15.00%      10.00-15.00%    10.00-15.00%
Average                           12.09%            12.04%          12.24%
Change (Basis Points)                -                +5              -15


Free & Clear Equity Cap Rate
Range                           8.00-12.00%       8.00-12.00%     8.50-12.00%
Average                            9.60%             9.60%           9.73%
Change (Basis Points)                -                 0              -13


Residual Cap Rate
Range                           8.50-12.00%       8.50-12.00%     8.00-12.00%
Average                            9.78%             9.78%           9.78%
Change (Basis Points)                -                 0               0


Source:  Korpacz Real Estate Investor Survey, Third Quarter 1995



                                             Table V - 4
                                CB Commercial National Investor Survey
                            Current Investment Criteria -- Suburban Office
                                          Third Quarter 1995


                                 Class A            Class B            Class C


Going-In Cap. Rate             8% to 12%          9% to 13%       10.5% to 13%


Terminal Cap. Rate             8% to 12%        9.5% to 13%         11% to 13%


Discount Rate                 11% to 15%         12% to 16%       12.5% to 14%


Market Rent Growth Rate        0% to 10%        0.25% to 7%           0% to 5%


Expense Growth Rate             3% to 5%           3% to 5%           3% to 4%


Typical Marketing Period  2 to 18 months     3 to 12 months     3 to 18 months


Source:  CB Commercial National Investor Survey, Third Quarter 1995


Tables V - 3 and V - 4 present the most direct reflection of real estate as an investment media in estimating a discount rate applicable to the subject. The prudent investment manager must compare rates of return because of the element of risk involved in real estate investments versus alternative investment vehicles.

Bonds have fixed rates and face values which do not change. However, they are generally for longer terms and have various degrees of security. Yields are controlled by discounting the face value in exchange transactions. If a bond is held to maturity, its yield or IRR is the face rate if purchased at par value. Table V - 2 reflects current yields ranging from 6.24% to 8.19%. Generally, as the degree of security decreases, the required yield rate will increase. The current rate for Baa Bonds at 8.19% would tend to be the most relevant indicator because of inherent risk factors in real estate and the additional management burden which is not present in a bond investment.

Table V - 3 provides the most recent information from a survey of investors active in the national suburban office market. This survey indicates a free and clear equity (overall) capitalization rate of 8% to 12% with an average of 9.6%. The residual (terminal) capitalization rates ranged from 8.5% to 12% with an average of 9.78%. The overall range indicated for the discount rate or free and clear IRR was 10% to 15% with an average of 12.09%.

Table V - 4 also provides information from a survey of investors active in the purchase of real estate properties. This survey indicates a terminal capitalization rate range for suburban office buildings of 8% to 13% depending upon class. The range for the IRR (discount rate) was 11% to 16%.

Basis of Discount Rate

The discount rate to be applied to the cash flows of the subject property must reflect the quality and durability of the income estimates, as well as the likelihood of real long-term gain in asset value. As discussed, the yield to the investor or IRR must be at a level commensurate with alternative investment vehicles. The most comparable rates, as previously discussed, include:


                                       Table V - 5
                               Discount Rate Survey Summary


                                                     Minimum        Maximum


Mortgage Yield Rates                                  6.24%          6.86%


Bond and Security Yields                              7.57%          8.19%


Korpacz Investment Survey - Suburban Office          10.00%         15.00%


CB Commercial Survey - Suburban Office               11.00%         16.00%


The unique investment characteristics of real estate, as compared to the investment types listed above, must be considered in arriving at the discount rate to be utilized. Real estate has proven to be a good hedge against inflation because of the "upside" potential which can be realized through asset appreciation. In that sense, it is more desirable than conventional mortgages or long-term bonds.

Alternatively, the performance of real estate is dependent upon and could fluctuate with the quality of management, unexpected competition, disasters, or economic cycles in the market. Therefore, it entails a greater degree of risk than instruments such as government-backed bonds or fixed-rate mortgages.

The subject is best represented by the range indicated by the investor surveys Class B suburban office properties. I considered the following factors to be particularly significant in estimating the discount rate best representing the subject's market position:

         Suburban office market conditions should remain competitive, although rental rates are beginning to show upward movement;

         assuming the continued expenditure for capital improvements, the subject should be able to maintain its market position and stabilized occupancy, while providing a relatively attractive and affordable business environment;

         leases signed by ADP and CIGNA should provide a solid tenant base during the first few years of the analysis period, thus reducing vacancy risk;

         the anticipated prospective revenue growth is moderate over the entire holding period, and assumes rental rates of any aging property are likely to trail inflation at least slightly; and

         the subject should remain reasonably competitive relative to the newer office and office/warehouse space along I-270 by offering aggressive market rental rates.

Overall, considering all of the relevant data in the context of the subject's location, market presence, and age, a discount rate of 13.0% is considered to best represent NEBC 1, NEBC 3, and NEBC 4's market position. A rate of 12.5% is considered to be appropriate for NEBC 2, especially given the slightly conservative renewal assumptions included in my analysis. A rate of 12.0% is used for NEBC 5 and reflects the relative safety associated with the rate and term of CIGNA's lease.

Basis for Terminal Capitalization Rate Used in Property Reversion

A number of the preceding tables also address the issue of a terminal capitalization rate. Tables V - 3 and V - 4 are particularly significant as they apply specifically to suburban office buildings. These tables indicate that informed participants are considering terminal capitalization rates in the range of 8% to 13% for suburban office properties.

The comparable sales listed in the Sales Comparison Approach have going-in (overall) capitalization rates ranging from 7.1% to 13.9%, with an average of 10.8%. To reflect the risk inherent in estimating a rate ten years in the future, investor criteria often requires the terminal rate to be approximately 50 basis points above the going-in rate, although in some cases the terminal capitalization rate may actually be lower than the going-in rate. Based on the data from the investor surveys and the most recent comparable sales, I feel that an appropriate terminal capitalization rate for the subject would be near the middle of the range indicated by the surveys.

Given the attributes of the subject, I have estimated that a terminal capitalization rate of 10.5% is appropriate to convert the eleventh year's net income into an indication of reversionary value at the end of the estimated holding period for all five buildings.

Resale Expense Rate

This represents an estimate of the cost of sale expressed as a percentage of the prospective resale price. The percent shown, 3%, is a typical allowance for selling costs in today's market, including such fees as transfer taxes (revenue stamps), legal fees (typically 0.5% to 1.0% for large deals), closing costs, and selling agent's fees, if any (often in the range of 1% to 2% for large projects).

Value of Reversion

Net operating income for the eleventh year was capitalized at the appropriate terminal capitalization rate to estimate the sale price of the property at the end of the investment period. After capitalizing the net operating income, a 3% cost of sale was deducted to arrive at net sale proceeds. These calculations are presented below.

                                                    Table V - 6
                                             Northeast Business Campus
                                              Reversion Calculations

                          NEBC 1      NEBC 2     NEBC 3      NEBC 4     NEBC 5      Total

Net Operating Income
     (For year ending
     November 30, 2006)
                           $272,924    $278,018    $169,448   $188,022   $670,861   $1,579,273
                           --------    --------    --------   --------   --------   ----------
Capitalized at 10.5%
                         $2,599,276  $2,647,790  $1,613,790 $1,790,686 $6,389,152  $15,040,695
Less:  3% Cost of Sale
                            -77,978     -79,434     -48,414    -53,721   -191,675      451,221
Net Sale Proceeds
    (Reversion)
                         $2,521,298  $2,568,357  $1,565,377 $1,736,965 $6,197,478  $14,589,474
                         ==========  ==========  ========== ========== ==========  ===========



Conclusion

The value indicated by the discounted cash flow analysis is equal to the future cash flow discounted at the appropriate rate to present value, plus the present value of the reversionary sale proceeds utilizing a terminal capitalization rate of 10.5% and the applicable discount rate. The results of this procedure are presented below.

                                             Table V - 7
                                      Northeast Business Campus
                                      Present Value Calculations

NEBC 1

Present Value of Cash (@13.0%)                                           $ 709,555              48.86%
Present Value of Reversionary Sale Proceeds (@ 13.0%)                      742,745              51.14%
                                                                 --        -------              ------
Indicated Value of Property                                             $1,452,300             100.00%
                                                                        ==========             =======
                                                     rounded            $1,450,000

NEBC 2

Present Value of Cash (@12.5%)                                           $ 940,858              54.33%
Present Value of Reversionary Sale Proceeds (@ 12.5%)                      790,916              45.67%
                                                                 --        -------              ------
Indicated Value of Property                                             $1,731,774             100.00%
                                                                        ==========             =======
                                                     rounded            $1,730,000

NEBC 3

Present Value of Cash (@13.0%)                                           $ 616,929              57.23%
Present Value of Reversionary Sale Proceeds (@ 13.0%)                      461,142              42.77%
                                                                 --        -------              ------
Indicated Value of Property                                             $1,078,071             100.00%
                                                                        ==========             =======
                                                     rounded            $1,080,000

NEBC 4

Present Value of Cash (@13.0%)                                           $ 563,664              52.42%
Present Value of Reversionary Sale Proceeds (@ 13.0%)                      511,690              47.58%
                                                                 --        -------              ------
Indicated Value of Property                                             $1,075,354             100.00%
                                                                        ==========             =======
                                                     rounded            $1,080,000

NEBC 5

Present Value of Cash (@12.0%)                                          $1,950,995              49.44%
Present Value of Reversionary Sale Proceeds (@ 12.0%)                    1,995,422              50.56%
                                                                 -       ---------              ------
Indicated Value of Property                                             $3,946,417             100.00%
                                                                        ==========             =======
                                                     rounded            $3,950,000

Total

Present Value of Cash                                                   $4,782,001              51.51%
Present Value of Reversionary Sale Proceeds                              4,501,914              48.49%
                                                                 -       ---------              ------
Indicated Value of Property                                             $9,283,915             100.00%
                                                                        ==========             =======
                                                     rounded            $9,300,000



As a test of reasonableness, it is helpful to compare the ratio of the present value of the cash flow versus the present value of the reversion. The portion of total value attributable to the cash flow is somewhat greater than half of the total value, thus the analysis does not derive an unreasonably high value from the relatively speculative reversionary proceeds. An additional indication of the value's reasonableness can be derived by calculating the subject's implied capitalization rate. By dividing the first year's net operating income ($1,031,787) into the calculated value ($9,283,915), an implied overall capitalization rate ($1,031,787 / $9,283,915 = 0.111, or +/-11.1%) is produced.
An 11.1% going-in capitalization rate is well within the investment parameters that were previously presented.

Based upon my analysis of the subject and the market, together with my experience and knowledge acquired in appraising similar properties, it is my opinion that the market value of the leased fee interest in the subject via the discounted cash flow technique, expressed in terms of financial arrangements equivalent to cash, based upon market conditions as of the date of my initial property inspection, December 1, 1995, is:

                   Nine Million Three Hundred Thousand Dollars
                                   $9,300,000

Section VI

Sales Comparison Approach







Introduction

The Sales Comparison Approach is based upon the principle of substitution; that is, the value of a property is governed by prices paid for other similar properties. Since no two properties are ever identical, the necessary adjustments for differences in location, size, and marketability are a function of appraisal experience and judgment. In performing this approach to value, the comparables are adjusted to the average, overall characteristics of the subject.

Improved Sales Data

The sales listed in Table VI - 1 are office and office/warehouse buildings considered comparable to the subject. The seven sales and one listing are located in the Central Ohio area. All of the transactions represent recent sales or current listings of office properties that are similar to the subject in terms of location, age, and quality. The primary unit of comparison that I use is the price per rentable square foot. A more detailed description of these sales is included on the following pages.

                                                   Table VI - 1
                                   Comparable Office and Office/Warehouse Sales
                                             Northeast Business Campus


  Sale     Property/Address                  Date of     Sale Price     Rentable    Price Per    Overall Cap Rate
                                               Sale                        SF           SF             (%)+


    1      Cascades I, II, V, and VI           3/95      $12,200,000       219,865      $55.49    10.9% to 12.3%


    2      Cascades VII                        9/95      $1,600,000         20,000      $80.00         10.7%


    3      1650 Lake Shore Building            12/93     $4,000,000         49,848      $80.24     7.1% to 8.4%


    4      Star Bank Building                  4/94      $7,100,000         65,000     $109.23         10.8%


    5      The Center at Northwoods II         7/94      $7,580,000        108,715      $69.72         9.6%


    6      Spectrum I                          12/94     $4,468,500        135,614      $32.95         13.9%


    7      Spectrum II                         10/94     $5,600,000        133,504      $41.95         12.3%


    8      Worthington Business Center        listing    $3,500,000         68,000      $51.47         10.0%


+  Overall capitalization rates are stated before the deduction of replacement reserves.

Comparable Sales Map

                           Comparable Improved Sale 1

Project Name                       Cascades Corporate Center I, II, V and VI

Address/Distance From Subject      130 to 300 E. Wilson Bridge Road,
                                   Worthington, approximately four miles
                                   northwest of the subject

Grantor                            Connecticut Mutual Life Insurance

Grantee                            Minshall Cascades LP

Date of Sale                       March 2, 1995

Terms and Conditions               Arm's-length and cash to seller - GE Capital
                                   provided financing of $10,000,000.

Buyer Motivation                   Investor

Sales Price                        $12,200,000  (includes  escrow amount of
                                   $1,200,000 for tenant improvements and other necessary capital items)

Price/SF (NRA)                     $55.49

Effective Gross Income             $2,861,062 to $3,024,062 ($13.01 to $13.75
                                   per square foot) [See Comments]

Expenses (50.5% to 53.4%)          $1,528,062 ($6.95/square foot)

Net Operating Income               $1,333,000 to $1,496,000 [See Comments]

Effective Gross Income Multiplier  4.03 to 4.26 [See Comments]

Capitalization Rate                10.9% to 12.3% [See Comments]

Property Description:

Year Completed                     +/-1978

No. of Bldgs/No. of Stories        4 buildings / 2 to 4 stories

NRA                                219,865 square feet

Parking Ratio                      +/-4 spaces/1,000 square feet

S.F. Handicap Accessible           Most

No. of Elevators/Quality           Typically 2 per building / Average quality

Exterior Finish/Construction       Concrete, dryvit, and glass panels/ average
                                   condition

Interior Finish/Construction                         Typical
                                                     office   finish    includes
                                                     vinyl  wall   covering   or
                                                     paint on drywall partitions
                                                     with       commercial-grade
                                                     carpet    and     suspended
                                                     acoustical        ceilings.
                                                     Overall  interior finish is
                                                     of   good    quality    and
                                                     condition.

Project Amenities:

Landscaping                  Small, medium, and mature trees, plus an assortment
                             of bushes, plants, and flowers. Security Card access security system Common Areas Varies typically lobby atrium in each building

Express Mail Drop Box        UPS, Federal Express, Airborne Express,
                             U. S. Postal Express

Other                        None

Comments on Amenities        Project amenities are comparable to the subject;
                             building amenities are comparable to NEBC 5.

Lease Data:

Lease Rates/Terms            The asking lease rate at the time of sale was $9.50
                             to $10.00 per square foot, although actual in-place rates were somewhat lower.

Expenses Included                                    None,  tenant pays
                                                     their pro-rata share of all
                                                     operating  expenses.   [The
                                                     buildings      are      not
                                                     consistently    leased   in
                                                     terms of net versus  gross;
                                                     the  information  presented
                                                     herein reflects a net basis
                                                     for  the  reimbursement  of
                                                     operating expenses.]

Improvement Allowance                                Negotiable

Rental Concessions                                   Negotiable

Effective Rate (after T.I.)                          NAV

Vacant Space & Vacancy %                           +/-22,000 square feet / 10%

Overall Comparability:

Location                             Superior
Project Amenities                    Comparable
Interior Finish                      Comparable to NEBC 1, NEBC 2, and NEBC 5
Exterior Finish/Construction         Comparable to NEBC 1, NEBC 2, and NEBC 5
Management                           Comparable

Comments:                                            The buyer's original net
                                                     operating income estimate
                                                     was $1,333,000; actual
                                                     first-year net operating
                                                     income is expected to be
                                                     closer to $1,496,000.
                                                     Operating expenses and
                                                     effective gross income are
                                                     based upon actual expected
                                                     first-year figures.

Confirmation Broker, knowledgeable third party, and courthouse records Mgmt. Co. Mathews o Click o Bauman
Phone No.  (614) 847-1492

                                                 PHOTOGRAPH

                                         Comparable Improved Sale 1
                                           Cascades Office Complex

                           Comparable Improved Sale 2

Project Name                         Cascade Corporate Center VII

Address/Distance From Subject        110 E. Wilson Bridge Road, Worthington,
                                     approximately four miles northwest of the subject

Grantor                              Eastgroup Properties

Grantee                              Miller Investments

Date of Sale                         September 1, 1995

Terms and Conditions                 Arm's-length - Grantor provided $150,000
                                     financing at unspecified terms.

Buyer Motivation                     Investor

Sales Price                          $1,600,000

Price/SF (NRA)                       $80.00

Effective Gross Income               $310,400 ($15.52 per square foot)

Expenses (44.7%)                     $138,900 ($6.95 per square foot)

Net Operating Income                 $171,500 ($8.58 per square foot)

Effective Gross Income Multiplier                    5.15

Capitalization Rate                                  10.7%

Property Description:

Year Completed                                       1983

No. of Bldgs/No. of Stories                          1 / 2

NRA                                                  20,000 square feet

Parking Ratio                                        2.95 spaces/1,000 square
                                                     feet

S.F. Handicap Accessible                             First floor

No. of Elevators/Quality             None

Exterior Finish/Construction         Wood with stone veneer accents and
                                     reflective, insulated glass /
                                     Good condition

Interior Finish/Construction                         Typical
                                                     office   finish    includes
                                                     vinyl  wall   covering  and
                                                     paint on drywall partitions
                                                     with       commercial-grade
                                                     carpet    and     suspended
                                                     acoustical        ceilings.
                                                     Overall  interior finish is
                                                     of high  quality  and  good
                                                     condition.

Project Amenities:

Landscaping                 Small, medium, and mature trees, plus an assortment
                            of bushes, plants, and flowers. Security Yes Common
                            Areas Two-story lobby with stairway and wood deck in
                            rear.
Express Mail Drop Box       UPS, Federal Express, Airborne Express, U. S. Postal
                            Express
Other                       None

Comments on Amenities       Project  amenities  are  comparable  to the subject;
                            building amenities are inferior to NEBC 5 but comparable to NEBC 1 and NEBC 2.

Lease Data:

Lease Rates/Terms           The asking lease rate at the time of sale was
                            approximately $9.00 (adjusted to a net basis) per square foot. The projected EGI reflects approximately $8.50 (adjusted to a net basis) per square foot. The leases typically have five-year terms.

Expenses                    Included None,  tenant pays
                            their pro-rata share of all
                            operating  expenses.   [The
                            building  is  leased  on  a
                            gross  basis;  for purposes
                            of     comparison,      the
                            information       presented
                            herein reflects a net basis
                            for  the  reimbursement  of
                            operating expenses.]

Improvement Allowance                                Negotiable

Rental Concessions                                   Minimal

Effective Rate (after T.I.)     +/-$6.50

Vacant Space & Vacancy %        Zero / 0%

Major Tenants                   Team America, Joshua Investments Co., Star
                                Leasing, and Great Lakes Security

Overall Comparability:

Location                        Superior
Project Amenities               Comparable
Interior Finish                 Comparable to NEBC 1, NEBC 2, and NEBC 5
Exterior Finish/Construction    Comparable to NEBC 1, NEBC 2, and NEBC 5
Management                      Comparable

Comments:                       Prior to its sale, the property had been listed
                                at $2,000,000 then $1,800,000.

Confirmation  Broker and courthouse records
Mgmt. Co.  Mathews o  Click o  Bauman
Phone No.  (614) 847-1492

                                                 PHOTOGRAPH

                                         Comparable Improved Sale 2
                                                 Cascade VII

                           Comparable Improved Sale 3

Project Name                     1650 Lake Shore Building

Address/Distance From Subject    1650 Lakeshore Drive, Columbus,
                                 approximately 10 miles southwest of the subject

Grantor                          Fifth Shore Partnership (Daimler Company)

Grantee                          1650 Lake Shore, Inc. (Ohio Bar Liability Co.)

Date of Sale                     December 30, 1993

Terms and Conditions             Arm's-length and cash

Buyer Motivation                 Owner-occupant/Investor [See Comments]

Sales Price                      $4,000,000

Price/SF (NRA)                   $80.24

Effective Gross Income (1993 actuals)      $533,988 ($10.71 per square foot)

Expenses (46.7%)                           $249,240 ($5.00 per square foot)

Net Operating Income                       $284,748 ($5.71 per square foot)

Effective Gross Income Multiplier          7.49

Capitalization Rate                        7.1% (based upon 1993 actual)
                                           8.4% (based upon stabilized income)
Property Description:

Year Completed                             1990

No. of Bldgs/No. of Stories                1 / 3 plus full basement

NRA                                        49,848 square feet

Parking Ratio                              Adequate

S.F. Handicap Accessible                   All

No. of Elevators/Quality                   1 / Good quality

Exterior Finish/Construction     Colonial architecture featuring brick exterior
                                 with pitched roof. / Excellent condition

Interior Finish/Construction   Typical
                               office   finish    includes
                               vinyl  wall   covering   on
                               drywall   partitions   with
                               commercial-grade carpet and
                               suspended        acoustical
                               ceilings.  Overall interior
                               finish  is of high  quality
                               and good condition.

Project Amenities:

Landscaping                    Small to mature trees, bushes, plants, and
                               flowers
Security                       Card access security system
Common Areas                   Central lobby
Express Mail Drop Box          None
Other                          Scioto River frontage

Comments on Amenities          Amenities are slightly superior to subject.

Lease Data:

Lease Rates/Terms              The   asking
                               lease  rate at the  time of
                               sale was  $11.00  to $12.00
                               per square  foot,  although
                               actual   lease   rates  are
                               believed   to  be  somewhat
                               lower  (+/-$8.00  to  $9.00
                               per square foot).

Expenses Included              None, tenant pays their pro-rata
                               share of all operating expenses.

Improvement Allowance                                Negotiable

Rental Concessions                                   Negotiable

Effective Rate (after T.I.)                       $6.00 to $7.00 per square foot

Vacant Space & Vacancy %                           +/-11,000 square feet / 22%

Major Tenants                                        Ohio State Bar Association

Overall Comparability:

Location                                             Slightly superior
Project Amenities                                    Slightly superior
Interior Finish                                      Comparable to NEBC 1, NEBC
                                                     2, and NEBC 5
Exterior Finish/Construction                         Superior
Management                                           Comparable

Comments:                         An  affiliate  of the grantee is now the
                                  building's major tenant and also occupies all of an adjacent building. The purchase was intended to facilitate possible future expansion needs.

                                  The transfer reflects an
                                  "as-is" sale; there were no
                                  allowances for
                                  approximately 4,000 square
                                  feet of unfinished space.
                                  According to the grantor's
                                  projections, the building
                                  was expected to achieve
                                  stabilized occupancy in
                                  1995. Current lease
                                  listings - in hindsight
                                  support this projection.
                                  The grantor's stabilized
                                  net operating income
                                  estimate of $336,162 would
                                  indicate a stabilized
                                  overall capitalization rate
                                  of 8.4% based upon the
                                  purchase price (without
                                  consideration given to the
                                  cost of finishing and
                                  leasing the unfinished and
                                  vacant space).

Confirmation  Knowledgeable third party and courthouse records
Mgmt. Co.   Galbreath Company
Phone No.  (614) 460-4406

                                   PHOTOGRAPH

                           Comparable Improved Sale 3
                              1650 Lake Shore Drive

                           Comparable Improved Sale 4

Project Name                         Star Bank Building

Address/Distance From Subject        501 Schrock Road, Westerville,
                                     approximately two miles north of the
                                     subject

Grantor                              Schrock-Cooper, L.P. (Daimler Company)

Grantee                              John W. Messmore, Trustee

Date of Sale                         April 29, 1994

Terms and Conditions                 Arm's-length and cash (Grantee assumed
                                     Grantor's existing mortgage)

Buyer Motivation                     Investor

Sales Price                          $7,100,000

Price/SF (NRA)                       $109.23

Effective Gross Income               NAV

Expenses                             NAV

Net Operating Income (1993 actual)   $763,750 ($11.75 per square foot)

Effective Gross Income Multiplier    NAV

Capitalization Rate                  10.8%

Property Description:

Year Completed                       1990

No. of Bldgs/No. of Stories          1 / 4

NRA                                  65,000 square feet

Parking Ratio                        Adequate

S.F. Handicap Accessible             All

No. of Elevators/Quality                             2  / Good quality

Exterior Finish/Construction                         Brick exterior with
                                                     double-paned insulated,
                                                     reflective glass panels/
                                                     Very good condition

Interior Finish/Construction                         Typical
                                                     office   finish    includes
                                                     vinyl  wall   covering   on
                                                     drywall   partitions   with
                                                     commercial-grade carpet and
                                                     suspended        acoustical
                                                     ceilings.  Overall interior
                                                     finish  is of high  quality
                                                     and good condition.

Project Amenities:

Landscaping                                          An  assortment  of small
                                                     and  medium  trees, bushes,
                                                     plants, and flowers.
Security                                             Card access security system
Common Areas                                         One-story lobby with center
                                                     elevators
Express Mail Drop Box                                Airborne Express
Other                                                None

Comments on Amenities                                Amenities are comparable to
                                                     the subject.

Lease Data:

Lease Rates/Terms                                    The property is fully
                                                     leased by Star Bank for
                                                     approximately 10 years. The
                                                     current rental rate of
                                                     $11.75 per square foot
                                                     increases to $13.50 per
                                                     square foot in 1996.

Expenses Included                                    None, tenant pays their
                                                     pro-rata share of all
                                                     operating expenses.

Improvement Allowance                                NAV

Rental Concessions                                   None noted

Effective Rate (after T.I.)                          NAV

Vacant Space & Vacancy %                             Zero / 0%

Major                                                Tenants Star Bank currently
                                                     subleases     approximately
                                                     29,000 square feet to Excel
                                                     Logistics.  It is  believed
                                                     that Excel's  sublease rate
                                                     is lower  than Star  Bank's
                                                     rental rate.

Overall Comparability:

Location                          Slightly Superior
Project Amenities                 Comparable
Interior Finish                   Comparable to NEBC 1, NEBC 2, and NEBC 5
Exterior Finish/Construction      Superior
Management                        Comparable

Confirmation  Confidential
Mgmt. Co.  Mathews o  Click o  Bauman
Phone No.  (614) 847-1492

                                                 PHOTOGRAPH

                                         Comparable Improved Sale 4
                                             Star Bank Building

                           Comparable Improved Sale 5

Project Name                            The Center at Northwoods II

Address/Distance From Subject           8101 North High Street, Columbus,
                                        approximately six miles northwest of the subject

Grantor                                 Findlay Properties, Inc.

Grantee                                 Aldrich, Eastman and Waltch

Date of Sale                            July 24, 1994

Terms and Conditions                    Arm's-length and cash

Buyer Motivation                        Investor

Sales Price                             $7,580,000 [See Comments]

Price/SF (NRA)                          $69.72

Effective Gross Income                  NAV

Expenses                                NAV

Net Operating Income                    $730,000

Effective Gross Income Multiplier       NAV

Capitalization Rate                     9.6%

Property Description:

Year Completed                          1988

No. of Bldgs/No. of Stories             1 / 3

NRA                                     108,715 square feet

Parking Ratio                           Adequate

S.F. Handicap Accessible                All

No. of Elevators/Quality                2 / Good quality

Exterior Finish/Construction                         Brick and stone exterior
                                                     with double-paned
                                                     insulated, reflective glass
                                                     panels / Good condition

Interior Finish/Construction                         Typical
                                                     office   finish    includes
                                                     paint   and   vinyl    wall
                                                     covering     on     drywall
                                                     partitions             with
                                                     commercial-grade carpet and
                                                     suspended        acoustical
                                                     ceilings.  Overall interior
                                                     finish  is of high  quality
                                                     and good condition.

Project Amenities:

Landscaping                                          Stone landscaping beds
                                                     contain an assortment of
                                                     small trees, bushes,
                                                     plants, and flowers.
Security                                             Card access security system
Common Areas                                         Three-story atrium
Express Mail Drop Box                                Federal Express and UPS
Other                                                None

Comments on Amenities                                Amenities are comparable to
                                                     subject.

Lease Data:

Lease Rates/Terms                                    The   asking
                                                     lease  rate at the  time of
                                                     sale was  approximately $10
                                                     per  square  foot.  Typical
                                                     in-place  leases  were said
                                                     to be in the range of $9.00
                                                     to $10.00 per square foot.

Expenses Included                                    None, tenant pays their
                                                     pro-rata share of all
                                                     operating expenses.

Improvement Allowance          Negotiable

Rental Concessions             Minimal

Effective Rate (after T.I.)    NAV

Vacant Space & Vacancy %     +/-22,000 / 20%

Major Tenants                GMAC Financial Services, Principal Health Care PPO

Overall Comparability:

Location                                             Superior
Project Amenities                                    Comparable
Interior Finish                                      Comparable to NEBC 1, NEBC
                                                     2, and NEBC 5
Exterior Finish/Construction                         Superior
Management                                           Comparable

Comments:                                            The grantor is an affiliate
                                                     of a financial  institution
                                                     who  had  taken   back  the
                                                     property,   although  their
                                                     motivation is considered to
                                                     be  typical.  The  recorded
                                                     sale  price was  $7,900,000
                                                     and  included  $320,000 for
                                                     an    adjacent    3.22-acre
                                                     vacant office pad.

Confirmation  Confidential
Mgmt. Co.  Pizzuti Realty, Inc.
Phone No.  (614) 365-4000

                                                 PHOTOGRAPH

                                         Comparable Improved Sale 5
                                         The Center at Northwoods II

                           Comparable Improved Sale 6

Project Name                       Spectrum Commerce Center I

Address/Distance From Subject      921 & 929 Eastwind Drive, Westerville,
                                   approximately 1.5 miles north of the subject

Grantor                            National City Bank

Grantee                            The Townsend Group

Date of Sale                       December 30, 1994

Terms and Conditions               Arm's-length  -  Grantor  provided  a
                                   five-year  first  mortgage  of 80%  LTV
                                   at  10.25%  with a  25-year
                                   amortization period.

Buyer Motivation                   Short-term Investor

Sales Price                        $4,468,500

Price/SF (NRA)                     $32.95

Effective Gross Income             $917,033 ($6.76 per square foot)

Expenses (32.1%)                   $294,704 ($2.17 per square foot)

Net Operating Income               $622,329 ($4.59 per square foot)

Effective Gross Income Multiplier                    4.87

Capitalization Rate                                  13.93%

Property Description:

Year Completed                    1984

NRA                               135,614 square feet

Parking Ratio                     +/-3.0 spaces/1,000 square feet

S.F. Handicap Accessible          Approximately half is handicap accessible.

No. of Elevators/Quality          None

Exterior Finish/Construction                         Two       one-story
                                                     buildings  with
                                                     mezzanines. Front and sides
                                                     are  solar  grey  insulated
                                                     glass  panels  with  a  red
                                                     accent   stripe;   rear  of
                                                     buildings are metal siding.
                                                     Overall     quality     and
                                                     condition are good.

Interior Finish/Construction
                                                     Standard    office   tenant
                                                     finish  includes vinyl wall
                                                     covering or painted drywall
                                                     and carpet. Mezzanine level
                                                     allows    for    additional
                                                     usable space. Office finish
                                                     is estimated at 60% of NRA.
                                                     Overall  interior finish is
                                                     of high  quality  and  good
                                                     condition.

Project Amenities:

Landscaping                      Small to medium trees, grass, attractive annual
                                 plants; adequate and of good quality.
Security                         None provided
Common Areas                     None
Express Mail Drop Box            UPS; U. S. Postal Express, approximately three
                                 properties away
Other                            None

Comments on Amenities            Amenities are comparable to subject.

Lease Data:

Lease Rates/Terms                The quoted  rate is $7.95,  although  recent
                                 leases have been structured at $5.00 per square foot for "as-is" space. The leases typically have three- to five-year terms.

Expenses Included                None, tenant pays their pro-rata share of all
                                 operating expenses.

Improvement Allowance            Improvement  allowances are estimated at $8.00
                                 per square foot for office finish, although recent leases have been for "as-is" space.

Rental Concessions               Rental concessions were reported to be
                                 negotiable; however, the grantor preferred to discount the initial rate or use stepped rents.

Effective Rate (after T.I.)       +/-$5.00 to $5.75 per square foot

Vacant Space & Vacancy %          +/-45,700 square feet / 33.7%

Major Tenants                     Duffy Homes; Digital Storage, Inc.; Red Cross

Overall Comparability:

Location Slightly Superior Project Amenities Comparable Interior Finish Comparable to NEBC 3 and NEBC 4, although lower level of office finish Exterior Finish/Construction Slightly superior to NEBC 3 and NEBC 4 Management Comparable

Comments:             The project has good freeway exposure,  but poor access.
                      It is of the same design as Comparable  Improved
                      Sale 7; both properties are included as rent comparables in the Market Analysis.

                      Spectrum Commerce Center I
                      is currently listed for
                      sale at $6,400,000 ($47.19
                      per square foot). Financial
                      assumptions in the listing
                      reflect a 10.8% overall
                      capitalization rate, a 13%
                      discount rate, and an 11.5%
                      terminal capitalization
                      rate.

Confirmation: Broker, knowledgeable third party, and courthouse records. Mgmt. Co. Mathews o Click o Bauman
Phone No.  (614) 847-1492

                                                 PHOTOGRAPH

                                         Comparable Improved Sale 6
                                         Spectrum Commerce Center I

                           Comparable Improved Sale 7

Project Name                           Spectrum Commerce Center II

Address/Distance From Subject          4140 & 4150 Tuller Road, Dublin,
                                       approximately nine miles northwest of the subject

Grantor                                Aetna Life Insurance Company

Grantee                                Tulspec Properties L.L.C.

Date of Sale                           October 24, 1994

Terms and Conditions                   Arm's-length and cash to seller -
                                       $4,200,000 (75%) financed by SunLife

Buyer Motivation                       Investor

Sales Price                            $5,600,000

Price/SF (NRA)                         $41.95

Effective Gross Income                 $1,006,889 ($7.54/square foot)

Expenses (31.5%)                       $316,712 ($2.37/square foot)

Net Operating Income                   $690,177 ($5.17/square foot)

Effective Gross Income Multiplier      5.56

Capitalization Rate                    12.32%

Property Description:

Year Completed                         1986

NRA                                    133,504 square feet

Parking Ratio                          +/-3.0 spaces/1,000 square feet

S.F. Handicap Accessible              Approximately half is handicap accessible.

No. of Elevators/Quality               None

Exterior Finish/Construction                         Two
                                                     one-story   buildings  with
                                                     mezzanines. Front and sides
                                                     are  solar  grey  insulated
                                                     glass  panels  with  a blue
                                                     accent   stripe;   rear  of
                                                     buildings are metal siding.
                                                     Overall     quality     and
                                                     condition are good.

Interior Finish/Construction
                                                     Standard    office   tenant
                                                     finish  includes vinyl wall
                                                     covering or painted drywall
                                                     and carpet. Mezzanine level
                                                     allows    for    additional
                                                     usable space. Office finish
                                                     is estimated at 80% of NRA.
                                                     Overall  interior finish is
                                                     of high  quality  and  good
                                                     condition.

Project Amenities:

Landscaping                                          Small to medium trees,
                                                     grass,  annual plants;
                                                     adequate and of good
                                                     quality.
Security                                             None provided.
Common Areas                                         None
Express Mail Drop Box                                Federal Express
Other                                                None

Comments on Amenities                                Amenities are comparable to
                                                     subject.

Lease Data:

Lease Rates/Terms                                    The   asking
                                                     lease  rate at the  time of
                                                     sale   was    approximately
                                                     $8.50 per  square  foot for
                                                     office finish and $4.50 per
                                                     square  foot for  warehouse
                                                     space;  this  equates  to a
                                                     blended   rate   of   $7.50
                                                     assuming 75% office finish.
                                                     The typical  lease term was
                                                     three  to five  years.  The
                                                     property    is    said   to
                                                     currently    be   achieving
                                                     rates        that       are
                                                     approximately 25% higher.

Expenses Included                                    None, tenant pays their
                                                     pro-rata share of all
                                                     operating expenses.

Improvement Allowance                             $7.00 to $8.00 per square foot

Rental Concessions                            Rental concessions are negotiable.

Effective Rate (after T.I.)                        +/-$5.50 per square foot

Vacant Space & Vacancy %                           +/-11,600 square feet / 8.7%

Major Tenants                             The Athletic Factory, Rax Restaurants

Overall Comparability:

Location                        Superior
Project Amenities               Comparable
Interior Finish                 Comparable to NEBC 3 and NEBC 4
Exterior Finish/Construction    Slightly superior to NEBC 3 and NEBC 4
Management                      Comparable

Comments:                       This property offers freeway  exposure, but
                                relatively poor access. The buildings are of the same design as Comparable Improved Sale 6;
                                both properties are included as rent comparables in the Market Analysis.

Confirmation: Broker, knowledgeable third party, and courthouse records. Mgmt. Co. Mathews o Click o Bauman
Phone No.  (614) 847-1492

                                                 PHOTOGRAPH

                                         Comparable Improved Sale 7
                                         Spectrum Commerce Center II

                           Comparable Improved Sale 8

Project Name                              Worthington Business Center

Address/Distance From Subject             530 Lakeview Plaza, Worthington,
                                          approximately three miles northwest of
                                          the subject

Grantor                                   NAP - Current Listing

Grantee                                   NAP - Current Listing

Date of Sale                              NAP - Current Listing

Terms and Conditions                      NAP - Current Listing

Buyer Motivation                          NAP - Current Listing

Sales Price                               $3,500,000 (asking price)

Price/SF (NRA)                            $51.47 (asking price)

Effective Gross Income (1995 Budget))     $463,180 ($6.81 per square foot)

Expenses (24.2%)                          $112,000 ($1.65 per square foot)

Net Operating Income                      $351,180 ($5.16 per square foot)

Effective Gross Income Multiplier         7.56

Capitalization Rate                       10.0%

Property Description:

Year Completed                            1986

No. of Bldgs/No. of Stories               1 / 1

NRA                                       68,000 square feet

Parking Ratio                             1.5 spaces/1,000 square feet plus
                                          additional parking in the rear

S.F. Handicap Accessible                  Most

No. of Elevators/Quality                  None

Exterior Finish/Construction              Block and steel with glass front /
                                          Average quality and condition

Interior Finish/Construction              Typical
                                          office   finish    includes
                                          painted drywall  partitions
                                          with       commercial-grade
                                          carpet    and     suspended
                                          acoustical ceilings. Office
                                          finish is  estimated at 50%
                                          of   NRA.    The   building
                                          features 6 dock-high  doors
                                          and 2 drive-in  doors.  The
                                          property   is    completely
                                          sprinklered.        Overall
                                          interior  finish is of good
                                          quality and condition.

Project Amenities:

Landscaping                               Small trees, bushes, plants, and
                                          flowers.
Security                                  None
Common Areas                              None
Express Mail Drop Box                     UPS and Federal Express
Other                                     View of manmade lake

Comments on Amenities                     Amenities are comparable to subject.

Lease Data:

Lease Rates/Terms                         The lease rate is  currently  $8.50
                                          per  square  foot for  office  finish
                                          and $3.95 per  square  foot for
                                          warehouse space.

Expenses Included                         None,  tenant pays their  pro-rata
                                          share of all operating  expenses.  CAM
                                          is estimated at $1.65 per square
                                          foot.

Improvement Allowance                     Varies

Rental Concessions                        Varies

Effective Rate (after T.I.)             +/-$6.50 for office finish

Vacant Space & Vacancy %                  Zero / 0%

Major Tenants                             Waxworks, Sarcom (Columbus Dispatch),
                                          Dale Tile

Overall Comparability:

Location                                  Superior
Project Amenities                         Comparable
Interior Finish                           Inferior
Exterior Finish/Construction              Inferior
Management                                Comparable

Comments:                                  A loan  assumption  is
                                           possible.  A recent lease of 14,000
                                           square feet with 70% office  finish
                                           was signed at $7.00 per square foot
                                           (close to the asking rate).

Confirmation  Confidential
Mgmt. Co.   Pizzuti Realty, Inc.
Phone No.  (614) 365-4000

                                                 PHOTOGRAPH

                                         Comparable Improved Sale 8
                                         Worthington Business Center

Improved Sales Analysis

Physical Units of Comparison: Analysis of the physical units of comparison is largely based on the principle of substitution. Variances between the comparable properties and the subject are predominantly attributable to differences in size, location, age/quality, physical characteristics, financing terms, and date of sale. For purposes of comparison, the comparable sales were analyzed in terms of price per rentable square foot.

Legal Interest Transferred: All of the sales represented arm's-length transactions of the leased fee interest or similar interest. Since this is the same interest under consideration for the subject, no adjustment is necessary for property rights conveyed.

Financing Terms: Because of the variety of financing options available in the market and their varying favorability to the buyer, sales must be adjusted for financing. The procedure is to convert sales terms to a "cash equivalent" value or the value that would result if the seller received cash for the property. In this report, all sale prices indicated are cash or cash-equivalent prices which have been adjusted for any favorable financing; therefore, no adjustments are necessary for financing terms. Sale 2 and Sale 6 both involved seller financing. The minimal amount of seller financing provided in Sale 2 is considered too small to have impacted the sale price. The financing terms of Sale 6 are reflective of market rates available at the time of sale; consequently, a cash-equivalency adjustment is not warranted. Sale 4 involved a loan assumption; however, this reportedly had little if any impact on the stated sale price.

Conditions of Sale: An adjustment for conditions of sale reflects the motivation of the buyer and seller. As indicated previously, the sellers of Sale 6 and Sale 7 were somewhat motivated, thus an upward adjustment is made to each. Sale 8 is actually a current listing. Since listing prices typically include room for negotiation, the asking price was adjusted downward. The fact that no acceptable offers have been received in the one year plus that the property has been listed also supports the appropriateness of a downward adjustment. No other adjustments for conditions of sale are necessary.

Market Conditions: This adjustment is based on the appreciation or depreciation that a property has encountered between the date of its sale and the date of valuation. Market conditions since the time of sale will indicate whether demand has increased or decreased for a property and whether time has had any effect on the value. Because of the national economic recession and increasingly stringent lending requirements, the national real estate market had been soft. The market has been slowly improving over the past two to three years. Considering the strength of the office market, as well as investors' increasing interest in suburban office properties, the sales are adjusted upward for market conditions. Sale 1, Sale 3, Sale 4, Sale 5, Sale 6, and Sale 7 are adjusted upward for market conditions based upon their respective sale dates. Sale 2 occurred relatively recently and is not adjusted. Sale 8, actually a current listing, also has not been adjusted.

Location: An important component of location for an office or office/warehouse property is its proximity to services such as retail shopping, housing, recreation, and/or dining areas. A given location may also be seen as an attribute because of the overall appeal of the neighborhood, or its atmosphere.

The area where the subject is located is adequate, but not outstanding. All of the comparable sales are judged to have superior locations as compared to the subject; consequently, each is adjusted downward. The magnitude of the adjustments corresponds inversely to the superiority of each location.

Access/Exposure: The subject has adequate exposure but difficult access. The visibility of NEBC 3 and NEBC 4 is slightly inferior to that of NEBC 1, NEBC 2 and NEBC 5.

Sale 1, Sale 2, Sale 6, Sale 7, and Sale 8 all have superior access and exposure as compared to all five buildings that are part of the subject. Sale 7 has superior exposure but inferior access. Sale 8 has comparable exposure but inferior access.

Quality/Amenities: This adjustment is applied to the comparable sales with consideration being given to its overall quality and condition. Of the five buildings under appraisement, NEBC 5 is considered to be the highest quality in terms of physical improvements; however, its high degree of common area results in a lower ratio of usable versus rentable space. With this reasoning in mind, I have considered the office buildings - NEBC 1, NEBC 2, and NEBC 5 to be of roughly equivalent quality. The office/warehouse buildings - NEBC 3 and NEBC 4 are considered to be of a lesser quality.

Sale 1, Sale 2, Sale 3 Sale 4, and Sale 5 are judged to be slightly superior to the subject's office buildings based upon construction and design; these sales are also considered to be superior to the subject's office/warehouse buildings. Sale 6, Sale 7, and Sale 8 are judged to be inferior to the subject's office buildings. Sale 6 and Sale 8 are also judged to be inferior to the subject's office/warehouse buildings. Although Sale 7 has a slightly lower percentage of office finish than the subject's office/warehouse buildings, it is considered to be comparable to them in overall quality.

Condition/Age: The subject was constructed between approximately 1981 to 1983. An adjustment is necessary to reflect differences in remaining economic life. For the purposes of this analysis, I consider the subject's five buildings to be comparable to one another in terms of condition and age. Each of the comparable sales was adjusted accordingly.

Size: Greater economies of scale are realized when more square footage is built at the same time. Also, the pool of prospective buyers generally decreases as the project size increases. These two factors suggest that properties considerably larger than the subject should be adjusted upward and that properties considerably smaller than the subject should be adjusted downward.

The fact that the subject's five buildings are being separately valued and then summed for a combined value creates a dilemma. Basing size adjustments on each (subject) building's respective square footage could overstate the summed value, whereas basing the adjustments on the combined square footage could understate each individual value. As a compromise, I have based the size adjustments on each building's respective size, but have limited the magnitude of the adjustments.

Summary of Adjustments: The adjustments discussed above are presented in Table VI - 2.

                                  Table VI - 2
          Comparable Sales Adjustment Grid -- Northeast Business Campus

                           Sale 1         Sale 2          Sale 3         Sale 4       Sale 5          Sale 6        Sale 7    Sale 8

Property/Location        Cascade I,     Cascade VII   1650 Lakeshore   Star Bank   Northwoods II    Spectrum I    Spectrum II
     Worthington
                         II, V, VI                                       Bldg.                                             Bus. Ctr.

Date of Sale                3/95           9/95           12/93           4/94         7/94           12/94       10/94     Listing

Sale Price              $12,200,000     $1,600,000      $4,000,000     $7,100,000   $7,580,000      $4,468,500 $5,600,000 $3,500,000

Size (RA)                 219,865         20,000          49,848         65,000       108,715        135,614     133,504      68,000

$/SF (NRA)                 $55.49         $80.00          $80.24        $109.23       $69.72          $32.95     $41.95       $51.47

Market Adjustments

Real Property
Rights Conveyed             -0-             -0-            -0-            -0-           -0-            -0-            -0-        -0-

Financing Adjustment        -0-             -0-            -0-            -0-           -0-            -0-            -0-        -0-

Conditions of Sale          -0-             -0-            -0-            -0-           -0-            15%            10%       -15%

Market Conditions            2%             -0-             8%             6%           6%              4%            4%         -0-

Total Market Adjustments     2%             0%              8%             6%           6%             19%            14%       -15%

Market Adjusted Price     $56.60         $80.00          $86.66        $115.78       $73.91          $39.21        $47.82     $43.75

Physical Adjustments -- NEBC 1, NEBC 2, and NEBC 5

Location                   -10%           -10%            -5%            -5%          -10%            -5%           -10%        -10%

Access/Exposure             -5%             -5%             5%             0%           0%             -5%            0%          5%

Quality/Amenities           -5%             -5%            -10%           -10%         -10%            15%            5%         10%

Condition/Age                5%             -5%            -15%           -15%         -10%            -5%            -5%        -5%

Size                        10%             0%              0%             0%           5%              5%            5%          0%

Total Physical
Adjustments                 -5%            -25%            -25%           -30%         -25%             5%            -5%         0%

Adjusted $/SF (NRA)     $53.77         $60.00          $65.00         $81.05       $55.43          $41.17        $45.43       $43.75

Physical Adjustments -- NEBC 3 and NEBC 4

Location                 -10%           -10%            -5%            -5%          -10%            -5%           -10%          -10%

Access/Exposure          -10%           -10%             0%            -5%           -5%            -10%           -5%            0%

Quality/Amenities        -10%           -10%            -10%           -15%         -15%            10%            0%             5%

Condition/Age              5%             -5%            -15%           -15%         -10%            -5%            -5%          -5%

Size                      10%             0%              0%             0%           5%              5%            5%            0%

Total Physical
Adjustments              -15%           -35%            -30%           -40%         -35%            -5%           -15%          -10%

Adjusted $/SF (NRA)    $48.11         $52.00          $60.66         $69.47       $48.04          $37.25        $40.65        $39.38

Conclusion

After completing the above analysis, a value range of approximately $41 to $81 per square foot is indicated for NEBC 1, NEBC 2, and NEBC 5; a range of approximately $37 to $69 per square foot is indicated for NEBC 3 and NEBC 4. All of the sales are given some weight in the analysis, although Sale 1, Sale 2, Sale 3, Sale 4, and Sale 5 are considered to be the most comparable to NEBC 1, NEBC 2 and NEBC 5. The other three sales are considered to most comparable to NEBC 3 and NEBC 4.

It is my opinion that a value range of $50 to $54 per square foot best represents the subject's market value for NEBC 1 and NEBC 2. A range of $52 to $56 per square foot best represents the subject's market value for NEBC 5. Finally, a range of $44 to $48 per square foot best represents the subject's market value for NEBC 3 and NEBC 4. Based upon the rentable area of each building, these ranges produce the following calculations:


                              Northeast Business Campus -- NEBC 1 and NEBC 2

                                 $/SF           SF        Value Indication

Lower End of Value Range          $50        31,105          $1,555,250

Upper End of Value Range          $54        31,105          $1,679,670


The range of value indications for NEBC 1 and NEBC 2 is $1,550,000 to $1,700,000 (rounded) each.


                                    Northeast Business Campus -- NEBC 3

                                $/SF        SF               Value Indication

Lower End of Value Range         $44      23,545                 $1,035,980

Upper End of Value Range         $48      23,545                 $1,130,160


The range of value indications for NEBC 3 is $1,050,000 to $1,150,000 (rounded).


                                    Northeast Business Campus -- NEBC 4

                             $/SF           SF               Value Indication

Lower End of Value Range     $44       23,717                 $1,043,548

Upper End of Value Range     $48       23,717                 $1,138,416


The range of value indications for NEBC 4 is $1,050,000 to $1,150,000 (rounded).

                                    Northeast Business Campus -- NEBC 5

                              $/SF            SF               Value Indication

Lower End of Value Range       $52        71,000                 $3,692,000

Upper End of Value Range       $56        71,000                 $3,976,000


The range of value indications for NEBC 5 is $3,700,000 to $4,000,000 (rounded). The sum of the rounded value indications ranges from $8,900,000 to $9,700,000.

Based upon the preceding analysis, it is my opinion that the market value of the leased fee interest of the entire subject as of December 1, 1995, according to the Sales Comparison Approach, utilizing a price-per-square-foot unit of comparison, is as follows:

                   Eight Million Nine Hundred Thousand Dollars
                                  ($8,900,000)

                                       to

                   Nine Million Seven Hundred Thousand Dollars
                                  ($9,700,000)

To support the reasonableness of the price-per-square-foot analysis, an effective gross income multiplier is used. The multipliers for the sale comparables ranged from 4.03 to 7.56 and are summarized below, along with each sale's operating expense ratio.

                       Effective Gross      Operating
Sale Comparable       Income Multiplier   Expense Ratio
       1                     4.03             50%
                          to 4.26          to 53
       2                     5.15             45
       3                     7.49             47
       4                     -                 -
       5                     -                 -
       6                     4.87             32
       7                     5.56             31
       8                     7.56             24

The data suggests that there is an indirect relationship between effective gross income multipliers and operating expense ratios. Given the subject's operating expense ratio (+/-38%), a multiplier at the lower end of the range is appropriate. By applying an effective gross income multiplier of 5.0 to the estimated effective gross income from the subject ($1,836,530 -- from the Income Capitalization Approach), a value indication of $9,182,650 is achieved. This appears to be generally consistent with the market data, thus supporting the value generated via the price-per-square-foot analysis.

Section VII

Cost Approach





Introduction

Since the subject is improved with five office and office/warehouse buildings, an analysis of the cost to construct such a project provides an indication of the subject's value. Initially, an analysis is performed to estimate the value of the subject land as vacant. Secondly, the cost new of the improvements less any accrued depreciation is estimated. Although subjective in nature, the summation of land and building values provides an important guidepost as to value for the property under appraisal.


Site Valuation

Research of public sources, together with a thorough investigation of the market area, indicated the following sales were sufficient to estimate the value of the fee simple estate in the land, assumed vacant. Conclusions drawn from this information were synthesized with the opinion of informed sources in the area (real estate brokers, investors, lenders, et cetera). In addition, when possible, either the buyer, the seller, or a third party was interviewed to determine motivational and other factors affecting the sale price and the degree of comparability to the subject.

The subject site consists of 20.143 acres of land and is zoned M-2, which permits office uses. The site valuation analysis will initially focus on estimating the market value of the each site. These numbers will be used - in conjunction with the cost new of the improvements - to calculate the value indication obtained via the Cost Approach for each building.

Presented in Table VII - 1 is a summary of land sales that are considered most comparable to the subject site. A more detailed description of each sale follows. A location map follows the detailed descriptions.



                                                Table VII - 1
                                            Comparable Land Sales
                                          Northeast Business Campus


Sale                      Location            Date of       Acres      Sale Price,      Price/Acre
                                                 Sale                (Listing Price)


  1      Dorchester Drive, Westerville           6/94       3.023    $125,000         $41,350


  2      Anteres Avenue, Polaris (Columbus)      3/94       2.000    200,000          100,000


  3      Loop Road, Columbus                     6/94      12.461   1,156,348         92,797


  4      Johnny Appleseed Corporate Center      10/94       1.004     75,000          74,701


  5      5100 Westerville Road, Blendon Twp.   listing      3.857    358,701          93,000


  6      Northeast Business Campus, Columbus   listing      5.240    288,200          55,000


  7      Brooksedge Boulevard, Westerville     listing      1.137    150,000          131,926


  8      Corporate Exchange, Blendon Twp.      listing     20.000   2,200,000         110,000


                                   Land Sale 1

Location                       Dorchester Drive

City                           Westerville

County                         Franklin

State                          Ohio

Grantor                        Home Savings of America

Grantee                        Wilbur Ronk

Date of Sale                   June 13, 1994

Terms and Conditions Arm's-length and cash, although the grantor was somewhat motivated by their desire to remove the property from their REO portfolio.

Land Area                      3.023 acres

Utilities                      All public

Zoning                         O/I, Office and Industrial

Use/Proposed Use               Possible office development

Sale Price                     $125,000

Unit Price                     $41,350 per acre

Comments:                      The sites have poor access and exposure.
                               The grantee is an office builder/developer.

                                   Land Sale 2

Location                                             Anteres Avenue
                                                     Polaris Centers of Commerce

City                                                 Columbus

County                                               Delaware

State                                                Ohio

Grantor                                              N.P., Limited Partnership

Grantee                                              Peter S. Dole

Date of Sale                                         March 29, 1994

Terms and Conditions                                 Arm's-length and cash

Land Area                                            +/-2 acres

Utilities                                            All public

Zoning                                               L-M, Limited Manufacturing

Use/Proposed Use                                     Subsequently developed with
                                                     an owner-occupied office
                                                     building.

Sale Price                                           $200,000

Unit Price                                           +/-$100,000 per acre

Comments:      The site is  situated  approximately  one mile west of I-71 and has an interior location within the Polaris Centers of Commerce.

                                   Land Sale 3

Location           Loop Road, west of Stelzer Road

City               Columbus

County             Franklin

State              Ohio

Grantor            LIMREA Properties, L.P.

Grantee            Loop Road, L.P.

Date of Sale       June 14, 1994

Terms and Conditions                                 Arm's-length and cash

Land Area                                            12.461 acres

Utilities                                            All public

Zoning                                               L-M, Limited Manufacturing

Use/Proposed Use                                     Subsequently developed with
                                                     a single-tenant office
                                                     building.

Sale Price                                           $1,156,348

Unit Price                                           $92,797 per acre

Comments:                                            The site is in a  mixed-use
                                                     development  owned  by  the
                                                     real  estate  affiliate  of
                                                     The   Limited    department
                                                     stores.  The development is
                                                     in  its   initial   stages,
                                                     although   long-term  plans
                                                     include  a new  interchange
                                                     with I-270;  a  multilevel,
                                                     upscale      super-regional
                                                     shopping  mall; and a large
                                                     amount       of      office
                                                     development.  The Limited's
                                                     financial strength enhances
                                                     the  probability  that  the
                                                     proposed   mall  and  other
                                                     improvements  will  come to
                                                     fruition.

                                   Land Sale 4

Location                Johnny Appleseed Corporate Center
                        Johnny Appleseed Court

City                    Columbus

County                  Franklin

State                   Ohio

Grantor                 Walter G. Reiner & Lois J. Reiner

Grantee                 William L. Saunders & Reba L. Saunders

Date of Sale            October 18, 1994

Terms and Conditions                                 Arm's-length and cash

Land Area                                            1.004 acres

Utilities                                            All public

Zoning                                               L-M, Limited Manufacturing

Use/Proposed Use                                     Office/warehouse

Sale Price                                           $75,000

Unit Price                                           $74,701 per acre

Comments:                                   This  property is an interior lot in
                                            the   Johnny   Appleseed   Corporate
                                            Center, which is situated just south
                                            of Northeast  Business  Campus.  The
                                            grantor    paid   a   small   amount
                                            (estimated  by the grantor as "a few
                                            hundred  dollars")  to have the site
                                            rezoned  so that the  grantee  could
                                            have a  limited  amount  of  outside
                                            storage area.

                                            Two vacant interior lots of
                                            approximately  one acre each are
                                            listed for sale at $75,000
                                            per acre; these sites are also zoned
                                            L-M. A one-acre interior lot with
                                            C-4 (Commercial) zoning is listed at
                                            $110,000 per acre. Three lots
                                            fronting Westerville Road are zoned
                                            L-M and are listed at $100,000 per
                                            acre.

                          Land Sale 5 (Current Listing)

Location                                             5100 Westerville Road

City                                                 Blendon Township (Columbus)

County                                               Franklin

State                                                Ohio

Grantor                                              NAP - Current Listing

Grantee                                              NAP - Current Listing

Date of Sale                                         NAP - Current Listing

Terms and Conditions                                 NAP - Current Listing

Land Area                                            3.857 acres

Utilities                                            All public

Zoning                                               Office/Warehouse

Use/Proposed Use          Prospective buyers have considered the site for
                          office/warehouse or mini-warehouse uses.

Sale Price                $358,701 (asking price) [See Comments]

Unit Price                $93,000 per acre (asking price) [See Comments]

Comments:        This  rectangular  parcel has  approximately  475 feet of
                 frontage on  Westerville  Road and 350 feet of frontage along
                 State Route 161; it has access only to Westerville Road and is below the grade level of State Route 161.

                 The site is listed at $75,000 per acre, although - in addition to the sale price - the owner is attempting to recoup costs associated with bringing utilities to the site. The added costs would bring the total sale price to approximately $93,000 per acre. The listing broker indicated that she has had the property listed for approximately one year with moderate interest from prospective buyers.

                          Land Sale 6 (Current Listing)

Location                                             Northeast Business Campus
                                                     Corporate Drive

City                                                 Columbus

County                                               Franklin

State                                                Ohio

Grantor                                              Kenwood Investments, Inc.

Grantee                                              NAP - Current Listing

Date of Sale                                         NAP - Current Listing

Terms and Conditions                                 NAP - Current Listing

Land Area                                            5.24 gross acres;+/-2.5
                                                     usable acres

Utilities                                            All public

Zoning                                               M-2

Use/Proposed Use                                     Possible office/warehouse
                                                     site

Sale Price                                           $288,200 (asking price)

Unit Price                                           $55,000 per acre (based
                                                     upon gross acreage and
                                                     asking price)

Comments:          This Land Sale is actually the current listing of the last developable  site within  Northeast  Business  Campus.
                   The parcel is located between NEBC 4 and NEBC 5.

A portion of the site is located within a flood plain; a gas utility easement also encumbers a portion of the site. The listing agent estimated that only +/-2.5 acres were usable and that the site should sell for considerably less than the asking price. At one time, an expansion or sister building to NEBC 5 was planned for the site, although recent prospective buyers have expressed interest in the site for office/warehouse development.

                          Land Sale 7 (Current Listing)

Location                      Brooksedge Boulevard
                              Brooksedge Corporate Center

City                          Westerville

County                        Franklin

State                         Ohio

Grantor                       NAP - Current Listing

Grantee                       NAP - Current Listing

Date of Sale                  NAP - Current Listing

Terms and Conditions          NAP - Current Listing

Land Area                     1.137 acres

Utilities                     All public

Zoning                        Office

Use/Proposed Use              Possible office development

Sale Price                    $150,000 (asking price)

Unit Price                    $131,926 per acre (asking price)

Comments:                     This is the listing for one of the last remaining
                              sites within the Brooksedge Corporate Center; it is an interior parcel.

                          Land Sale 8 (Current Listing)

Location                      Corporate Exchange Office Park
                              Corporate Exchange Drive

City                          Blendon Township (Columbus)

County                        Franklin

State                         Ohio

Grantor                       NAP - Current Listing

Grantee                       NAP - Current Listing

Date of Sale                  NAP - Current Listing

Terms and Conditions          NAP - Current Listing

Land Area                     +/-20 acres

Utilities                     All public

Zoning                        C-2, Commercial

Use/Proposed Use              Possible office development

Sale Price                    $2,200,000

Unit Price                    $110,000 per acre

Comments:                     This is the current  listing of two parcels
                              within the  Corporate  Exchange  Office  Park.
                              The sites have been listed for approximately one year. Three office buildings within the park are presented as rent comparables in the Market
                              Analysis.

Comparable Land Sales Map

Comparable Sales Analyses: These sales were analyzed based on the elements of comparison outlined below. They were compared to the subject based on a price-per-acre unit of comparison. As is typical with land sales, the prices vary significantly and adjustments are difficult to support with any specific mathematical rationale. The adjustments made are very subjective in nature and are based primarily on the appraiser's judgment. The following discussion includes my analysis of the comparable sales.

Interest Transferred: All of the comparable sales represented the conveyance of the fee simple estate. Since my value applies to this same interest, no adjustment to the sales for this element of comparison is necessary.

Conditions of Sale: An adjustment for condition of sale reflects the motivation of the buyer and seller and is typically made prior to adjustments for market conditions and physical characteristics. The grantor of Sale 1 was a financial institution who was motivated to dispose of an REO property; consequently, an upward adjustment is warranted. Sale 5, Sale 6, and Sale 8 are actually current listings. Since listing prices usually contain room for buyer negotiations, the listing prices are adjusted downward to more accurately reflect their probable (eventual) sales price. In lieu of such an adjustment for Sale 7 - also a current listing - my analysis uses the listing broker's estimate of a probable sale price considering the site's usable acreage. The usable acreage (rather than gross acreage) figure is used in the analysis of this sale. I am not aware of any unusual circumstances involving any of the other sales. With normal buyer-seller motivations present, no additional condition of sale adjustments are warranted.

Financing Terms: All of the sales were cash or cash equivalent transactions. Therefore, no financing adjustments were required.

Market Conditions: The land sales occurred between March 1994 and October 1995 (plus four current listings). Since the effective date of the value estimate is December 1, 1995, adjustments must be made to these comparables to reflect current market conditions. These adjustments reflect not only appreciation due to inflationary increases, but also changes in market conditions. Typically, inflationary and market forces cause land to appreciate over time. Considering the strength of the office market, as well as investors' increasing interest in suburban office properties, the actual sales are adjusted upward for market conditions; the current listings are not adjusted for market conditions.

Location: An important component of location for an office property is its proximity to residential areas and retail uses. A given location may also be seen as an attribute because of the overall appeal of the neighborhood, or its atmosphere. The area where the subject is located is adequate, but not outstanding. Sale 4 is located near the subject, but in a park with a higher degree of industrial usage; therefore, it is considered to be slightly inferior to the subject and is adjusted upward. Sale 5 and Sale 6 are also located near the subject and are considered to be comparable to the subject's location; accordingly, no adjustment is required. The remaining sales are located in more-prestigious office developments and/or are closer to restaurants, hotels, and mid- to upscale residential developments; consequently, they are adjusted downward.

Access and Exposure: While inherently tied to location, a property's access and exposure to major thoroughfares are vital characteristics to consider. As noted previously, the subject has adequate exposure but suffers from difficult ingress/egress. The comparable sales have generally comparable access as compared to the subject. Sale 1, Sale 3, Sale 4, and Sale 5 have inferior exposure and are adjusted upward. The remaining sales have similar exposure characteristics compared to the subject; accordingly, these sales do not require an adjustment.

Size: The subject's sites contain a total of 20.143 acres. All other factors being equal, smaller sites tend to sell for a higher price per acre than larger sites. The market data does not support the need for a size adjustment; consequently, such an adjustment is not made.

Zoning: The subject and all of the sales permit office development and presumably have a similar highest and best use. As a result, no adjustments are made.


Other:  No other adjustments are considered to be necessary.

Summary: Table VII - 2 provides a summary of the market and physical adjustments.

                                  Table VII - 2
                           Land Sales Adjustment Grid
                            Northeast Business Campus


                                      Sale 1      Sale 2       Sale 3      Sale 4     Sale 5      Sale 6      Sale 7     Sale 8


 Property Location                  Dorchester   Polaris     Loop Road     Johnny   Westerville    NEBC     Brooksedge Corporate
                                      Drive      Parkway                 Appleseed     Road                             Exchange


 Sale Price                          $125,000    $200,000    $1,156,348   $75,000    $358,701    $175,000    $150,000  $2,200,000


 Date of Sale                          6/94        3/94         6/94       10/94      listing    listing     listing    listing


 Land Area (Acres)                    3.023       2.000        12.461      1.004       3.857      2.500       1.137      20.000


 Price/Acre                          $41,350     $100,000     $92,797     $74,701     $93,000    $70,000     $131,926   $110,000


 Market and Physical Adjustments (%):


      Legal Interest Transferred       -0-         -0-          -0-         -0-         -0-        -0-         -0-        -0-


              Conditions of Sale       15%         -0-          -0-         -0-        -15%        -0-         -15%       -10%


                 Financing Terms       -0-         -0-          -0-         -0-         -0-        -0-         -0-        -0-


               Market Conditions        5%          6%           5%          4%         -0-        -0-         -0-        -0-


       Total Market Adjustments:       20%          6%           5%          4%        -15%         0%         -15%       -10%

                        ($/Acre)


                                     $49,620     $106,000     $97,437     $77,689     $79,050    $70,000     $112,137   $99,000


                        Location       -10%        -15%         -15%         5%         -0-        -0-         -10%       -10%


                 Access/Exposure       10%         -0-           5%          5%         5%         -0-         -0-        -0-


                            Size       -0-         -0-          -0-         -0-         -0-        -0-         -0-        -0-


                          Zoning       -0-         -0-          -0-         -0-         -0-        -0-         -0-        -0-


                           Other       -0-         -0-          -0-         -0-         -0-        -0-         -0-        -0-


   Total Physical Adjustments           0%         -15%         -10%        10%         5%          0%         -10%       -10%


         Adjusted Price ($/Acre)     $49,620     $90,100      $87,694     $85,458     $83,003    $70,000     $100,923   $89,100


Conclusion: The adjusted prices range between approximately $50,000 and $101,000 per acre with most prices being between $80,000 to $90,000 per acre. All of the sales have been given some weight in my analysis; however, less weight is placed on Sale 1 and Sale 7. Considering the adjusted range of the comparable sales, I estimate that a value of $90,000 per acre is most applicable to the NEBC 1, NEBC 2, and NEBC 5 sites. Due to NEBC 3 and NEBC 4's slightly inferior exposure and location within the park, I estimate their value to be $80,000 per acre. The estimated value of each site is calculated in Table VII - 3.



                           Table VII - 3
                     Northeast Business Campus
                    Land Valuation Calculations

Property (Site)     $/Acre             Acres              Value Indication

NEBC 1                  $90,000         3.536                   $318,240
                                                       rounded, $320,000

NEBC 2                  $90,000         3.289                   $296,010
                                                       rounded, $300,000

NEBC 3                  $80,000         1.894                   $151,520
                                                       rounded, $150,000

NEBC 4                  $80,000         2.043                   $163,440
                                                       rounded, $160,000

NEBC 5                  $90,000         9.381                   $844,290
                                                       rounded, $840,000

Average/Total           $88,045        20.143                 $1,773,500
                                                     rounded, $1,770,000


Based upon the above factors, as well as the available market evidence, I estimate that an average value of approximately $88,000 per acre is most applicable to the subject site as of the date of inspection. The estimated value of the subject site as of December 1, 1995, is as follows:

               One Million Seven Hundred Seventy Thousand Dollars
                                   $1,770,000

Improvement Valuation

Replacement Cost Estimates: Historical construction costs and detailed construction plans were not available to the appraiser. Marshall Valuation Service, a national cost service, has been used in estimating the replacement cost new of the subject improvements. Replacement cost new for the subject has been derived from the MVS low/average and average cost categories, based on the exterior and interior improvements of the subject. Marshall Valuation Service derives a cost estimate from the input of available data. I extracted data from public records and limited construction plans and specifications supplied by the property management firm. Supporting MVS information is included in the Addenda.

The assumptions used are:

              NEBC 1
              -  31,561 gross square feet of office space
              -  average cost rank
              -  one story

              NEBC 2
              -  32,812 gross square feet of office space
              -  average cost rank
              -  one story

              NEBC 3
              -  24,138 gross square feet of office space
              -  low/average cost rank
              -  one story

              NEBC 4
              -  23,991 gross square feet of office space
              -  low/average cost rank
              -  one story

              NEBC 5
              -  71,000 gross square feet of office space
              -  average cost rank
              -  two stories

According to Marshall's, the replacement cost for the subject is estimated at approximately $42 per square foot for NEBC 1 and NEBC 2, $37 per square foot for NEBC 3 and NEBC 4, and $71 per square foot for NEBC 5. As stated previously, the figures utilized for the direct costs were obtained through the use of Marshall Valuation Service. The direct costs include material, labor, normal interest on building funds and processing fees during the period of construction, sales tax on materials, utilities from structure to lot line, contractor's overhead and profit including job supervision, worker's compensation, and fire-liability-unemployment insurance. The costs do not include site improvements, land value, intangible assets, and developer's profit. Based on MVS cost estimates, I have estimated site improvements of $1,042,541 for asphalt paving of entry drives and parking areas, concrete paving of walkways, lighting, signage and landscaping. These calculations and resulting allocations are presented in Table VII - 4.

Depreciation

Accrued Depreciation: Defined in the Dictionary of Real Estate Appraisal most recently published by the Appraisal Institute, accrued depreciation is the difference between the improvement's reproduction or replacement cost and its present value as of the date of the appraisal. Depreciation is divided into three classifications: (1) physical deterioration, curable and incurable; (2) functional obsolescence, curable and incurable; and (3) external (economic) obsolescence.

Physical Curable Deterioration refers to the loss in value due to wear and tear of the physical components of a structure and is normally measured by the cost to cure for those physical aspects of the structure that are in need of repair. The subject was constructed in 1981 to 1983. The subject's improvements do not require refurbishing at this time. No material items of deferred maintenance were noted.

Physical Incurable Deterioration involves the structural components of the improvements which have economic lives equal to or shorter than the life of the improved property as a whole, but which are not completely deteriorated as of the date of the appraisal. These items are classified into two principal categories, Long-Lived Components and Short-Lived Components. Each are calculated using the Modified Economic Age-Life method. The Age-Life method estimates the physical incurable deterioration based upon the relationship of the structure's effective age to total estimated economic life.

Based upon the observed condition of the Long-Lived subject improvements, the effective age of the subject is considered to be 14 years. Familiarity with office developments throughout the nation, and utilizing economic life estimates compiled by MVS, I have concluded that a typical economic life for an office complex such as the subject, is approximately 50 years. Therefore, based on the Long-Lived components' effective age divided by a 50-year economic life yields a physical incurable depreciation ratio of approximately 28% of the replacement cost new of the Long-Lived building components (includes building improvements).

Site improvements generally have a shorter economic life than the structure, and therefore are termed Short-Lived components. These components have a moderate effective age. Based on MVS information, I have applied a 15-year life to the subject's Short-Lived components. Based on my experience and data from MVS, I have estimated the effective age for the Short-Lived items to be six years. As a result, 40% (6/15) depreciation will be applied to Short-Lived components.

Functional Obsolescence is a loss or reduction in utility of a structure resulting from a decreased capacity of the structure or one of its components to perform the function for which it was intended. This type of depreciation or obsolescence is evidenced by conditions within the property and is generally caused by deficiencies in architectural style, placement of the improvements on the site, or general floor plan. Based upon my inspection of the subject, no major elements of dysfunction are apparent.

External Obsolescence is the diminished utility of a structure due to negative influences from outside the site and is incurable on the part of the owner. The area office market appears to be stable, although neighboring properties appear to have at least some impact on the subject's value, particularly the all-office properties. Due to the subjectivity involved in quantifying such considerations, a specific deduction is not made; however, consideration is given to this matter in the Reconciliation

Entrepreneurial or Developer's Profit: In order to accurately reflect value from the Cost Approach, some increment of entrepreneurial profit should be considered. Entrepreneurial profit represents the amount an entrepreneur receives over and above the costs incurred. This represents the incentive or reward to an entrepreneur to undertake a project and its associated risks.

The amount of profit an entrepreneur should reasonably expect to receive varies with the specific factors affecting the riskiness of the project and what the market is willing to pay. Based upon my knowledge of and experience with the market, I have estimated that a 10% entrepreneurial profit would be necessary to attract investors to this project.

Summary: The MVS estimates (plus entrepreneurial profit) are well supported. Table VII - 4 illustrates the Cost Approach summary (replacement cost new from MVS, plus land value and entrepreneurial profit).

                                                                   Table VII - 4
                                                               Cost Approach Summary
                                                             Northeast Business Campus


Replacement Cost New:                           NEBC 1      NEBC 2      NEBC 3       NEBC 4          NEBC 5        Total Cost


Building Improvements                           $1,335,922  $1,388,070    $895,889     $890,613      $5,034,610      $9,545,104

Site Improvements                                  183,701     165,685      87,547       97,503         508,105       1,042,541


Total Replacement Cost New                       1,519,623   1,553,755     983,436      988,116       5,542,715      10,587,645

Less:  Accrued Depreciation
   Building Improvements (28%)                    -374,058    -388,660     250,849      249,372         409,691       2,672,629
   Site Improvements (40%)                         -73,480     -66,274     -35,019      -39,001        -203,242        -417,016


Replacement Cost Less Accrued Depreciation       1,072,084   1,098,822     697,568      699,743       3,929,782       7,497,999

Plus:  Entrepreneurial Profit (10%)                107,208     109,882      69,757       69,974         392,978         749,800
                                                                                        160,000         840,000
Plus:  Land Value (see previous analysis)          320,000     300,000     150,000                                    1,770,000


Value Indication                                $1,499,293  $1,508,704    $917,325     $929,718      $5,162,760     $10,017,799


Rounded                                         $1,500,000  $1,510,000    $920,000     $930,000      $5,160,000     $10.000,000



+  Apparent summation errors are due to rounding.
Source:  Marshall & Swift, Marshall Valuation Service.

Conclusion

Based upon the preceding analysis, it is my opinion that the market value of the subject via the Cost Approach, as of December 1, 1995, is:

                               Ten Million Dollars
                                   $10,000,000

Section VIII

Reconciliation






The three traditional approaches to value - Income Capitalization, Sales Comparison, and Cost - are used to estimate the value of the subject. The indications of value as of December 1, 1995, are as follows:


                                 Table VIII - 1
                            Northeast Business Campus
                          Summary of Value Indications

                  Income                  Sales                  Cost
              Capitalization           Comparison              Approach
                 Approach               Approach

NEBC 1                $1,450,000             $1,550,000            $1,500,000
                                          to $1,700,000

NEBC 2                $1,730,000             $1,550,000            $1,510,000
                                          to $1,700,000

NEBC 3                $1,080,000             $1,050,000              $920,000
                                          to $1,150,000

NEBC 4                $1,080,000             $1,050,000              $930,000
                                          to $1,150,000

NEBC 5                $3,950,000             $3,700,000            $5,160,000
                                          to $4,000,000

Total                 $9,300,000             $8,900,000           $10,000,000
                       (rounded)          to $9,700,000             (rounded)


The approaches represent alternative ways of viewing market phenomena. A final estimate of value was selected as the dominant tendency or most probable outcome from a range of possible outcomes.

Within the Income Capitalization Approach, the Discounted Cash Flow method was used to provide an indication of value for the subject. Income and expense estimates were based primarily upon an analysis of historical data provided from the subject and similar properties. The quality and quantity of data available was generally very good. Current investment parameters and market conditions were also considered.

The discounted cash flow analysis provides an indication of value by discounting future estimates of net annual income and net sale proceeds. The discount rate and terminal capitalization rate were within the range of the investment criteria of national investors. Since office complexes are income-producing properties purchased with the intent of realizing future profits, this approach is considered a highly reliable indication of value for the subject.

The Sales Comparison Approach provided a relatively reliable indication of value based on the analysis of sale data relative to comparable market-rate properties. The sales were analyzed utilizing primarily the price-per-rentable-square-foot unit of comparison.

The Cost Approach is particularly applicable when the property being appraised involves relatively new improvements, or when unique or specialized improvements are situated on the site for which there are no comparable properties in the market. This approach is based on the proposition that the informed investor would pay no more for a property than the cost of producing a substitute property with the same utility. The weakness of this approach is that it does not reflect the reasoning of the typical investor. Due to the weaknesses of the Cost Approach, it was not heavily weighted in analyzing the subject. The Cost Approach suggests a degree of external obsolescence affecting the subject, especially in the case of NEBC 5. A point also might be made that NEBC 5 contains excess -- albeit unusable -- land. These factors were not specifically quantified; however, they are incorporated in my final value conclusion.

I believe the Income Capitalization Approach and Sales Comparison Approach are both indicative of market value. The Cost Approach provided a supporting indication of market value.

Subject to all conditions and explanations contained in the accompanying report, my estimate of the market value of the leased fee interest in Buildings 1 through 5 of the Northeast Business Campus, expressed in financial terms equivalent to cash, as of December 1, 1995, is:

                   Nine Million Five Hundred Thousand Dollars
                                   $9,500,000

Section IX

Certification

I certify that, to the best of my knowledge and belief;

      The statements of fact contained in this report are true and correct.

      The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are my personal, unbiased professional analyses, opinions, and conclusions.

      I have no present or prospective interest in the property that is the subject of this report, and I have no personal interest or bias with respect to the parties involved.

      Neither my engagement to make this appraisal (or any future appraisals for this client) nor any compensation is contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event. Furthermore, this report is not based on a requested minimum valuation or specific valuation or approval of a loan.

      My analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute and in conformity with the Uniform Standards of Professional Appraisal Practice.

      The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

      As of the date of this report, Steven R. Reynolds, MAI has completed the requirements of the continuing education program of the Appraisal Institute.

      Steven R. Reynolds has made a personal inspection of the subject as of the date of the appraisal report.

      No one provided significant professional assistance to the person signing this report.


      Steven R. Reynolds, MAI
      State Certified General Real Estate Appraiser
      Certificate Number 379754

                                APPRAISAL REPORT
                                     OF THE
                            NORTHEAST BUSINESS CAMPUS
                                 CORPORATE DRIVE
                         COLUMBUS, FRANKLIN COUNTY, OHIO

                                      AS OF
                                DECEMBER 1, 1995




















Addenda

Legal Descriptions                                      Addendum I
Qualifications                                          Addendum II
Engagement Letter                                       Addendum III
Evidence of State Appraisal Certification               Addendum IV
Pro-Ject Data                                           Addendum V
Marshall Cost Calculations                              Addendum VI
Floor Plans                                             Addendum VII
M-2 Zoning Text                                         Addendum VIII

Addendum I

Legal Descriptions

(INFORMATION DEEMED CONFIDENTIAL)

Addendum II

Qualifications

PROFESSIONAL QUALIFICATIONS OF STEVEN R. REYNOLDS

Steven Reynolds founded Pinnacle Associates, Inc. in 1994. Previously, Mr. Reynolds had been affiliated with a national/regional appraisal and consulting firm since 1987, where he had most recently served as a Director of Appraisal Services. Mr. Reynolds is actively involved in the valuation of numerous income-producing property types including office, industrial, and multi-property portfolios. In addition, he has participated in structuring appraisal services for specialized reporting needs.

Mr. Reynolds received his MAI designation from the Appraisal Institute in 1993, and is a Certified General Appraiser in the State of Ohio (Certificate Number 379754).

EDUCATION
Bachelor of Science in Business Administration (Dual Major: Real Estate & Urban Analysis and Finance); The Ohio State University, Columbus, Ohio, 1987

Various Seminars and Programs sponsored by:

         The Appraisal Institute
         The Urban Land Institute
         Ohio Mortgage Bankers Association
         Argus Financial Software
         Dyna Software & Consulting (DynaLease)

Appraisal Institute courses and seminars including:

         Real Estate Appraisal Principles; Basic Valuation Procedures; Capitalization Theory and Techniques, Part A; Capitalization Theory and Techniques, Part B; Case Studies in Real Estate Valuation; Valuation Analysis and Report Writing; Standards of Professional Practice; Feasibility Analysis and Highest & Best Use; Appraising Troubled Properties; Applied Sales Comparison Approach; Marshall Valuation Service; Environmental Issues in Real Estate; and Small Residential Income Properties.

PROFESSIONAL AFFILIATIONS
Appraisal Institute:  Ethics and Counseling Regional Panel, 1996
Buckeye Chapter of the Appraisal Institute:  Program Chair, 1992-94;
                                             Regional Delegate, 1994;
                                             Admissions Committee, 1994
Cardinal Ohio Chapter of the Appraisal Institute:  Regional Delegate, 1995;
                                                   Regional Alternate 1996;
                                                   Admissions Committee, 1995,
                                                        Co-Chair 1996;
Young Advisory Council of the Appraisal Institute: Delegate, 1991 & 1992 National Association of Realtors; Ohio Association of Realtors
City Of Grandview Heights, Ohio:  Ad Hoc Steering Committee to Develop a
   Comprehensive Plan, 1995 & 1996

Addendum III

Engagement Letter

(INFORMATION DEEMED CONFIDENTIAL)

VIA FACSIMILE (614) 486-8933

November 27, 1995

Mr. Steven R. Reynolds, MAI
President
Pinnacle Associates, Inc.
1500 West Third Avenue, Suite 222
Columbus, Ohio  43212

SUBJECT: Northeast Business Campus ("NEBC")
                  Columbus, Ohio

Dear Steven:

We appreciate your response to our request of your appraisal services regarding the property referenced above.

This letter will confirm our understanding that Steven Reynolds, MAI of Pinnacle Associates, Inc. shall perform the following real estate appraisal assignment for USF&G Real Estate Division.

Subject Property
     to be Appraised:               Northeast Business Campus ("NEBC")
                                    Corporate Drive
                                    Columbus, Ohio

Property Description:               Business Campus containing five
                                    office/office-showroom buildings on
                                    20 +\- acres.

Purpose and Function
     of Appraisal: The purpose of the appraisal shall be to estimate the Market Value of the subject property specified above. The function of the appraisal shall be to establish a current Market Value "As Is" for the subject property in regard to the Right of Presentment for the "Fund".

Estimated Value/Date/and
     Interest Appraised:            The Value to be estimated in the appraisal
                                    shall be the Market Value "As Is" of the leased fee interest in the subject property, as of December 1, 1995.
                                    The date of inspection of the subject should be at or around this time period.

Type of Appraisal:                  The type of  appraisal  shall be a full
                                    narrative appraisal report subject to the terms herein and outlined in "Specific
                                    Conditions".

Due Date/Deadlines:                 Three    complete   draft
                                    appraisal  reports,  including  all exhibits
                                    ("Appraisal  Report  Summary"  sheet,  maps,
                                    spreadsheets,     etc.),    but    excluding
                                    photographs,  shall  be  delivered  to USF&G
                                    Real Estate  Division for review by December
                                    27, 1995.  After USF&G Real Estate  Division
                                    has reviewed the draft, mutually agreed upon
                                    revisions,  additions and deletions shall be
                                    incorporated into the final document.  Three
                                    final appraisal reports are due within seven
                                    working days from the date USF&G Real Estate
                                    Division's   final   written   comments  are
                                    received by Pinnacle Associates, Inc.

                                    In the event  that the draft appraisal
                                    reports cannot be delivered to USF&G Real
                                    Estate Division by the due date, Julie C.
                                    Tyler must be notified by
                                    telephone at least one week prior to the date specified herein. A letter must be sent to the aforementioned indicating the reason for not meeting the specified due dates (draft or finals). The revised draft/final due date must be indicated in the letter. The reason for not meeting the due dates and revised due dates must be approved by Julie
                                    C. Tyler. If the reason for not meeting the due dates is not justified and/or if Ms. Tyler has not been informed at least one week prior to the due dates by telephone, a fee reduction of $250 per diem will be imposed for every day the appraisal exceeds the due date.

Appraisal Fee:                      The fee for the  appraisal  assignment,
                                    including all costs related  thereto,  shall
                                    be $7,000. The entire fee shall be due after
                                    three final full narrative appraisal reports
                                    are received by USF&G Real Estate  Division.
                                    Invoices are paid within 30 days after three
                                    final  reports  are  received  and  accepted
                                    under   the   USF&G   Appraisal   Guidelines
                                    attached  as an exhibit  to this  letter and
                                    the  Appraisal   Institute's  Standards  and
                                    Ethic   requirements.   Please   issue   two
                                    original   invoices  along  with  the  final
                                    appraisal report at that time.

Information Necessary for
     Completion of the
     Appraisal:                     The  information   needed  to  complete  the
                                    appraisal   shall  be  coordinated  by  Paul
                                    Berry,  the Asset  Manager of the  property.
                                    His  telephone  number  is  (410)  625-5528.
                                    Exhibit  I  presents  a list of  information
                                    that at a  minimum  would  be  necessary  to
                                    complete  the  appraisal   (obviously,   the
                                    applicability    of   the   information   is
                                    dependent  upon the type of  property  under
                                    appraisement).   This  information  will  be
                                    provided at the  inception of the  appraisal
                                    assignment  within a reasonable time. If the
                                    information   is  not   received   within  a
                                    reasonable time, please call Julie C. Tyler immediately.

Specific Conditions:           o    The appraisal  form,  content,  and scope
                                    shall be prepared in conformity with and are subject to the requirements of the Code of Professional Ethics and Standards of Professional Conduct of the Appraisal
                                    Institute  and the Uniform Standards of
                                    Professional Appraisal Practice.

                               o    USF&G Real Estate Division's guidelines
                                    shall be followed in performing this
                                    appraisal and are presented in Exhibit II.

                               o    The "Appraisal Report Summary" document
                                    (three pages) shall be completed and
                                    presented after the "Table of Contents"
                                    section in each draft and final appraisal report. This summary document is attached to this letter agreement and is labeled as
                                    Exhibit III.

                               o The appraisal shall be prepared using the Cost, Direct Sales Comparison, and Income Approaches (direct capitalization and discounted cash flow analysis) to estimate Value. The three Values must be reconciled to estimate the final Market Value "As Is" for the subject property.

                               o A lease-by-lease analysis shall be performed using a real estate software program (such as Dynalease, Dynamis, Pro-Ject, OFFICE2, Argus, or Realdex) approved by Julie C. Tyler. Market data should be reflected during tenant rollovers. Lease-by-lease data shall be printed and included as an addendum to the draft and final reports.

                               o All the appraisers signing the report must inspect the subject property and comparables.

                               o The appraiser shall identify the marketing time period for the property in the section of the appraisal report where the estimate of Market Value is indicated.

                               o The contracted MAI Appraiser herein attests to the fact that all appraisers signing and working on the appraisal assignment have at a minimum five years of appraisal experience, including appraisals of office/flex type buildings.

                               o When submitting the final reports, you must also include a diskette of the full narrative appraisal report, as well as all addenda items. The software used must be a machine readable version. Further, include another diskette that has all the cash flow assumptions and financial projections contained on the approved software program (a total of two diskettes to be submitted). Please provide a typed comprehensive list of those items in the addenda that are not included on the diskette (i.e., maps, zoning ordinance, copy of deed, etc.). These diskettes are necessary for the Fund SEC filing requirements which this property is a part of.

This appraisal report is for the exclusive use of USF&G Real Estate Division and its client and assignees. Pinnacle Associates, Inc. shall not reveal the appraisal report to any party other than representatives indicated herein with the USF&G Real Estate Division.

If these terms and conditions are acceptable, please execute this letter agreement below and return an original to me by November 30, 1995. Thank you for your attention and we look forward to working with you on this assignment.


Sincerely,




Julie C. Tyler, MAI
Manager, Real Estate Valuations


JCT:jfk
MEMO19\NEBCLtr.doc

Enclosures
cc:      Calvin Thomas, MAI, Legg Mason Realty, Inc.
         Joe Wesolowski
         Paul Berry
         1995 Appraisal File of Northeast Business Campus ("NEBC")


Accepted this __________ day of ________________________, 1995


Appraisal Firm:  PINNACLE ASSOCIATES, INC.


By:  ___________________________________________________________________________


Its:  __________________________________________________________________________

Addendum IV

Evidence of State Certification

Addendum V

Pro-Ject +

NORTHEAST BUSINESS CAMPUS - BLDGS. 1, 2, 3, 4, 5

MNEMONIC REFERENCE TABLE,

PROJECT ASSUMPTIONS REPORT,

LEASE ABSTRACT REPORT,

AVERAGE OCCUPANCY REPORT,

ANNUAL TENANT REVENUE REPORT FOR ALL TENANTS

(INFORMATION DEEMED CONFIDENTIAL)

Addendum VI

Marshall's Cost Calculation

Addendum VII

Floor Plans

Addendum VIII

Zoning Information